Exhibit 2.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Share Purchase Agreement

among

Stereotaxis, Inc.,

Access Point Technologies EP, Inc.

and

APT Holding Company, Inc.

Dated as of May 11, 2024

i

Article VI Representations and Warranties of Purchaser	41
6.1 Organization; Good Standing; Authority	41
6.2 No Conflicts; Consents	41
6.3 Investment Purpose	41
6.4 SEC Reports	42
6.5 Purchaser Common Stock	42
6.6 Financial Statements	42
6.7 Capitalization of Purchaser	42
6.8
6.8 Brokers	42

Article VII Covenants	43
7.1 Conduct of Business Prior to the Closing	43
7.2 Access to Information	45
7.3 Reasonable Best Efforts; Third Party Consents	45
7.4 Seller’s Disclosure Schedule Updates	45
7.5 Stockholder Meeting.	46
7.6 Tax Matters	46
7.7 Expenses; Transfer Taxes	49
7.8 Further Assurances; No Avoidance	49
7.9 Publicity	49
7.10 Seller Release	50
7.11 Certain Restrictions	50
7.12 Exclusivity.	51
7.13 Resale Registration Statement.	52
7.14 NYSE American Listing.	53
7.15 Debt Restructuring	53
7.16 D&O Tail Policy..	54

Article VIII Closing Deliverables	54
8.1 Seller’s Closing Deliveries	54
8.2 Purchaser Closing Deliveries	56

Article IX	56

Conditions Precedent	56
9.1 Conditions to Obligations of All Parties	56
9.2 Conditions to Obligations of Purchaser	56
9.3 Conditions to Obligations of Seller	57
9.4 Frustration of Closing Conditions	58

ii

Article X Termination	58
10.1 Termination	58
10.2 Effect of Termination	58

Article XI Survival; Indemnification	60
11.1 Survival	60
11.2 Indemnification by Seller	60
11.3 Indemnification by Purchaser.	62
11.4 Claim Notice	62
11.5 Exclusive Remedy; No Double Recovery	66
11.6 Specific Performance	66
11.7 Indemnification in Case of Strict Liability or Indemnitee Negligence	66
11.8 Determination of Losses	66
11.9 Treatment of Indemnity Payments for Tax Purposes	66
11.10 Payment or Reimbursement of Losses	66

Article XII [Reserved]	67

Article XIII General Provisions	67
13.1 Seller’s Disclosure Schedule	67
13.2 Assignment	67
13.3 No Third-Party Beneficiaries	67
13.4 Notices	67
13.5 Counterparts	68
13.6 Entire Agreement; Exclusivity of Agreement	68
13.7 Amendments	68
13.8 Severability	68
13.9 Governing Law; Venue; Waiver of Jury Trial	68
13.10 Waiver in Writing	69
13.11 Attorneys’ Fees and Expenses	69
13.12 Construction	69

APPENDICES, EXHIBITS, AND SCHEDULES

Appendices

Appendix A	Defined Terms
Appendix B	Notice Addresses

Exhibits

Exhibit A	Form of Securities Assignment
Exhibit B	Form of Voting and Support Agreement

Schedules

Schedule 8.1(e)	Third-Party Consents
Schedule 11.3(a)(iv)	Tax Indemnity Matters

iii

Seller’s Disclosure Schedule

Section 1.1	Permitted Encumbrances
Section 4.2	Title to Acquired Shares
Section 4.4	Seller’s Consents and Authorizations
Section 4.8(i)	Seller’s Residence Addresses
Section 5.1	Foreign Qualification
Section 5.2(a)	Company Capitalization
Section 5.2(g)	Redemptions and Voting Agreements
Section 5.4(a)	No Conflicts
Section 5.4(c)(1)	Consents and Authorizations
Section 5.4(c)(2)	Consents and Authorizations (Governmental)
Section 5.5(a)(1)	Financial Statements
Section 5.5(a)(2)	Fair Presentation of Financial Statements
Section 5.5(b)	Working Capital Exceptions to GAAP
Section 5.5(c)	Accounts Receivable Aging
Section 5.5(d)	Accounts Payable Aging
Section 5.5(e)	Accrued Liabilities
Section 5.6(c)	Disclosed Liabilities
Section 5.7	Absence of Changes or Events
Section 5.8	Indebtedness
Section 5.9	Deposits
Section 5.10(b)	Owned Real Property
Section 5.10(c)	Leased Real Property
Section 5.10(d)	Real Property Permits
Section 5.11(a)	Company Intellectual Property
Section 5.11(b)	Intellectual Property Claims
Section 5.11(d)	Intellectual Property Assignment Agreements
Section 5.12(a)	Material Contracts
Section 5.12(c)	Related Party Agreements
Section 5.12(d)	Government Contract Exceptions
Section 5.13(a)	Insurance Policies
Section 5.13(b)	Insurance Exceptions
Section 5.14(a)(i)	Legal Proceedings
Section 5.14(a)(ii)	Uninsured Legal Proceedings
Section 5.15(a)	Compliance with Laws
Section 5.15(b)	Permits
Section 5.16	Taxes
Section 5.16(g)	Contested Tax Matters
Section 5.17(a)	Benefit Plans
Section 5.17(g)	Certain Payments
Section 5.17(k)	Self-funded or Self-insured Benefit Plans
Section 5.18(a)	Employee List
Section 5.20(a)	Client Relations
Section 5.20(b)	Client Exceptions
Section 5.21(a)	Vendors and Suppliers
Section 5.21(b)	Vendors and Suppliers Exceptions
Section 5.23(a)	Warranties
Section 5.23(b)	Potential Product Claims
Section 5.23(c)	Warranty Claims
Section 5.24(a)	Affiliate Transaction
Section 5.24(b)	Affiliate Receivables and Payables
Section 5.26	Bank Accounts

iv

sHARE purchase agreement

This Share Purchase Agreement (this “Agreement”), dated as of May 11, 2024 (the “Effective Date”), is among Stereotaxis, Inc., a Delaware corporation (“Purchaser”); Access Point Technologies, Inc., a Minnesota corporation (the “Company”); and APT Holding Company, Inc., a Minnesota corporation (“Seller”). Purchaser, Seller and the Company are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

Preliminary Statements

A. Seller will be, at the effectiveness of its subsidiary merger with and into the Company under Section 302A.626 of the Minnesota Business Corporation Act (the “Seller Reorganization”), the holder of record and beneficial owner of 100% of the issued and outstanding capital stock of the Company, which represents the only Equity Securities of the Company (the “Acquired Shares”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase, all of the Acquired Shares in exchange for the Purchase Price.

C. As a condition and inducement to Purchaser entering into this Agreement, Steve Berhow, Tim Hanson and Corey Teigen, in their capacity as stockholders of Seller following the holding company reorganization completed prior to the execution and delivery of this Agreement, have concurrently herewith entered into one or more Voting and Support Agreements (the “Voting and Support Agreements”) in the form attached hereto as Exhibit B in connection with the transactions contemplated hereby.

Agreement

In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
Definitions; Interpretation

1.1 Definitions. Capitalized terms and other terms used in this Agreement have the respective meanings set forth in Appendix A.

1.2 Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “Recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedules to this Agreement, and not to any particular article, section, preamble, recital, or other subdivision of this Agreement, or appendix, exhibit, schedule, or disclosure schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form includes any other gender; (f) any word in the singular form includes the plural and vice versa; (g) except for references in Seller’s Disclosure Schedule, references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement; (h) references to any Law are to it as amended, modified, supplemented, and restated as of the date of this Agreement, and, unless the context requires otherwise, any reference to any statute will be deemed also to refer to all rules and regulations promulgated thereunder; (i) except for references in Seller’s Disclosure Schedule, references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and (k) references to copies of documents that have been delivered, provided or made available to Purchaser means copies of those documents made available in the Data Room to Purchaser and its Representatives at least one day prior to the date of this Agreement. If interest is to be computed under this Agreement, it will be simple interest computed on the basis of a 360-day year of twelve 30-day months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any financial or accounting term that is not otherwise defined in this Agreement has the meaning given such term under GAAP.

2

Article II
Purchase and Sale of Acquired Shares

2.1 Purchase and Sale of Acquired Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will transfer, sell, and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser will purchase and accept delivery of, the Acquired Shares in exchange for the Upfront Stock Consideration delivered by or on behalf of Purchaser to Seller. To the extent requested by Purchaser, Seller shall provide an allocation of the Upfront Stock Consideration and the Earnout Consideration as between outstanding shares of common and preferred stock of the Company that comprise the Acquired Shares.

2.2 Total Consideration. The aggregate consideration to be paid by Purchaser to Seller for the purchase of the Acquired Shares and the other Contemplated Transactions (the “Purchase Price”) will be: (i) the Upfront Stock Consideration; plus (ii) Global Revenue Earnout Consideration, if any; plus (iii) US Revenue Earnout Consideration, if any; plus (iv) Regulatory Milestone Payments, if any. The Upfront Stock Consideration, as described in Section 2.2, shall amount to Purchaser Common Stock with a value of $3,000,000, and the aggregate Earnout Consideration, as described in Section 2.5, may amount to a total value of up to $24,000,000.

2.3 Upfront Stock Consideration. The Upfront Stock Consideration means Purchaser Common Stock with a value of $3,000,000 (Three Million US Dollars), based upon the average of the closing per share price of Purchaser Common Stock for each of the five trading days ending on the second Business Day prior to the Closing Date, rounded down to the nearest whole share.

2.4 Purchase Price Adjustment.

(a) General. The Purchase Price will be subject to adjustment following the Closing in accordance with this Section 2.4. For clarity, all references to calculations in accordance with GAAP in this Section 2.4 shall be without regard to any exceptions noted on Section 5.5(b) of Seller’s Disclosure Schedule.

(b) Preparation of Closing Balance Sheet and Closing Working Capital Amount. As promptly as practicable, but not later than 180 days after the Closing Date, or such later date as Purchaser and Seller agree in writing, Purchaser shall prepare and deliver to Seller a written notice (the “Closing Working Capital Notice”) containing (i) a consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), calculated in accordance with GAAP; (ii) Purchaser’s calculation of the Working Capital of the Company as of the Closing Date determined in accordance with GAAP (such amount, the “Closing Working Capital Amount”); and (iii) Purchaser’s calculation of Closing Date Indebtedness and unpaid Seller Transaction Expenses. Seller will have a period of 45 days (the “Review Period”) following delivery of the Closing Working Capital Notice to review the Closing Balance Sheet, the Closing Working Capital Amount, the Closing Date Indebtedness and the unpaid Seller Transaction Expenses set forth in the Closing Working Capital Notice. Seller and its accountants may make inquiries of, and receive supporting documentation from, Purchaser, the Company, and their respective accountants and employees regarding questions concerning, or disagreements with, the Closing Balance Sheet, the Closing Working Capital Amount, the Closing Date Indebtedness and/or the unpaid Seller Transaction Expenses set forth in the Closing Working Capital Notice, arising in the course of its review thereof, provided that such inquiries do not unreasonably interfere with the operations of Purchaser or the Company, and Purchaser shall use, and shall cause the Company to use, Commercially Reasonable Efforts to cause any such accountants and employees to cooperate with and respond to such inquiries as promptly as practicable.

3

(c) Acceptance by Seller. If (i) at any time during the Review Period, Seller notifies Purchaser in writing of its acceptance of Purchaser’s estimate of the Closing Working Capital Amount, or amounts of the Closing Date Indebtedness, or the unpaid Seller Transaction Expenses set forth in the Closing Working Capital Amount Notice, or (ii) Seller fails to deliver a timely Objection Notice in accordance with Section 2.4(d), then such Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital Amount” and/or final amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, for purposes of this Agreement.

(d) Disagreement by Seller. If Seller disagrees with Purchaser’s Closing Balance Sheet, Purchaser’s calculation of the Closing Working Capital Amount or amounts of the Closing Date Indebtedness, or the unpaid Seller Transaction Expenses, as the case may be, set forth in the Closing Working Capital Notice, then prior to the expiration of the Review Period, Seller may deliver a notice to Purchaser disagreeing with such specific calculation and setting forth Seller’s objection(s) to Purchaser’s calculation of the Closing Balance Sheet, the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, or the unpaid Seller Transaction Expenses, as the case may be (an “Objection Notice”). The Objection Notice must specify, (i) in reasonable detail, those items or amounts as to which Seller disagrees and the reason(s) for such disagreement(s), together with any supporting documentation available to Seller and (ii) Seller’s calculation of the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be. Any particular amounts or items contained in the Closing Working Capital Notice or the Closing Balance Sheet that are not specifically objected to by Seller in the Objection Notice will be deemed accepted by Seller and Seller and will be final, binding, and conclusive on all Parties. If Seller does not timely deliver an Objection Notice, Purchaser’s calculation of the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, in the Closing Working Capital Notice will be deemed final, binding, and conclusive on all Parties.

(e) Dispute Resolution.

(i) If Seller delivers a timely Objection Notice in accordance with Section 2.4(d), Purchaser and Seller shall, during the 30 days following such delivery, use Commercially Reasonable Efforts to reach agreement on the disputed items or amounts in order to determine a mutually agreeable Closing Balance Sheet, Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be. If, during such period, Purchaser and Seller agree as to the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, then Purchaser and Seller (on behalf of Seller) shall execute a written acknowledgement of such amount and the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, so agreed upon will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital Amount” and/or final amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, for purposes of this Agreement. If, during such period, Purchaser and Seller are unable to reach agreement, then the disputed items will be resolved by the Accountant.

4

(ii) Within 20 days of the retention of the Accountant, Purchaser and Seller shall jointly submit the matter to the Accountant and instruct the Accountant that it: (A) will act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with GAAP and in a manner consistent with the provisions of this Agreement, only the matters specified in the Objection Notice that remain in dispute; (B) shall adjust the calculation of Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, based thereon to reflect such resolution; (C) may not determine an amount of the Closing Working Capital Amount, Closing Date Indebtedness, or unpaid Seller Transaction Expenses, as the case may be, in excess of that claimed by Seller or less than that claimed by Purchaser; (D) shall deliver to Purchaser and Seller, as promptly as practicable and in any event within 75 days following the submission of the matters that remain in dispute to the Accountant for resolution, a written report setting forth the Accountant’s determination of the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, and the calculations thereof; and (E) may not engage in ex parte communications with either Purchaser or its Representatives, on the one hand, or Seller or its Representatives, on the other hand, without the other party’s express written consent. Purchaser and Seller each will have the right to submit written information to the Accountant in support of their respective positions, provided that, when doing so, it provides a copy of such written information to the other Party as well as the Accountant. The Parties acknowledge and agree that if any dispute is submitted to the Accountant pursuant to this Section 2.4(e), the Closing Working Capital Amount and/or amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, determined by the Accountant will be final, binding and conclusive and will be deemed to be the “Final Closing Working Capital Amount” and/or final amounts of the Closing Date Indebtedness, and/or the unpaid Seller Transaction Expenses, as the case may be, for purposes of this Agreement.

(iii) The cost of such review and report (including any retainer) will be borne (A) by Purchaser if Seller’s aggregate calculation of Closing Working Capital Amount and amounts of the Closing Date Indebtedness, and the unpaid Seller Transaction Expenses, as the case may be, is closer to the Final Closing Working Capital Amount and final amounts of the Closing Date Indebtedness, and the unpaid Seller Transaction Expenses, as the case may be, calculated by the Accountant, or (B) Seller if Purchaser’s aggregate calculation of Closing Working Capital Amount and amounts of the Closing Date Indebtedness, and the unpaid Seller Transaction Expenses, as the case may be, is closer to the Final Closing Working Capital Amount and final amounts of the Closing Date Indebtedness, and the unpaid Seller Transaction Expenses, as the case may be, calculated by the Accountant. Any retainer charged by the Accountant will be paid 50% by Purchaser and 50% by Seller, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.

(f) Adjustment of Purchase Price.

(i) Closing Working Capital. If the Final Closing Working Capital Amount, as determined pursuant to this Section 2.4, is:

(A) less than $25,000 or more, then Purchaser shall have the right to offset such amounts from any Earnout Consideration; or

(B) $25,000 or more, then there will be no adjustment.

(ii) Closing Date Indebtedness. If the final amount of the Closing Date Indebtedness, as determined pursuant to this Section 2.4, is greater than $0.00, then Seller shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the amount by which the amount of the final Closing Date Indebtedness exceeds $0.00.

(iii) Unpaid Seller Transaction Expenses. If the final amount of the unpaid Seller Transaction Expenses, as determined pursuant to this Section 2.4, is greater than $0.00, then Seller shall pay to Purchaser by wire transfer of immediately available funds an amount equal to the amount by which the amount of the final unpaid Seller Transaction Expenses exceeds $0.00, and upon receipt thereof Purchaser shall pay or cause to be paid such unpaid Seller Transaction Expenses.

5

(g) Cooperation. Each of Purchaser, Company, and Seller will, and will use its respective Commercially Reasonable Efforts to cause its respective accountants to, cooperate and assist as requested in the preparation of the Closing Balance Sheet and the calculation (including the estimates) of the Closing Working Capital Amount, the Final Closing Working Capital Amount, Closing Date Indebtedness, and the unpaid Seller Transaction Expenses by the other Party and the Accountant, including the making available to the extent necessary of books, records, work papers, and personnel.

2.5 Earnout Consideration.

(a) Revenue Earnout Consideration. If in any Revenue Earnout Period, the Earnout Measurement sets forth a final calculation of APT Product Global Revenues equal or greater than to the Threshold Global Revenue set forth in the chart below for such period (the “Applicable Threshold Global Revenue”), then Purchaser will deliver, or cause to be delivered, to Seller, by deposit with Purchaser’s transfer agent, a number of shares of Purchaser Common Stock with an aggregate value equal to (i) $1,000,0000 plus (ii) an amount equal to (x) $1,000,0000 multiplied by (y) a fraction (1) with a numerator equal to the amount by which the Earnout Measurement exceeds the Applicable Threshold Global Revenue for such period and (2) a denominator equal to the amount by which the Maximum Global Revenue exceeds the Applicable Threshold Global Revenue for such period (such amount, the “Global Revenue Earnout Consideration”); provided, however, that the Global Revenue Earnout Consideration may not exceed an aggregate of $2,000,000.00 for any Revenue Earnout Period.

If in any Revenue Earnout Period, the Earnout Measurement sets forth a final calculation of APT Product US Revenues equal or greater than to the Threshold US Revenue set forth in the chart below for such period (the “Applicable Threshold US Revenue”), then Purchaser will deliver, or cause to be delivered, to Seller, by deposit with Purchaser’s transfer agent, a number of shares of Purchaser Common Stock with an aggregate value equal to (i) $1,000,0000 plus (ii) an amount equal to (x) $1,000,0000 multiplied by a fraction (1) with a numerator equal to the amount by which the Earnout Measurement exceeds the Applicable Threshold US Revenue for such period and (2) a denominator equal to the amount by which the Maximum US Revenue exceeds the Applicable Threshold US Revenue for such period (such amount, the “US Revenue Earnout Consideration”); provided, however, that the Global Revenue Earnout Consideration may not exceed an aggregate of $2,000,000.00 for any Revenue Earnout Period.

All amounts in US$, in millions	Revenue Earnout Period 1		Revenue Earnout Period 2		Revenue Earnout Period 3		Revenue Earnout Period 4		Revenue Earnout Period 5
APT Product Global Revenue
Threshold Global Revenue	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Maximum Global Revenue	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
APT Product US Revenue
Threshold US Revenue	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]
Maximum US Revenue	$	[***]	$	[***]	$	[***]	$	[***]	$	[***]

(b) Regulatory Milestone Consideration. With respect to each of the following milestones (each a “Regulatory Milestone”) that is achieved in accordance with the terms and limitations applicable to such Regulatory Milestone, the Purchaser will deliver, or cause to be delivered to Seller, by deposit with Purchaser’s transfer agent, an aggregate amount of Purchaser Common Stock equal to the applicable milestone payment (each a “Regulatory Milestone Earnout Payment”), to be made to the Seller in the manner set forth below and otherwise in accordance with the terms of this Agreement:

Regulatory Milestones	Regulatory Milestone Earnout Payments
FDA Regulatory Approval of a Robotically-Navigated Map-iT Catheter on or before the end of the Regulatory Approval Milestone Period	$1,000,000
FDA Regulatory Approval of a Vascular Guidance Catheter on or before the end of the Regulatory Approval Milestone Period	$1,000,000
European CE Mark Regulatory Approval of a Robotically-Navigated Map-iT Catheter on or before the end of the Regulatory Approval Milestone Period	$1,000,000
European CE Mark Regulatory Approval of a Vascular Guidance Catheter on or before the end of the Regulatory Approval Milestone Period	$1,000,000

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Within ten (10) Business Days of written receipt by Purchaser, the Company, or any of their respective Affiliates of FDA Regulatory Approval or European CE Mark Regulatory Approval of a Robotically-Navigated Map-iT Catheter or a Vascular Guidance Catheter, as the case may be (each an “Regulatory Earnout Notice Date”), Purchaser shall deliver to Seller a written statement advising of such approval and Purchaser shall deliver, or cause to be delivered, within three Business Days thereafter, the Regulatory Milestone Earnout Payment to Seller by issuance to Seller of Purchaser Common Stock, with the value thereof based on the average closing per share price of Purchaser Common Stock for each of the five trading days ending on the second Business Day prior to the Regulatory Earnout Notice Date, rounded down to the nearest whole share; provided that in the event that Purchaser determines that it will make open market repurchases of Purchaser Common Stock in order to acquire all or a portion of the Purchaser Common Stock to satisfy the delivery thereof pursuant to this subsection, Purchaser shall provide written notice to Seller of such election and shall instead deliver, on the date that is 32 Business Days after such notice of election, an aggregate amount of shares of Purchaser Common Stock with the value in respect of such Regulatory Milestone Earnout Payment that is based on the volume-weighted average trading price per share of Purchaser Common Stock as reported by Bloomberg L.P. for the thirty (30) trading days ending on the second Business Day prior to the date of delivery of such shares.

(c) Revenue Earnout Determination.

(i) Within 60 days following the end of any Revenue Earnout Period (or 90 days if a Revenue Earnout Period ends on December 31 of any year) (each a “Revenue Earnout Notice Date”), Purchaser shall deliver to Seller a written statement setting forth the proposed calculation of the Company’s APT Product Global Revenues and APT Product US Revenues for such Revenue Earnout Period, together with supporting schedules as reasonably requested by Seller (each a “Proposed Revenue Earnout Measurement” and the final calculation of Eligible Company Earnout Revenues for the applicable Revenue Earnout Period as determined pursuant to this Section 2.5, an “Revenue Earnout Measurement”). After delivery of a Proposed Revenue Earnout Measurement, Seller and its accountants shall be permitted reasonable access during normal business hours to review the Company’s books and records (excluding any privileged work papers) related to the preparation of such Proposed Revenue Earnout Measurement. Seller and its accountants may make inquiries of Purchaser, the Company, and their respective accountants and employees regarding questions concerning or disagreements with such Proposed Revenue Earnout Measurement arising in the course of its review thereof, and Purchaser shall use, and shall cause the Company to use, Commercially Reasonable Efforts to cause any such accountants and employees to cooperate with and respond to such inquiries as promptly as practicable.

(ii) If Seller disagrees in any respect with Purchaser’s calculation of a Proposed Revenue Earnout Measurement, Seller may deliver a dispute notice (the “Dispute Notice”) to Purchaser within 15 days of receiving such Proposed Revenue Earnout Measurement.

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(iii) If Seller does not deliver a Dispute Notice to Purchaser within 15 days of receiving a Proposed Revenue Earnout Measurement, then such Proposed Revenue Earnout Measurement will be the Revenue Earnout Measurement for the applicable Revenue Earnout Period.

(iv) If Seller does deliver a Dispute Notice to Purchaser (which Dispute Notice must set forth, in reasonable detail, (A) the items and amounts in dispute and an alternative amount for each such disputed item and (B) a calculation by Seller of the Revenue Earnout Measurement for the applicable Revenue Earnout Period) within such 15-day period commencing on the date that Seller receives the Proposed Revenue Earnout Measurement for such Revenue Earnout Period from Purchaser, Purchaser and Seller shall exercise Commercially Reasonable Efforts to resolve the dispute during the 15-day period commencing on the date Purchaser receives such Dispute Notice from Seller (the “Resolution Period”), which Resolution Period may be extended by the mutual written agreement of Purchaser and Seller.

(v) The only bases on which Seller may dispute any matter in any Proposed Revenue Earnout Measurement are: (A) the inaccuracy of such matter, whether factually or numerically, or (B) that such Proposed Revenue Earnout Measurement, or any element thereof, or both, are not prepared as provided in this Agreement.

(vi) If Purchaser and Seller do not obtain a final resolution within the Resolution Period, then the items in dispute will be submitted immediately to the Accountant for binding resolution. Seller and Purchaser shall act in good faith to execute such engagement letters and other documents as will be necessary to engage the Accountant within 10 days but in no event later than 20 days after the expiration of the Resolution Period. Purchaser and Seller shall jointly instruct the Accountant that it: (A) will act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with GAAP and this Agreement, only the matters specified in any timely delivered a Dispute Notice that remain in dispute; (B) will adjust the calculation of the Proposed Revenue Earnout Measurement to reflect such resolution; (C) may not determine an amount of Revenue Earnout Revenues for any Revenue Earnout Period in excess of that claimed by Seller or less than that claimed by Purchaser for such Revenue Earnout Period; (D) will deliver to Purchaser and Seller a written decision of its calculation of the Revenue Earnout Measurement as promptly as practicable and, in any event, within 75 days following the submission of the matters that remain in dispute to the Accountant for resolution; and (E) may not engage in ex parte communications with either Purchaser or Seller or any Representative of the foregoing without the other’s express written consent. Purchaser and Seller each shall have the right to submit written information to the Accountant in support of their respective positions, provided that, when doing so, it provides a copy of such written information to the other Party as well as the Accountant.

(vii) The cost of such review and written decision will be borne (A) by Purchaser if Seller’s aggregate calculation of the Revenue Earnout Measurement is closer to the Revenue Earnout Measurement calculated by the Accountant, or (B) by Seller if Purchaser’s aggregate calculation of the Revenue Earnout Measurement is closer to the Revenue Earnout Measurement calculated by the Accountant. Any retainer charged by the Accountant will be paid 50% by Purchaser and 50% by Seller, with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.

(viii) If applicable, and subject to Section 2.5(d), within seven (7) Business Days after final determination of the Revenue Earnout Measurement for such Revenue Earnout Period pursuant to this Section 2.5(a), Purchaser or the Company shall deliver, or cause to be delivered, any such Global Revenue or US Revenue Earnout Consideration (if any) to Seller (on behalf of and for distribution, as applicable, to Seller) by issuance to Seller of a number of shares of Purchaser Common Stock, with the aggregate value thereof equal to such Global Revenue or US Revenue Earnout Consideration, as the case may be, based on the average closing per share price of Purchaser Common Stock for each of the five trading days ending on the second Business Day prior to the Revenue Earnout Notice Date, rounded down to the nearest whole share; provided that in the event that Purchaser determines that it will make open market repurchases of Purchaser Common Stock in order to acquire all or a portion of the Purchaser Common Stock to satisfy the delivery thereof pursuant to this subsection, Purchaser shall provide written notice to Seller of such election and shall instead deliver, on the date that is 32 Business Days after such notice of election, an aggregate amount of shares of Purchaser Common Stock with the value in respect of such Global Revenue and/or US Revenue Earnout Consideration, as the case may be, that is based on the volume-weighted average trading price per share of Purchaser Common Stock as reported by Bloomberg L.P. for the thirty (30) trading days ending on the second Business Day prior to the date of delivery of such shares.

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(d) Purchaser shall have the right to offset any Earnout Consideration for indemnity claim amounts on the terms and conditions set forth in Article XI.

(e) During the Revenue Earnout Periods, Purchaser shall operate the Company and the Business in a commercially reasonable manner and hereby agrees not to take any action during the Revenue Earnout Periods which has as its intended purpose the diminution of the Earnout Consideration, provided that Purchaser shall use Commercially Reasonable Efforts to conduct the operational aspects of Company’s Business as conducted prior to the Closing Date, taken as a whole, including maintaining relationships with customers, suppliers, independent contractors, Governmental Entities, and others having business dealings with it consistent with the Company’s practice prior to the Closing Date. Subject only to the first sentence of this Section 2.5(e), the Parties acknowledge and agree that, from and after the Closing, Purchaser shall have the complete right, power and authority to operate and control the Company and each of Purchaser’s, Purchaser’s Affiliates’ and the Company’s business (including the Business) and its and their respective operations and all key business decisions (including any and all decisions relating to the integration of the Business into the business and operations of Purchaser and its Affiliates, any acquisitions, dispositions, purchases or sales of equity or assets and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, developing new businesses or divisions, service offerings and pricing, employee hiring and retention, subcontracting authority and facilities management) in any manner as it shall determine in its sole and absolute discretion, regardless of the impact on any Earnout Consideration.

(f) Notwithstanding anything in this Agreement to the contrary, in no event shall the number of shares of Purchaser Common Stock issuable under this Agreement exceed the Share Cap without obtaining approval of Purchaser’s stockholders pursuant to the Rules of the NYSE American.

(g) Change of Control of Purchaser.

(i) In the event a Change of Control of Purchaser occurs prior to September 30, 2029, then a portion of the Earnout Consideration equal to the COC Value shall be deemed vested prior to the Change of Control. Prior to or simultaneously with the closing of such Change of Control of Purchaser, Purchaser will deliver, or cause to be delivered, to Seller, by deposit with Purchaser’s transfer agent, a number of shares of Purchaser Common Stock with an aggregate value equal to the COC Value, based on the per share value of the per share consideration to which Purchaser’s stockholders in such Change of Control transaction are entitled.

(ii) The “COC Value” means, as of immediately prior to any such Change of Control of Purchaser, the fair value of (i) the previously unpaid amount of Global Revenue Earnout Consideration and US Revenue Earnout Consideration beginning in the Revenue Earnout Period in which the Change of Control occurs and for any subsequent Revenue Earnout Period(s), and (ii) any previously unpaid Regulatory Milestone Payments, in each case based on a probability-weighted average estimate based on multiple scenarios varying in timing and amount of earnout payment, discounted to its net present value taking into account expected time when earnout would become payable through September 30, 2029.

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(iii) Purchaser shall provide written notice (a “COC Notice”) to Seller as soon as reasonably practicable prior to the consummation of a Change of Control, and the Parties agree as promptly as practicable thereafter, but not more than fifteen (15) days, to mutually select and retain the services of a third party valuation expert to determine the COC Value, provided that the Parties may elect to negotiate in good faith to determine a COC Value without referring to a valuation expert and provided further that Purchaser may enter into and consummate a Change of Control subject to a reservation or escrow of Purchaser Common Stock to satisfy the requirement to deliver the Earnout Consideration in Purchaser Common pursuant hereto.

(iv) Notwithstanding the foregoing, to the extent that any acquiror of Purchaser, in the event of an Change of Control that results in Purchaser Common Stock being converted into or exchanged solely for publicly traded securities of its acquiror, Purchaser may consummate such Change of Control Transaction if such acquiror agrees to assume Purchaser’s earnout obligations in this Section 2.5 and to pay the Earnout Consideration, if achieved, solely in shares of public traded stock, so long as such assumption by any Purchaser acquiror does not cause the transactions contemplated hereby to fail to qualify as a tax-free reorganization under the Code as provided in Section 7.6(a) (Intended Tax Treatment).

(h) The number of shares of Purchaser Common Stock deliverable pursuant to this Section 2.5 shall equal the Earnout Stock Consideration Value.

(i) Defined Terms Used in this Section.

(i) “Annual Net Sales of APT Products” means the total amounts billed or invoiced on sales of APT Products during any Revenue Earnout Period by a Selling Entity Ito Third Parties (including wholesalers or distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to APT Products for the amounts accrued and subsequently adjusted for actual amounts allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to a Selling Entity:

(A) trade, cash and quantity discounts;

(B) discounts, price reductions, chargebacks or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to a Governmental Entity or other payees;

(C) Taxes on sales (such as sales, use value added, or other similar Taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(D) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions;

(E) the portion of administrative fees paid during the relevant time period to group purchasing organizations relating to APT Products;

(F) tariffs, import/export duties, customs duties, and other imposts;

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(G) freight, insurance, import/export, and other transportation charges included in the total amount invoiced;

(H) losses, costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred arising out of or resulting from any claim or demand asserted by any Person claiming a contractual right to compensation arising out of, in connection with, or resulting from the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any Person in such Person’s capacity as a securityholder or employee of, or a financial advisor (as identified in the this Agreement) to, the Company), so long as Purchaser is exercising or has exercised reasonable best efforts to defend against any such claim or demand; and

(I) bad debts relating to sales of APT Products, which shall include accounts receivable that have not been collected within 150 days following date of invoice.

Annual Net Sales of APT Products shall not include (i) other contract work for Third Parties or other, non-product sale revenues, or (ii) transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. Annual Net Sales of APT Products shall include the amount of fair market value of all other consideration received by a Selling Entity in respect of APT Products, whether such consideration is in cash, payment in kind, exchange, or other form. Annual Net Sales of APT Products shall be calculated in accordance with the GAAP, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts, as historically and consistently applied by the Purchaser and its Affiliates. If APT Products is sold in combination with any one or more other medical devices or products, and if any APT Products are also sold separately on a commercial basis, then the Annual Net Sales of APT Products attributable to sales of APT Products in any bundle of product sales shall be determined according to the ratio of (I) the price at which APT Products is sold separately to (II) the invoiced amount of any combination of other device or medical products sold in which APT Products is included.

(ii) “APT Product Global Revenues” means, with respect to any date of determination, the Annual Net Sales of APT Products derived from customers located in the United States and located in other jurisdictions outside of the United States over any applicable Revenue Earnout Period ending on such date of determination, as determined on a consolidated basis in accordance with GAAP and calculated in a manner substantially consistent with the calculations for “revenue” in the Purchaser’s audited financial statements, provided that any such revenue, if consisting of currency other than US Dollars, will be calculated using the foreign exchange rates consistent with the preparation of Purchaser’s financial statements.

(iii) “APT Product US Revenues” means, with respect to any date of determination, the Annual Net Sales of APT Products derived from customers located only in the United States in any applicable Revenue Earnout Period ending on such date of determination, as determined on a consolidated basis in accordance with GAAP and otherwise calculated in a manner substantially consistent with the calculations for “revenue” in the Purchaser’s audited financial statements.

(iv) “APT Products” means commercial products of the Company that are available as of the date of this Agreement, that are currently in development by the Company or that are added by the mutual agreement of Purchase and the Seller Representative.

(v) “Covered Catheter” means a Robotically-Navigated Map-iT Catheter or a Vascular Guidance Catheter.

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(vi) “EMA” means the European Medicines Agency and any successor agency thereto.

(vii) “European CE Mark Regulatory Approval” means official written notice of approval by the EMA of a “marketing authorization application” in the European Union, through the centralized procedure, for a Covered Catheter, with authorization granting the Company or Seller the right to market and sell a Covered Catheter in the European Union in accordance with applicable Law. For the avoidance of doubt, European CE Mark Regulatory Approval does not refer to approval in one or more individual countries of the European Union or to a positive opinion by EMA’s Committee for Medicinal Products for Human Use.

(viii) “FDA” means the United States Food and Drug Administration or any successor agency.

(ix) “FDA Regulatory Approval” means official written notice of the approval by the FDA granting the Company or Seller the right to market and sell a Covered Catheter in the United States in accordance with applicable Law.

(x) “Regulatory Approval Milestone Period” means the period commencing as of the Closing Date of this Agreement and ending on the last date of the Revenue Earnout Period.

(xi) “Revenue Earnout Period” means each of the five 12-month periods beginning initially from the first day of the Company’s next fiscal quarter following the Closing Date to the last day of the fourth fiscal quarter following such quarter. By way of example, if the Closing Date is July 15, 2024, then “Revenue Earnout Period 1” means October 1, 2024 through September 30, 2025; “Revenue Earnout Period 2” means October 1, 2025 through September 30, 2026; “Revenue Earnout Period 3” means October 1, 2026 through September 30, 2027; “Revenue Earnout Period 4” means October 1, 2027 through September 30, 2028; and “Revenue Earnout Period 5” means October 1, 2028 through September 30, 2029.

(xii) “Robotically-Navigated Map-iT Catheter” means [***].

(xiii) “Selling Entity” means the Purchaser and its Affiliates.

(xiv) “Vascular Guidance Catheter” means [***].

2.6 Allocation and Distribution. In no event will Purchaser or the Company have any responsibility or liability for the allocation or distribution of the Purchase Price among the equity holders of Seller or the former equity holders of the Company.

2.7 Withholding Tax. Purchaser will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local, provincial, or foreign Tax law. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article III
Closing

3.1 Closing. The purchase and sale of the Acquired Shares will be consummated at a closing (the “Closing”) to take place remotely via the electronic exchange of documents and signatures on a date no later than the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other time and date as shall be agreed in writing by the Parties. Notwithstanding the foregoing and regardless of the time at which funds are actually transmitted, the purchase and sale of the Acquired Shares will be deemed to have been consummated at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”). The issuance of the Upfront Stock Consideration and the deductions to the Upfront Stock Consideration, and the delivery of all Transaction Documents, certificates, and instruments delivered at the Closing, will be deemed to have been delivered simultaneously, and neither the delivery of the Upfront Stock Consideration nor any such Transaction Documents, certificates, and instruments will be deemed delivered or waived until all have been delivered.

3.2 Delivery of Acquired Shares. At the Closing, Seller shall deliver to Purchaser the certificate(s) representing all of the Acquired Shares owned by Seller, free and clear of all Encumbrances, duly endorsed to Purchaser in blank or accompanied by duly executed stock in substantially the form of Exhibit A (the “Securities Assignment”).

3.3 Delivery by Purchaser of Consideration at Closing. At the Closing, Purchaser shall issue to Seller the Upfront Stock Consideration, by restricted book entry at Purchaser’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, Seller (such establishment to occur no less than two Business Days prior to the Closing).

Article IV
Representations and Warranties Relating to Seller

Seller represents and warrants to Purchaser:

4.1 Standing. Seller has the legal capacity to enter into this Agreement. Seller is not a “foreign person” as such term is described in Section 1445 of the Code.

4.2 Title to Acquired Shares. Seller: (i) has good and valid title to and record and beneficial ownership of the Acquired Shares, in each case free and clear of all Encumbrances, other than Permitted Equity Encumbrances; (ii) has not granted any option or other right in or to any of the Acquired Shares; and (iii) other than as contained in the Organizational Documents of the Company, copies of which have been provided to Purchaser, and the Voting and Support Agreements entered into by certain shareholders of Seller in connection with this Agreement, is not a party to any voting trust, voting agreement, shareholder, or other Contract relating to, binding on, or otherwise affecting Seller’s right to freely transfer the Acquired Shares.

4.3 Authority; Execution and Delivery; Enforceability.

(a) Power and Authority. Seller has full power and authority to execute and deliver the Transaction Documents to which Seller is a party, to perform Seller’s obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to Seller, subject to the adoption of this Agreement by the holders of at least a majority in voting power of the outstanding capital stock of Seller as a sale of substantially all of the assets of Seller under applicable Laws (the “Seller Stockholder Approval”). The Seller Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Seller necessary to approve this Agreement or the other transactions contemplated hereby.

(b) Execution and Delivery; Enforceability. Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Purchaser) constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

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4.4 Consents and Authorizations; No Conflicts. The execution, delivery, and performance by Seller of each Transaction Document to which Seller is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) result in a violation or breach of any provision of any Law or Order applicable to Seller; (b) except as contemplated by this Agreement, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which Seller is a party; or (c) result in the creation or imposition of any Encumbrance, other than Permitted Equity Encumbrances, on the Acquired Shares. Except as contemplated by this Agreement, no Consent of, declaration to, filing with, or notice to, any Person or Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of each Transaction Document to which Seller is a party and the consummation of the Contemplated Transactions. Except as expressly set forth in this Agreement and except for any compensation payable and expense reimbursements to Seller in the Ordinary Course of Business, the Company neither owes, nor is obligated, to pay Seller (or any Affiliate(s) of Seller) any amount or owes any other obligation to any of them, and neither Seller (nor any Affiliate(s) of Seller) has any claim of any kind against the Company or any shareholder, director, officer, employee, agent, member, or manager of the Company.

4.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

4.6 Solvency. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any of its properties, assets, or businesses, or any Order to which Seller is subject that (a) challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions, or (b) would result in a Material Adverse Effect. Seller is not Insolvent as of immediately prior to the Closing.

4.7 Proceedings; Orders. There is no Proceeding pending or, to Seller’s Knowledge, threatened, or any outstanding Order against, binding on, or otherwise affecting, Seller that may reasonably be expected to (a) cause, result in, or give rise to, any legal restraint on, prohibition against, or delay of, the Contemplated Transactions, or (b) impair or have any adverse effect on, the ability of Seller to perform its obligations under any Transaction Document to which Seller is a party or to consummate the Contemplated Transactions.

4.8 Investment Representations.

(a) Seller is aware that the Purchaser Common Stock issued pursuant to this Agreement has not been registered under the Securities Act, and that the such Purchaser Common is deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”). Seller also understands that such Purchaser Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s warranties contained in this Article IV.

(b) Seller is obtaining the Purchaser Common Stock issued pursuant to this Agreement for its own account and has no present intention of distributing or selling such Purchaser Common Stock except as permitted under the Securities Act, applicable state securities Laws and the Voting and Support Agreements.

(c) Seller has sufficient knowledge and experience in business and financial matters to evaluate Purchaser, its proposed activities and the risks and merits of an investment in Purchaser Common Stock. Seller has the ability to accept the high risk and lack of liquidity inherent in such an investment.

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(d) Seller has had an opportunity to discuss Purchaser’s business, management and financial affairs with directors, officers and management of Purchaser. Seller has also had the opportunity to ask questions of and receive answers from Purchaser and its management regarding the terms and conditions of an investment in Purchaser Common Stock. Seller understands the significant risks of such an investment.

(e) Seller has the capacity to protect its own interests in connection with the issuance of the Purchaser Common Stock by virtue of its business or financial expertise.

(f) Seller understands that the Purchaser Common Stock issued pursuant to this Agreement must be held indefinitely unless such Purchaser Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, as in effect from time to time, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations. Seller further understands and agrees that an appropriate restrictive legend will be placed on any certificates issued representing shares to be issued pursuant to this Agreement and appropriate stop transfer instructions will be placed with Purchaser’s transfer agent with respect to the transfer of shares issued pursuant to this Agreement.

(g) Seller has satisfied itself as to the full observance of the Laws of its jurisdiction of residence in connection with the receipt of the Purchaser Common Stock pursuant to this Agreement including (i) the legal requirements within its jurisdiction for the receipt of such Purchaser Common Stock, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any government or other Consents that may need to be obtained in connection with such acquisition, and (iv) the Income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or Transfer of such Purchaser Common Stock.

(h) Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(i) Seller is located at the address set forth next to Seller’s name on Section 4.8(i) of Seller’s Disclosure Schedule.

Article V
Representations and Warranties Relating to the Company

Seller represents and warrants to Purchaser:

5.1 Organization and Good Standing.

(a) The Company was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of the State of Minnesota. Copies of the Company’s Organizational Documents as of the Closing have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to such Organizational Documents since the date of delivery.

(b) The Company has full corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted. The Company is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign Entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary. Each jurisdiction where the Company is qualified, authorized, registered, or licensed as a foreign Entity is listed in Section 5.1 of Seller’s Disclosure Schedule.

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5.2 Equity Securities; Capitalization.

(a) Capitalization. The Acquired Shares constitute 100% of the issued and outstanding Equity Securities of the Company. Section 5.2(a) of Seller’s Disclosure Schedule accurately and completely sets forth the capitalization of the Company immediately prior to the Closing, including (i) each class of Equity Securities; and (ii) a list of the full legal names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the percentage and class of Equity Securities owned by each such owner.

(b) Voting Debt. There are no authorized or outstanding bonds, debentures, notes, or other Indebtedness of the Company having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of the Company may vote on or approve (“Voting Debt”).

(c) Subsidiaries. The Company has no Subsidiaries or other investments and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.

(d) Options. Except as set forth in Section 5.2(d) of Seller’s Disclosure Schedule, neither Seller nor the Company has any options or other equity-based awards, issued, and outstanding or authorized for issuance, whether or not presently convertible, exercisable, or exchangeable, or other commitments or undertakings (other than this Agreement) under which the Company is or may become obligated to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, any of its Equity Securities or any security exercisable for, or convertible or exchangeable into, any Equity Securities of the Company or any Voting Debt. Prior to the Effective Time, Seller and the Company shall have caused any options or other rights to acquired any Equity Securities of the Company to have been assumed by the Seller or otherwise canceled by the Company, such that as of the Effective Time, there will be no other shares of the Company’s capital stock subject to any option or other right to acquire any interest in the capital stock of the Company.

(e) No Other Securities. Except for the Acquired Shares, there are no other Equity Securities or debt securities of the Company of any class or series that are issued, reserved for issuance, or outstanding. No former equity owner of the Company, or any of its predecessors, and no former holder of any right to acquire any interest in the Company, or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against the Company.

(f) Validity. The Acquired Shares were duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws. None of the Acquired Shares were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of the Company or the owners of such Equity Securities.

(g) Redemption; Voting Agreements. There are no agreements or outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem, or otherwise acquire any Acquired Shares. Except for the Voting and Support Agreements and as set forth in Section 5.2(g) of Seller’s Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which the Company is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the Acquired Shares.

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5.3 Authority; Execution and Delivery; Enforceability.

(a) Power and Authority. The Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to the Company.

(b) Due Authorization. The execution and delivery by the Company of the Transaction Documents to which it is a party, the Company’s performance of its obligations under such Transaction Documents, and the Company’s consummation of the Contemplated Transactions applicable to it, have been duly authorized by all necessary corporate action of the Company, including any required approvals under applicable Law or the Company’s Organizational Documents.

(c) Execution and Delivery; Enforceability. Each Transaction Document to which the Company is a party has been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

5.4 Consents and Authorizations; No Conflicts. The execution, delivery, and performance by the Company of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Company’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) except as set forth in Section 5.4(c)(1) of Seller’s Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Benefit Plan or Contract to which the Company is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of the Company’s properties or assets. Except as set forth in Section 5.4(c)(2) of Seller’s Disclosure Schedule, no Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.

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5.5 Financial Matters.

(a) Section 5.5(a)(1) of Seller’s Disclosure Schedule sets forth correct and complete copies of (i) the Company’s unaudited financial statements consisting of the consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2023, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2024, and the related statements of income, stockholders’ equity, and cash flows for the four-month period then ended, (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 5.5(a)(2) of Seller’s Disclosure Schedule, the Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated, all applied on a consistent basis throughout the periods involved, subject to the absence of notes and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, none of which are material. The Financial Statements were derived from the books and records of the Company. To the Knowledge of Seller, there has been no, and there does not currently exist any, fraud, nor the existence of or allegation of financial improprieties that involves management of the Company. The balance sheet of the Company as of March 31, 2024, is referred to in this Agreement as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b) Neither the Company nor Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s working capital since December 31, 2022. Since December 31, 2022, all operations of the Company, including working capital, accounting policies, sales and marketing, human resources, and capital expenditures, have been managed in the Ordinary Course of Business and in a manner required to support the on-going operations of the Company. Except as set forth in Section 5.5(b) of Seller’s Disclosure Schedule, all working capital and accounting policies are presented on the Financial Statements in a consistent fashion.

(c) All notes and accounts receivable of the Company reflected on the Interim Balance Sheet or that have arisen since the Interim Balance Sheet Date, except such notes and accounts receivable as have been collected after such date, are valid and enforceable claims and, to the Knowledge of Seller, are not subject to any defense, offset, adjustment, or counterclaim, and none have been threatened in writing, subject in each case to the reserve for bad debts reflected in the Interim Balance Sheet, which has been calculated in a consistent manner. All such notes and accounts receivable of the Company arose in the Ordinary Course of Business from the sale and delivery of goods actually made or the actual provision of services to customers of the Company, none of which, are equity owners or Affiliates of the Company. All of the notes and accounts receivable of the Company are, in the aggregate, collectible within 90 days in full, net of the reserve therefor, in the Ordinary Course of Business, except as provided for in the allowance for doubtful accounts. Section 5.5(c) of Seller’s Disclosure Schedule sets forth a materially accurate aging of all accounts receivable of the Company as of the Interim Balance Sheet Date. Neither the Company nor Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accounts Receivable as of the Closing Date.

(d) Section 5.5(d) of Seller’s Disclosure Schedule sets forth in reasonable detail, including aging by date of invoice, the Company’s updated calculation of its Accounts Payable as of the Closing. Neither the Company nor Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accounts Payable as of the Closing Date.

(e) Section 5.5(e) of Seller’s Disclosure Schedule sets forth in reasonable detail the Company’s updated calculation of its Accrued Liabilities as of the Closing. Neither the Company nor Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accrued Liabilities as of the Closing Date.

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(f) The Company maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that the Company’s transactions are recorded as necessary to permit preparation of the Financial Statements in a consistent manner, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of the Company as of the respective dates and periods thereof.

5.6 No Undisclosed Liabilities. The Company has no Liabilities of the nature required to be disclosed under GAAP, except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law: (a) Liabilities included and reserved against on its Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company since the Interim Balance Sheet Date in the Ordinary Course of Business; or (c) the Liabilities set forth in Section 5.6(c) of Seller’s Disclosure Schedule.

5.7 Absence of Changes or Events. Since December 31, 2023, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, the Company has conducted its business only in the Ordinary Course of Business. Except as set forth by reference to the specific clause below in Section 5.7 of Seller’s Disclosure Schedule, since December 31, 2023, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents or as otherwise approved by Purchaser, the Company has not:

(a) sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $10,000.00 individually or $25,000.00 in any series of transactions, other than in the Ordinary Course of Business;

(b) entered into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $25,000.00 and/or with a term greater than 12 months, which term may not be terminated by the Company upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $10,000.00;

(c) created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d) made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $25,000.00 in the aggregate;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f) to the extent involving more than $25,000.00 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Indebtedness incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness;

(g) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(h) made or authorized any change in its Organizational Documents;

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(i) issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;

(j) declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;

(k) experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $10,000.00 individually or $50,000.00 in the aggregate;

(l) (i) increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions in the Ordinary Course of Business) to, any of its respective employees;

(m) adopted, entered into, become bound by, or amended, modified, or terminated, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(n) other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit-sharing, incentive, severance, or other Benefit Plan, or any employment-related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Benefit Plan, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(o) (i) made any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve amounts, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settled, compromised, or agreed to any adjustment of any Tax liability or attribute; (iii) made, changed, or rescinded any Tax election; (iv) amended any Tax Return; (v) surrendered any right in respect of a refund of Taxes; (vi) entered into any closing or similar agreement with respect to Taxes; or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) instituted or settled any Proceeding;

(q) made any write-off or write-down of or made any determination to write-off or write-down any of its properties and assets in excess of $5,000.00 in the aggregate;

(r) made any material change in the general pricing practices or policies or the credit or allowance practices or policies of the Company, including any discounting or increased credit terms;

(s) outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed on Seller’s Disclosure Schedule;

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(t) excluding via commercially available shrink-wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Company Intellectual Property outside the Ordinary Course of Business;

(u) accelerated the collection of any Accounts Receivable, deferred the payment of any Accounts Payable, or otherwise altered or amended its practices with respect to items affecting working capital;

(v) other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of the Company;

(w) entered into (i) any Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $100,000.00 in the current calendar year;

(x) commenced or terminated any line of business;

(y) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(z) suffered or been threatened in writing with any material adverse change in the business operations or financial condition of the Company, that has had, or would reasonably be expected to have, a Material Adverse Effect;

(aa) entered into any transaction between the Company, on the one part, and any of its Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part; or

(bb) agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

5.8 Indebtedness. Section 5.8 of Seller’s Disclosure Schedule sets forth, with respect to the Company, a correct and complete itemized list of: (a) all Indebtedness of the Company (including the Non-Assumed Indebtedness), the Person to whom such amounts are owed, and the amounts outstanding with respect to such Indebtedness as of the date of this Agreement; and (b) the Seller Transaction Expenses and the Person to whom such amounts are owed. Except as set forth in Section 5.8 of Seller’s Disclosure Schedule, the Company has the unrestricted right to pay or pre-pay all such Indebtedness at its par value without penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement. Neither the Company nor Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Indebtedness or Seller Transaction Expenses.

5.9 Deposits. Section 5.9 of Seller’s Disclosure Schedule is an accurate and complete list of all assets of the Company that constitute an unreturned security or other deposit, surety bond, rights under a letter of credit, collateral pledged to secure an obligation or Liability, prepayment, prepaid expense, claim for refund or right to set off (each, a “Deposit”), including any such Deposits in the possession or control of any lender or third-party financing source of the Company.

5.10 Title to Assets; Real Property.

(a) Title to Assets. The Company has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non-real estate assets reflected in its Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances. All such properties and assets are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the Company’s business. The Company is the only operation through which the Business is conducted, and no similar business is conducted by any Affiliate of the Company or Seller. Such properties and assets constitute all of the tangible personal property and assets necessary for the continued conduct of the Business as currently conducted and are owned or leased (under a valid leasehold arrangement) by the Company and none of such properties and assets are held by any Affiliate of the Company or Seller other than as set forth in Section 5.24 of Seller’s Disclosure Schedule.

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(b) Owned Real Property. The Company neither currently owns, nor has it ever owned, any real property.

(c) Leased Real Property. Section 5.10(c) of Seller’s Disclosure Schedule sets forth a correct and complete list of all real property leased, licensed, or otherwise used or occupied (but not owned) at Closing by the Company (collectively, the “Leased Real Property”) under any lease, sublease, license, concession, or other agreement allowing for occupancy of the Leased Real Property (each, a “Real Property Lease”). The Company has a valid and subsisting leasehold interest in its Leased Real Property, in each case free and clear of all Encumbrances, other than the Real Estate Encumbrances. All such Real Property Leases are in full force and effect, and there are no existing breaches or defaults by, or any events that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or an event of default by, the Company under any Real Property Lease to which it is a party, or, to the Knowledge of Seller, by any other party to any such Real Property Lease. To the Knowledge of Seller, there exists no condition, restriction or reservation that would prevent the Business, and the Company in its operation of the Business after the Closing Date, from enforcing its rights with respect to Leased Real Property after the Closing to the same full extent the Company could if the Contemplated Transactions did not occur. The operations of the Company on the Leased Real Property do not violate any applicable Law. All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company in connection with the past and present operations of the Company and the Business on the Leased Real Property have been lawfully issued to the Company and are, as of the date of this Agreement, and will be following the consummation of the Contemplated Transactions, in full force and effect. The Leased Real Property is in satisfactory operating condition and repair (ordinary wear and tear excepted). Correct and complete copies of the Real Property Leases, including all amendments and modifications thereto, have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to any Real Property Leases since the date of delivery. The Leased Real Property has not been subleased or licensed by the Company, and the Company is the only party in occupancy of the Leased Real Property.

(d) The Company has good and valid title to, or a valid leasehold or licensed interest in all Permits applicable to the Leased Real Property that are set forth on Section 5.10(d) of Seller’s Disclosure Schedule.

5.11 Intellectual Property.

(a) Section 5.11(a) of Seller’s Disclosure Schedule contains a true, correct and complete list of each of the following items of Intellectual Property in which the Company has an ownership interest of any nature, or which is registered in the name of, on behalf of or by the Company: all patents, patent applications, provisional patent applications, trademark registrations, trademark applications, unregistered trademarks, trade names, copyright registrations, copyright applications, and Internet domain name registrations. Section 5.11(a) of Seller’s Disclosure Schedule accurately summarizes, where applicable, the following for each item of scheduled Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, country of origin, and all steps required for the maintenance or protection of such Intellectual Property, including the filing of assignments or declarations from inventors, each of the products or services of the Company that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that are expected to embody, utilize, or be based upon or derived from) such item. The Company exclusively owns all rights, title, and interests in and to the Intellectual Property currently used by the Company or necessary to conduct the Business as currently conducted (the “Company Intellectual Property”), or otherwise has the right or license to use the Intellectual Property currently used by the Company or necessary to conduct the Business as currently conducted (the “Company Licensed Intellectual Property”), free from (i) any Encumbrances (except Permitted Encumbrances), and (ii) any requirement of any past, present or future royalty payments, license fees, charges, or other payments. Except pursuant to a Contract set forth in Section 5.12(a)(xxiii) of Seller’s Disclosure Schedule, the Company has not licensed or granted, and is not otherwise obligated to license or grant any right to, any Person any Company Intellectual Property, nor has the Company otherwise agreed not to assert any such Company Intellectual Property against any Person. All Company Intellectual Property is (i) valid, subsisting, and enforceable, and (ii) in full force and effect (and all renewal and maintenance fees in respect of each item of patented or registered Company Intellectual Property have been duly paid), and no Company Intellectual Property is the subject to any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or threats to commence the same. To the Knowledge of Seller, all Company Licensed Intellectual Property is (i) valid, subsisting, and enforceable, and (ii) in full force and effect (and all renewal and maintenance fees in respect of each item of patented or registered Company Licensed Intellectual Property have been duly paid), and no Company Licensed Intellectual Property is the subject to any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or threats to commence the same.

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(b) Except as set forth in Section 5.11(b) of Seller’s Disclosure Schedule: (i) Company Intellectual Property as currently licensed or used by the Company, the Company’s conduct of the Business as currently conducted, and the Company’s products and services, do not infringe, violate, or misappropriate the Intellectual Property of any Person, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person; and (ii) to the Knowledge of Seller, no Person is infringing, violating, or misappropriating any Company Intellectual Property, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Company Intellectual Property against any third Person.

(c) The Software and Information Systems owned by the Company or leased or licensed for use in the conduct of the Business: (i) are sufficient for the immediate and future needs of the Business as currently conducted and as currently proposed to be conducted, and for their intended function, operation and purposes; (ii) have operated and currently operate in a reasonable manner without material malfunction, unplanned downtime, or disruption or interruption; (iii) are free from any disabling code, time bomb, virus or other malicious or harmful code, and (iv) the Company has taken commercially reasonable actions consistent with other businesses in its industry, to safeguard the Software and Information Systems owned by the Company or used in the conduct of the Business, including protecting its security, continuity and integrity.

(d) Except as set forth in Section 5.11(d) of Seller’s Disclosure Schedule, (i) all Persons who participated in or contributed to the authorship, creation, development, or conception of any Intellectual Property or Company products for or on behalf of, or under the direction or supervision of, the Company in connection with the Business, (ii)all current directors, officers, employees of the Company, and (iii) all contractors, consultants, and agents of the Company with access to the Company’s Trade Secrets, have entered into confidentiality, intellectual property assignment, waiver of moral rights, and proprietary information agreements with and in favor of the Company, and with respect to clause (i), providing for the assignment (via a present grant of assignment) by such Person to the Company of all right, title, and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Company, and, to the Knowledge of Seller, there has not been any breach of any of the foregoing agreements. The Company has taken all actions reasonably necessary to maintain, protect and defend the Company Intellectual Property, including and where applicable, (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing all necessary documents and certificates with the relevant patent, copyright, trademark or other authorities, including statements of use for trademarks, (iii) recording documents of title and releases of liens required to perfect rights in the Company Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, (v) have policed Company Intellectual Property for infringement, misappropriation or other violations, and (vi) using reasonable measures to maintain the secrecy of all of the Company’s Trade Secrets that are material to the Company’s operations and are valuable thereto by virtue of their secrecy. The Company’s Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated for the benefit of any Person and neither the Company nor Seller has received notice (in writing or otherwise) that any of the Company’s Trade Secrets are or have become part of the public knowledge or literature or been used, divulged or appropriated by any Person.

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(e) Upon the Closing, the Company will own and have the valid right to exploit all Company Intellectual Property or be licensed to or otherwise have the valid right to exploit the Company Licensed Intellectual Property as of the Closing Date upon the same terms and subject to the same conditions as exploited by the Company prior to the Closing. There exists no condition, restriction or reservation affecting the title to, rights in, or utility of Company Intellectual Property that would prevent the Company from enforcing or exploiting any of its rights with respect to Company Intellectual Property after the Closing to the same full extent that the Company might do so if the sale and transfer contemplated hereby did not take place.

(f) To the Seller’s Knowledge, the Company is, and during the past three (3) years have been, in compliance, in all material respects, with (i) all Privacy and Information Security Requirements, (ii) their Privacy Notices, and (iii) all contracts relating to the Processing of Personal Information. The Company has reasonable safeguards in place designed to protect Personal Information and other confidential data in its possession or under its control against, loss, theft, or unauthorized disclosure, and requires the same of all vendors that Process Personal Information on its behalf. There have been no material breaches involving Personal Information in the possession or control of the Company or any of its Subsidiaries, and to the Knowledge of Seller there has been no unauthorized or illegal use of or access to any Personal Information, in the past four (4) years. The Company has not notified, nor to the Knowledge of Seller been required to notify, any Person of any information security breach involving Personal Information. Neither the Company, nor any Subsidiary, has received any notice, allegation, complaint or other communication, and there is no pending investigation by any Governmental Entity or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirements by or with respect to the Company or any of its Subsidiaries, in either case that would or would reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect. The Company and/or any of the Subsidiaries have provided all requisite notices and obtained all required consents, and satisfied all other requirements in all material respects (including but not limited to notification to Governmental Authorities), necessary for the Company and/or any of the Subsidiaries’ Processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted. For purposes hereof, “Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable law, all information that identifies an individual or, in combination with any other information or data, is capable of identifying or locating an individual; Personal Information includes (i) “Protected Health Information,” as defined by the Health Insurance Portability and Accountability Act of 1986 (Pub. L. No. 104-191), as amended and the rules and regulations issued thereunder (“HIPAA”), (ii) “Personal Data,” as defined by the EU’s General Data Protection Regulation (“GDPR”), (iii) “Personal Information,” as defined by the California Consumer Privacy Act of 2018 (the “CCPA”), and (iv) similar personal or private information under any other similar state law to the CCPA (“Other State Privacy Law”); “Privacy and Information Security Requirements” means (i) all Laws relating to the Processing of Personal Information, data privacy or information security, including HIPAA, GDPR, CCPA or Other State Law, and the payment card information data security standards; “Privacy Notices” means any internal and external notices, policies, disclosures, or public representations by the Company or any of the Subsidiaries with respect to the Processing of Personal Information or privacy practices; “Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

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(g) There are no problems or defects in the Software owned or used by the Company that prevent such Software from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose. The Company has given Purchaser full access to any and all information, data, and databases in its possession documenting any defects, bugs or problems in such Software.

(h) The Company has not used, combined, incorporated, distributed, or embedded any Open Source Materials, copy left, or community Source Code with or into any of its Software that is generally available or in development in a manner that would impose a requirement or condition that any Intellectual Property necessary to conduct its business as currently conducted or otherwise in its possession (including any portion of its products, platform, or Source Code) (i) be subject to an Open Source License, (ii) prohibits or limits the Company’s freedom to seek full compensation in connection with marketing, licensing, and distributing any products offered by the Company, or (iii) requires the Company to publish or distribute the Source Code to its products or allows any Person or requires that any Person have the right to decompile, disassemble or otherwise reverse engineer any products offered by the Company.

(i) All use and distribution of Open Source Materials utilized in the Software owned or used by the Company is in compliance with the Open Source Licenses applicable to such use and distribution, including all copyright notice and attribution requirements.

(j) Neither the Company nor any other party acting on behalf of the Company has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code owned by the Company. No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery of any Source Code owned by the Company or any other party acting on behalf of the Company, including any such delivery by an escrow agent. The Company has not deposited, nor is or may be required to deposit, with an escrow agent, any Source Code owned by the Company.

(k) The Company has taken commercially reasonable measures to prevent the inclusion of computer code in any of the Software owned by the Company: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system, or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit the Company or any third party to access such Software (except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit the Company or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines, or mechanisms that would cause the Software to damage or corrupt data, storage media, programs, equipment, or communications. No Software owned by the Company currently contains such code or any bug, problem, flaw, or similar issue that may adversely affect the value, functionality, or fitness for the intended purposes of its Software products.

(l) The Company has implemented at least industry standard procedures and practices for the archival, back-up, recovery, and restoration of its material business data.

(m) No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might reasonably be expected to give rise to such a claim insofar as the same relate to the Company. The Company has not had: (i) any data breaches; or (ii) any loss, unauthorized disclosure, or transfer of personal data.

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(n) None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any government authority, public authority, university, corporate sponsor or other third party (“R&D Sponsor”), except as set forth in Section 5.11(n) of Seller’s Disclosure Schedule. None of the employees, consultants or independent contractors of the Company who are or were involved in, or who contributed to, the creation or development of any of the Company Intellectual Property during the time period in which such Person was engaged by the Company for the purpose of such contribution, creation or development of any of the Company Intellectual Property, was an employee of any R&D Sponsor without receiving the approval of the relevant R&D Sponsor to such engagement with the Company, to the extent such approval was required.

5.12 Material Contracts.

(a) Section 5.12(a) of Seller’s Disclosure Schedule sets forth a correct and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 5.15(b) of Seller’s Disclosure Schedule and any Transaction Documents to which Purchaser is a party), to which the Company is a party, under which the Company has any Liability, or by which the Company or any of its assets and properties are bound (collectively and with all amendments, modifications, and supplements thereto, the “Material Contracts”):

(i) any Contract (or series of Contracts) with any (A) current customer of the Company, (B) Material Client, or (C) Governmental Entity (including any Contract that relates to any Liability or obligation of the Company to any Governmental Entity);

(ii) any Contract with a Material Vendor;

(iii) any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months, (B) that results or is reasonably anticipated to result in a material loss or reduction in profitability to Company, or (C) that constitutes a requirements, output, or similar Contract;

(iv) any Contract (or series of Contracts) under which the Company has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Liability outside the Ordinary Course of Business;

(v) any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability;

(vi) any Contract pursuant to which any third party agrees to act as an agent of the Company;

(vii) any Contract that includes any of the following or similar terms: (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;

(viii) any Contract under which the Company gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in-kind incentive;

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(ix) any Contract under which the Company receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in-kind incentive;

(x) any Contract providing for any offset, countertrade, or barter arrangement;

(xi) any Contract containing any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) “most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of the Company, (D) minimum purchase volumes or purchase volume discounts, (E) material “take-or-pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $10,000.00 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non-disclosure terms other than Ordinary Course of Business purchase orders;

(xii) any Contract between or among the Company, on the one hand, and (A) Seller, (B) any Affiliate of the Company or Seller, (C) any directors, managers, or officers of the Company, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;

(xiii) any Contract that (A) relates to Indebtedness, or (B) grants or creates any Encumbrance upon any material assets and properties of the Company;

(xiv) any Contract that constitutes (A) a guaranty of any Indebtedness of any other Person, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

(xv) any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by the Company of an amount in excess of $10,000.00 per Contract;

(xvi) any Contract providing for or relating to (including any review or non-disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by the Company (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving the Company or Seller or any other Person in such Person’s capacity as a direct or indirect owner of the Company;

(xvii) any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party, or (B) consideration payable by the Company;

(xviii) any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating the Company to pay a bonus (or similar payment) as a result of the Contemplated Transactions;

(xix) any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

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(xx) any voting trust or similar agreement relating to any Acquired Shares or any Equity Securities of Seller to which Seller or the Company is a party;

(xxi) any Contract relating to a matter disclosed or required to be disclosed in Section 5.7 of Seller’s Disclosure Schedule;

(xxii) any collective-bargaining arrangement, neutrality agreement, or other Contract of any kind with a labor union or labor organization;

(xxiii) any Contract concerning the use of or restricting the use of any Company Intellectual Property, or under which any third Person has granted to the Company any license to Intellectual Property (other than generally commercially available software products);

(xxiv) any Contract pertaining to the lease of real or personal property;

(xxv) any Contract granting a power of attorney to any Person;

(xxvi) any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 5.12(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $25,000.00 in any 12-month period or $50,000.00 over the term of the Contract, or (B) may not be terminated by the Company on 90 days’ notice or less, (C) is material to the Business or the use of its assets and properties or (D) is not freely assignable without consent of the other party(ies) thereto; and

(xxvii) each material amendment, supplement, and modification in respect of any of the foregoing.

(b) Purchaser has been provided correct and complete copies of each written Material Contract and description (including all material terms) of each oral Material Contract, and no changes have been made to such Material Contracts since the date of delivery. All Material Contracts are valid, binding, in full force and effect, and enforceable against the Company, and, to the Knowledge of Seller, the other parties to such Material Contract. The Company has made all payments and performed all material obligations required to be paid or performed by the Company under any Material Contract to which the Company is a party or bound. Neither the Company, nor, to the Knowledge of Seller, any other Person that is a party to any Material Contract, is in breach of or default under such Material Contract in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default. The Company has not released any of its rights under any Material Contract and no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of Seller, threatened to terminate, cancel, or not renew any Material Contract. Except in the Ordinary Course of Business, the Company is not participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any Material Contract or entry into any new Material Contract applicable to the Company or the real or personal property of the Company.

(c) Except as set forth on Section 5.12(c) of Seller’s Disclosure Schedule, no Seller or any Related Party of Seller (other than the Company), or, to the Knowledge of Seller, any employee of the Company has entered into any Contract or other material business relationship (in each case other than on behalf of the Company as an authorized employee), including as a partner, joint venture party, agent, representative or service provider, with any Person that is, or has at any time over the five-year period ending on the Closing Date been a customer, vendor, supplier, service provider, business partner, or joint venture of the Company.

(d) To the Seller’s Knowledge, except as described in Section 5.12(d) of Seller’s Disclosure Schedule, the Company has complied and is currently in compliance in all material respects with all Laws and contractual requirements (including, for avoidance of doubt, flow-down clauses and provisions incorporated by reference) pertaining to the Contracts and bids with any Governmental Entity. With respect to any Contracts and bids with any Governmental Entity, (i) there is no outstanding claim or dispute involving the Company; (ii) no Governmental Entity nor any higher-tier contractor or subcontractor has in the past five years notified the Company of Proceedings or any actual or alleged violation or breach by the Company of any Law or contractual requirement of such Contract; (iii) all representations, certifications, and disclosure statements made or submitted by or on behalf of the Company were current, accurate, and complete as of the date submitted; and (iv) the Company has complied with all applicable representations, certifications, and disclosure requirements with respect thereto.

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(e) None of the Company’s Material Contracts with a distributor or sales representative provides for the ability return any goods or are otherwise subject to a restocking fee, and the Company is not under any obligation to accept the return of the any of the Company’s products sold or delivered with respect to any such Agreement or obligation to otherwise refund purchase price of the products distributed thereunder.

5.13 Insurance. Section 5.13(a) of Seller’s Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or with respect to which the Company or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid, except as set forth in Section 5.13(b) of Seller’s Disclosure Schedule. Correct and complete copies of the Insurance Policies have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to any of the Insurance Policies since the date of delivery. No notice in writing (or to the Knowledge of Seller, verbal or otherwise) of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to the Company with respect to the Insurance Policies. The Insurance Policies are sufficient to comply with the requirements of all applicable Laws and Contracts to which the Company or its assets or business are subject. During the last three years, the Company has not been refused any insurance with respect to its assets or business, nor has coverage been limited by any insurance carrier to which the Company applied for or has carried insurance. No event relating to the Company has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any Insurance Policy. None of the policy limits of such Insurance Policies have been exhausted, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion. No letters of credit have been posted or cash restricted for the benefit of any Insurance Policies.

5.14 Legal Proceedings; Orders.

(a) Section 5.14(a)(i) of Seller’s Disclosure Schedule sets forth an accurate and complete list of all pending or, to the Knowledge of Seller, threatened Proceedings involving the Company, Seller, or, to the Knowledge of Seller, the Company’s other Representatives and includes for each such Proceeding the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company’s claim and estimated expenses of the Company in connection with such matters. Except as set forth on Section 5.14(a)(ii) of Seller’s Disclosure Schedule, there is no pending or threatened Proceeding that is not fully covered by the Insurance Policies referenced in Section 5.13. To the Knowledge of Seller, there is no event or condition that would reasonably be expected to give rise to or serve as the basis for any Proceeding that, individually or in the aggregate, would result in a material Liability to the Company (material defined as in excess of $25,000.00). There is no pending or, to the Knowledge of Seller, threatened Proceeding that seeks to prevent consummation of the Contemplated Transactions or that seeks damages in connection with the Contemplated Transactions.

(b) There are no, and there have not been for the past five years any, outstanding Orders against or solely affecting the Company or any of its properties or assets, or prohibiting any officer, director, manager, agent, consultant, or employee of the Company from engaging in or continuing any conduct, activity, or practice, relating to the business of the Company or from consummating the Contemplated Transactions.

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5.15 Compliance with Laws; Permits.

(a) To the Seller’s Knowledge, except as set forth in Section 5.15(a) of Seller’s Disclosure Schedule, the Company is, and for the past three years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets. Within the three (3) years prior to Closing, the Company has not received any written notice (or to the Knowledge of Seller, verbal or otherwise) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b) Section 5.15(b) of Seller’s Disclosure Schedule sets forth a correct and complete list and description (including date of issue and expiration) of all Permits held by the Company, during the past five years, and used by them in the conduct of their business. The Company is in compliance in all material respects with all Permits set forth (or required to be set forth) on Section 5.15(b) of Seller’s Disclosure Schedule. All Permits required for the Company to conduct its business have been obtained by them, including all Permits required by the FDA or any other Governmental Entity engaged in the regulation of the development, testing, manufacturing, labeling, storage, recordkeeping, promotion, marketing, distribution and service of medical devices (each, a “Regulatory Agency”) and are valid and in full force and effect, and the Company is in material compliance with the terms of each Permit listed, or required to be listed, on Section 5.15(b) of Seller’s Disclosure Schedule. The Company has not received any notice of proceedings relating to the revocation or modification of any such Permit. To the Knowledge of Seller, there are no facts or circumstances that could reasonably lead to the revocation or cancellation of any material Permit or would prevent the Company from obtaining and maintaining in effect any material Permit.

(c) Studies and Other Preclinical and Clinical Tests. The studies, tests and preclinical and clinical trials conducted by or on behalf of the Company were, and if still pending are, being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to applicable statutory and regulatory requirements, as well as accepted professional and scientific standards; and the Company has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

(d) Debarment or Conviction. None of the Company or any of its Affiliates, subcontractors or employees (A) has been debarred, (B) is subject to debarment or (C) is the subject of a conviction, in each case pursuant to Section 335a of the United States Federal Food, Drug and Cosmetic Act, as amended.

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(e) Other Regulatory Matters. To the Seller’s knowledge, the Company is in compliance, in all material respects, with all Health Care Laws (as defined below). As to each product of the Company subject to the jurisdiction of any Regulatory Agency that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company, such product has been, and is being, manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder, and similar applicable U.S. federal, state or local, EU or other foreign laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports. There is no pending, completed or, to the Knowledge of Seller, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company, and the Company has not received any notice, warning letter or other communication from any Regulatory Agency, which (A) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any products of the Company, (B) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any such product, (C) imposes a clinical hold on any clinical investigation by the Company, (D) enjoins production at any facility of the Company, (E) enters or proposes to enter into a consent decree of permanent injunction with the Company, or (F) otherwise alleges any violation of any laws, rules or regulations by the Company . The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of applicable Regulatory Agencies, including the FDA. The Company has not been informed by any Regulatory Agency that it will prohibit the marketing, sale, license or use in the United States or any other jurisdiction of any product proposed to be developed, produced or marketed by the Company. The term “Health Care Laws” means (i) all applicable federal, state, local, and foreign health care fraud and abuse laws, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. §1320a 7b(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the federal False Claims Act (31 U.S.C. §3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C §1320a 7a and 1320a 7b) and the regulations promulgated pursuant to such statutes; (ii) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq., as amended) and all applicable requirements, regulations and guidance with the effect of law issued thereunder by the FDA (including FDA Law and Regulation); (iii) all applicable licensure laws and regulations, certificates of operations and authority; (iv) any requirement of law relating to the provision of, or payment for, health care services, items or supplies, or the participation in governmental health care programs or other third party payor programs; (v) the Public Health Service Act (42 U.S.C. §§ 201 et seq.), (vi) any and all other applicable health care laws (whether foreign or domestic), regulations, governmental policies and administrative guidance with the effect of law, including those related to state anti-kickback or self-referral prohibitions, and (vii) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and all other laws with mandatory transparency reporting requirements, each of (i) through (vii) as may be amended from time to time.

5.16 Taxes. Except as set forth in Section 5.16 of Seller’s Disclosure Schedule:

(a) The Company has timely filed with all appropriate Governmental Entities any and all Tax Returns required to be filed by Law. All such Tax Returns are true, complete and correct in all respects. All Taxes of the Company (whether or not shown as due on any Tax Return) have been timely and fully paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax except for statutory liens for Taxes not yet due (and for which there are adequate accruals, in accordance with GAAP). The Company has not received from any U.S. Tax Authority (including from jurisdictions where the Company has not filed a Tax Return) any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction that would be covered by such Tax Returns.

(b) The Company has collected and withheld all Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate Tax Authorities. The Company has complied and is in compliance in all respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.

(c) With respect to the Company, (i) there is no pending litigation concerning any Liability for Taxes of the Company, either (A) claimed or raised by any Governmental Entity and delivered to the Company in writing or (B) to the Knowledge of Seller; (ii) no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Seller, threatened with respect to any Taxes for which the Company has been or will be liable; and (iii) no Governmental Entity has provided notice in writing of any intention to propose or assert any deficiency or claim for additional Taxes against the Company.

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(d) The Company has made available to Purchaser true, correct, and complete copies of all Tax Returns and all written communications from the IRS or any other Tax Authority in the Company’s custody, possession, or control and relating to any such Tax Returns, including work papers, records, examination reports and statements of deficiencies filed, proposed or assessed against or agreed to by the Company since 2019.

(e) The Company has not requested from, executed, or entered into with, any Governmental Entity (i) any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law that relates to the assets or operations of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

(f) The Company has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Tax Return of the Company contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Law). The Company is not a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or arrangement. The Company (i) is not now nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, other than the affiliated group, of which Seller is the common parent, and (ii) has not ever had any liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise.

(g) All deficiencies proposed or asserted or assessments proposed or made as a result of any examinations of the Company have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested in good faith by appropriate proceedings, and an adequate reserve therefor has been established and is fully reflected in the Financial Statements. Any such matter that is being contested is set forth in Section 5.16(g) of Seller’s Disclosure Schedule.

(h) The unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of its Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns and as shown on the Closing Balance Sheet. The accruals for deferred Taxes reflected in the Interim Balance Sheet are adequate to cover any deferred Tax liability of the Company determined in accordance with GAAP through the date thereof.

(i) There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements, whether oral or written (including state, local, or foreign analogues), relating to Taxes (or Tax status) with respect to the Company.

(j) Neither the Company, nor Purchaser or its Affiliates with respect to the Company, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any Tax period (or portion thereof) ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or foreign Law); (ii) the use of an improper method of accounting in a Pre-Closing Tax Period, (iii) written agreement with a Tax Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period; (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date; (v) deferred revenue or prepaid amount received on or prior to the Closing Date; (vi) the application of the completed contract method of accounting or the cash method of accounting during any Pre-Closing Tax Period; or (vii) any intercompany transaction that occurred on or prior to the Closing Date.

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(k) The Company is not now, nor has it ever been, a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal Income Tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

(l) In the last five (5) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(m) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) The Company has never had (i) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country or (ii) a presence in any foreign country that could subject the Company to Tax in such foreign country.

(o) The Company has never owned an interest in any entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) The Company has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(q) The Company has either (i) filed or caused to be filed with the appropriate Tax Authority all unclaimed property reports required to be filed and remitted to the appropriate Tax Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(r) The Company is not the recipient or beneficiary of any Tax holiday, abatement, incentive or similar grant made or awarded by any Governmental Entity. The Company has not claimed any Tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) (or any successor provision thereof) or any similar provision of state, local or non-U.S. law.

(s) The Company has never used the cash basis method of accounting for income tax purposes.

(t) Neither the Seller nor the Company has taken or agreed to take any action, nor do they have any knowledge of any fact or circumstance, that would prevent the transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.17 Employee Benefit Matters.

(a) Section 5.17(a) of Seller’s Disclosure Schedule contains a correct and complete list of each Benefit Plan. The Company has no liability with respect to any compensatory or benefit agreement, plan, policy, fund, arrangement, and program other than the Benefit Plans. No Benefit Plan covers any current or former service provider of the Company located outside of the United States, and the Company has never been obligated to contribute to any such plan. With respect to each Benefit Plan, copies of the documents, if any, described below have been delivered or made available to Purchaser: (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three (3) preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Benefit Plan, a written description thereof; (iv) summary plan descriptions and summaries of material modifications; (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits; and (vi) all material correspondence received by the Company from any Governmental Entity relating to such Benefit Plan received during the current calendar year or any of the preceding three calendar years.

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(b) To the Seller’s Knowledge, each Benefit Plan has been maintained and administered in compliance with all applicable Laws (including ERISA and the Code) and in compliance with its terms and any related documents or agreements. Each Benefit Plan which is required to satisfy Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Code for each plan year ending prior to the Closing Date in accordance with the requirements of the Code. Each Benefit Plan intending to be a safe harbor 401(k) plan has met the requirements for such a plan, including the applicable notice content and delivery requirements. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of Seller, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Benefit Plan or applicable Law have been timely paid and accrued in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. To the Knowledge of Seller, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on the Company. The Company has reserved all rights necessary to amend or terminate each Benefit Plan that is sponsored or maintained without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Benefit Plan without the consent of any other Person.

(c) To the Seller’s Knowledge, the Company and each Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full-time employee under the ACA. No excise Tax or penalty under the ACA is outstanding or has accrued, or will become due with respect to any period prior to the Closing.

(d) Neither the Company nor any member of the Controlled Group has ever had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code or (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

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(e) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death). No Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or a dependent or other beneficiary of any such current or former employee. With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Tax under Code Section 5000 has been incurred by the Company or any member of the Controlled Group with respect to any Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(f) To the Knowledge of Company, there has been no material oral or written representation or communication with respect to any aspect of the Benefit Plans made to employees or former employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of Seller, neither the Company nor any member of its Controlled Group, any administrator or fiduciary of any Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller, the Company or Purchaser to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There is no pending or threatened assessment or Proceeding relating to a Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of Seller, is there any basis for one. No Benefit Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity.

(g) To the Seller’s Knowledge, the governing plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Benefit Plans are correct and complete in all material respects, have been, to the extent applicable, timely adopted, timely filed with the United States Department of Labor, and timely distributed to participants of the Benefit Plans, and there have been no material changes in the information set forth therein.

(h) Except as set forth in Section 5.17(g) of Seller’s Disclosure Schedule, the consummation of the Contemplated Transactions will not (either alone or in combination with any other event) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Benefit Plan, (ii) result in any new or increased contribution required to be made to any Benefit Plan or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Benefit Plan, would not be deductible in accordance with Section 280G of the Code.

(i) Each Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is, and has been properly operated and documented in writing in accordance with Section 409A of the Code. No current or former service provider to the Company is or has been subject to any Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance. No current or former service provider to the Company is entitled to a gross-up, make whole or other payment as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.

(j) Neither the Company nor any member of its Controlled Group has made or is obligated to make any nondeductible contributions to any Benefit Plan or to pay compensation to any employee that would be nondeductible under Code Section 162(m) if any of the entities were a publicly held corporation within the meaning of Code Section 162(m). The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and any members of its Controlled Group, whether or not subject to the provisions of Code Sections 412 and 430 or ERISA Section 302, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP. The assets of each Benefit Plan are reported at their fair market value on the books and records of such plan.

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(k) All assets attributable to any Benefit Plan that is subject to ERISA have been held in trust, unless a statutory or administrative exemption to the trust requirements of Section 403(a) of ERISA applies. Except as disclosed in Section 5.17(k) of the Seller Disclosure Schedule, no Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, neither the Company nor any member of its Controlled Group has, or is reasonably expected to have, any Liability in the nature of a retroactive rate adjustment, loss-sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date. Any Benefit Plan funded in whole or in part with pre-tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

(l) The Company, and any successor entity, may terminate any Benefit Plan prospectively at any time without further Liability to the Company or any member of its Controlled Group or the successor entity, including any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Financial Statements.

5.18 Employment Matters.

(a) Section 5.18(a) of Seller’s Disclosure Schedule sets forth a true and complete list of each employee of the Company (including any employee who is on a leave of absence or on layoff status) and each individual engaged by the Company as an independent contractor, containing the following information: (i) to the extent permitted by Law, the name, title or classification of each employee or independent contractor; (ii) to the extent permitted by Law, the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from the Company with respect to services performed in calendar year 2023 and year to date 2024; (iii) to the extent permitted by Law, each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick-time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the length of employment; (vii) status of each employee as full-time or part-time and exempt or non-exempt, and (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.

(b) To the Seller’s Knowledge, the Company has at all times complied, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, employment discrimination laws, wage and hour laws, employment standards legislation and wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to the Company through a third party). The Company has (i) timely paid in full to all Company employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Company employees all reimbursement of expenses as required by all applicable Laws, in all material respects, and (iii) properly reported to all Company employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.

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(c) All individuals who perform services for the Company have been classified correctly, including in accordance with the terms of each Benefit Plan and ERISA, the Code, the Fair Labor Standards Act, and all other applicable Laws, as exempt employees, non-exempt employees, independent contractors, or leased employees, and the Company has not received written (or to the Knowledge of Seller, verbal or otherwise) notice to the contrary from any Person or Governmental Entity.

(d) The employment of each Company employee is terminable by the Company at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Benefit Plan set forth or required to be set forth on Section 5.17(a) of Seller’s Disclosure Schedule. Seller has made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company and the Company is in material compliance with each of the foregoing.

(e) There has not been pending or existing during the 3-year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Company.

(f) As of the date of this Agreement, to the Knowledge of Seller, there is no unfair labor practice charge or complaint against the Company pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States, and to the Knowledge of Seller, no such charge or complaint has been made against the Company during the 3-year period preceding the date of this Agreement.

(g) To the Knowledge of Seller, no Seller, executive officer of the Company, or salaried Employee of the Company of a seniority level that reports directly to Seller or any such executive officer: (i) intends to terminate his or her relationship with the Company, or (ii) has received an offer to join a business that may be competitive with the business of the Company.

(h) The Company is not now, nor has it ever been, a party to any collective-bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now any labor union organizing activity pending or, to the Knowledge of Seller, threatened with respect to the Company.

(i) To the Knowledge of Seller, (i) there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against the Company or Employee (in such Employee’s capacity as an employee of the Company) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement; and (ii) no reasonable basis in fact or circumstances exists for the assertion of any such claim described in clause (i).

(j) The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (“WARN Act”) or any other applicable Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the 90-day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act or any other applicable Laws with respect to the Company.

(k) To the Seller’s Knowledge, the Company is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States. The Company has on file a valid and current I-9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

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5.19 Environmental Matters.

(a) Compliance with Environmental Laws. To the Seller’s Knowledge, the Company has at all times materially complied with, and is in material compliance with, all Environmental Laws and all Permits that are or were required under any Environmental Laws for the conduct of its businesses and the acquisition, ownership, lease, license, operation, use, sale, or other disposition of its assets and properties.

(b) Hazardous Material. To the Seller’s Knowledge, the Company has not caused, contributed to, or permitted any material release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Material on or into the Environment (collectively, a “Release”) so as to give rise to any current or future Liabilities, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings, under any Environmental Law or any applicable Contract. The Company not has generated, manufactured, refined, transported, stored, handled, disposed, produced, or processed any Hazardous Materials anywhere except in material compliance with Environmental Law. Within the five years prior to Closing, the Company has received no written (or the Knowledge of Seller, verbal or otherwise) notice of any actual or potential Release or other environmental condition on the Real Property that could reasonably give rise to any current or future Liabilities to the Company under any Environmental Law, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings.

(c) To the Knowledge of Seller, there are no above or underground storage tanks or related pipes, whether active or abandoned, at the Real Property.

(d) To the Knowledge of Seller, there are no asbestos-containing materials, lead-based paint or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure, or equipment at the Real Property.

(e) The Company has not assumed, undertaken, agreed to indemnify, or otherwise become subject to any liability of any other Person arising from violation of any Environmental Law.

(f) The Company has delivered, or caused to be delivered or made available in the Data Room for at least 15 Business Days prior to Closing, to Purchaser copies of all documents, records, and information in its possession or control concerning compliance with or potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys, and documents regarding any Releases at, upon, under, or from the Leased Real Property or any property formerly or currently owned, leased, or operated by the Company.

5.20 Client Relations. Section 5.20(a) of Seller’s Disclosure Schedule is a correct and complete list of: (a) the Company’s 20 largest customers, including distributors (in the aggregate, measured by fees generated) for the current calendar year through April 2024, and each of the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Material Clients”), and (b) the corresponding net sales generated from the Material Clients. Except as set forth in Section 5.20(b) of Seller’s Disclosure Schedule, (i) to the Knowledge of Seller, all Material Clients continue to be customers of the Company, and no Material Client has terminated its relationship with the Company; (ii) no Material Client has advised the Company in writing (or to the Knowledge of Seller, verbally or otherwise) that it (A) is terminating the handling of its business (including referral business) by the Company, as a whole or in respect of any material project or service, (B) to the Knowledge of Seller, is planning to reduce its future spending or referral for spending, as applicable, with the Company in any material manner from the levels maintained during the calendar year 2023, (C) has been offered or is seeking a change in price or terms greater than 5.0%, or (D) is initiating or planning to initiate any request for proposal (RFP) process for the procurement of products or services currently provided by the Company; (iii) the Company is not involved in any claim, dispute, or controversy with any Material Client that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) to the Knowledge of Seller, no Material Clients are contemplating (A) a decline (or complete loss of) business with the Company, or (B) a depressing of per diem rates, overtime rates, or hourly rates relative to existing levels. For purposes of this Section 5.20, the word “client” refers to an entity consolidated for financial reporting purposes.

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5.21 Vendors and Suppliers. Section 5.21(a) of Seller’s Disclosure Schedule is a correct and complete list of: (a) the top 10 vendors and suppliers of the Company to which the Company, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures during the current calendar year through April 2024, and each of the fiscal years ended December 31, 2023 and December 31, 2022 (collectively, the “Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Material Vendors. Except as set forth in Section 5.21(b) of Seller’s Disclosure Schedule, (i) to the Knowledge of Seller, all Material Vendors continue to be vendors and suppliers of the Company, and no Material Vendor has terminated its relationship with the Company; (ii) no Material Vendor has advised the Company in writing (or to the Knowledge of Seller, verbally or otherwise) that it (A) is terminating its relationship with the Company, as a whole or in respect of any material product or service, (B) to the Knowledge of Seller, is planning to reduce its future supply or services to the Company in any material manner from the levels maintained during the calendar year 2023, or (C) to the Knowledge of Seller, is planning to increase or decrease the prices charged to the Company for the goods or services supplied by such Material Vendor except in the Ordinary Course of Business, and, to the Knowledge of Seller, no Material Vendor has orally advised the Company or Seller of any of the foregoing events; (iii) the Company is not involved in any claim, dispute, or controversy with any Material Vendor; and (iv) the Company is not involved in any claim, dispute, or controversy with any of its other vendors or suppliers that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No vendor or supplier to the Company represents the Company’s sole source of supply for goods and services used in the conduct of the Company’s business.

5.22 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

5.23 Product and Service Warranty; Service Levels; Liability. Section 5.23(a) of Seller’s Disclosure Schedule sets forth a list or description of the Company’s warranties and service level agreements currently made with respect to its Business. Except as set forth in Section 5.23(b) of Seller’s Disclosure Schedule, since January 1, 2019, the Company has not provided services that fail to materially comply with warranties, express or implied, or service level agreements made by the Company, and the Company has no liability (and there is no basis for any present or future Proceedings against the Company that would reasonably be expected to result in any liability) for corrective performance of any services performed by the Company. Section 5.23(c) of Seller’s Disclosure Schedule lists all service warranty and service level agreement actions or claims (including for failure to meet specifications) (i) paid by the Company since January 1, 2019, or (ii) that are pending or, to the Knowledge of Seller, threatened, and such list is materially accurate and complete.

5.24 Affiliate Transactions.

(a) Except as disclosed on Section 5.24(a) of Seller’s Disclosure Schedule, no Representative or Related Party of the Company owns or has any beneficial interest in: (i) any Contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to the Company or the properties or assets of the Company; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the Company; or (iv) any claim against the Company that could materially and adversely affect the Company’s assets, title to or its right to use its assets, or Purchaser’s right to conduct its business following the Closing. No Related Party of the Company is (x) an employee or contractor of the Company or (y) has received any preferential treatment in hiring or otherwise.

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(b) Section 5.24(b) of Seller’s Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of the Company to the Company.

5.25 Certain Payments. None of Seller, the Company, or, to the Knowledge of Seller, any Entity Representative or any other strategic partner, distributor, reseller, consultant, broker, agent, or other Person associated with or acting on behalf of the Company, has: (a) used any funds, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to applicable Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee, or other Person acting on behalf of any Governmental Entity or public international organization, or to any political party or campaign in any manner contrary to applicable Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Entity owned or controlled by any Governmental Entity or public international organization; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to applicable Law; (f) made a false or fictitious entry on the books of account of the Company; or (g) made or received a bribe, rebate, payoff, influence payment, kickback, or other payment in any manner contrary to applicable Law. None of Seller, the Company, or any direct or indirect owner of the Equity Securities of Seller or the Company, currently is identified on the list of specially designated nationals and blocked persons subject to financial sanctions and Persons with whom a U.S. Person may not conduct business or transactions by prohibition of United States federal Law or Executive Order of the President of the United States that is maintained by the United States Treasury Department, Office of Foreign Assets Control (a “Prohibited Person”), and to the Knowledge of Seller, none of Seller, the Company, or any direct or indirect owner of the Equity Securities of Seller or the Company, is in violation of any applicable Law relating to anti-money laundering or anti-terrorism, including any applicable Law relating to making payments to (including payments in response to ransomware demands) or otherwise transacting business with Prohibited Persons, or any comparable non-U.S. Laws for any of the foregoing, including the UK Bribery Act 2010 or prior UK anti-corruption Laws, UK Terrorism Act 2000, Sections 44-45 of the UK Serious Crime Act 2007, UK Proceeds of Crime Act 2002, UK Money Laundering Regulations 2007, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business.

5.26 Bank Accounts. Section 5.26 of Seller’s Disclosure Schedule sets forth a correct and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Company.

5.27 Books and Records. All books, records, and accounts of the Company are accurate and are maintained in accordance with sound business practices. The corporate minute books and equity record books of the Company previously delivered to Purchaser accurately reflect all corporate or company actions taken by the Company.

5.28 Full Disclosure. None of this Agreement, the Financial Statements (including the footnotes thereto), Seller’s Disclosure Schedule, exhibits or certificates delivered in accordance with the terms of this Agreement or any document or statement in writing which has been supplied by or on behalf of Seller, the Company, or by the Company’s directors or officers, in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact, to the Knowledge of Seller, which materially and adversely affects the business or financial condition of the Company or its properties or assets, which has not been set forth in this Agreement or in Seller’s Disclosure Schedule, exhibits hereto or certificates or statements in writing furnished in connection with the transactions under this Agreement.

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Article VI
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller, except, with respect to Sections 6.4 and 6.6, as disclosed in any SEC Report (but excluding any forward-looking disclosures set forth in any section of the SEC Reports entitled “Risk Factors” or “Forward-Looking Statements”):

6.1 Organization; Good Standing; Authority.

(a) Purchaser is a corporation that was duly organized, is validly existing, and in good standing (if the concept of good standing applies) under the Laws of the State of Delaware.

(b) Purchaser has full corporate power and authority to enter into each Transaction Document to which it is a party, to carry out its obligations under such Transaction Documents, and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of each Transaction Document to which it is a party, the performance by Purchaser of its obligations under such Transaction Documents, and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Purchaser. Each Transaction Document to which it is a party has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by the other Parties) such Transaction Documents constitute legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by the Remedies Exception.

6.2 No Conflicts; Consents. The execution, delivery, and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of Purchaser; (b) result in a violation or breach of any provision of any Law or Order applicable to Purchaser; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Contract to which Purchaser is a party; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to, or otherwise have an adverse effect upon, any of the properties or assets of Purchaser. No Consent, Permit, Order, declaration, or filing with, or notice to, any Person or Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of any Transaction Document to which it is a party and the consummation of the Contemplated Transactions.

6.3 Investment Purpose. Purchaser is acquiring the Acquired Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Acquired Shares are not registered under the Securities Act, as amended, or any state securities laws, and that the Acquired Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Acquired Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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6.4 SEC Reports. Accurate and complete copies of each report, registration statement, prospectus, schedule, form, statement, and definitive proxy statement that Purchaser has filed with the SEC in the 12-month period preceding the Effective Date (collectively, the “SEC Reports”) have been filed through the SEC EDGAR system. As of the time it was filed with the SEC by Purchaser: (a) each SEC Report was timely filed and complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder (as the case may be), and (b) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither Purchaser nor any of its consolidated or unconsolidated subsidiaries have, since the end of the last fiscal year for which certified financial statements of Purchaser and its consolidated subsidiaries were included in a report filed pursuant to Section 13(a) or 15(d) of the Exchange Act: (x) failed to pay any dividend or sinking fund installment on preferred stock; or (y) defaulted (i) on any installment or installments on indebtedness for borrowed money, or (ii) on any rental on one or more long term leases, which defaults in the aggregate are material to the financial position of the registrant and its consolidated and unconsolidated subsidiaries, taken as a whole.

6.5 Purchaser Common Stock. Upon issuance, the Purchaser Common Stock issued as Upfront Stock Consideration or in respect of Earnout Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Encumbrances, other than Permitted Encumbrances, the Voting and Agreement ands restrictions on Transfer imposed by state and federal securities Laws.

6.6 Financial Statements. Purchaser’s financial statements set forth in the SEC Reports filed since January 1, 2023 (the “Purchaser Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in any notes thereto). Each balance sheet in the Purchaser Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the financial condition of Purchaser as of its respective date. Each statement of income and cash flows in the Purchaser Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the results of operations and cash flows, respectively, of the Purchaser for the periods covered thereby. Notwithstanding the foregoing, the interim Purchaser Financial Statements (i.e., Purchaser Financial Statement as of a period other than a fiscal year-end) are subject to customary year-end adjustments and lack footnotes. Purchaser maintains a system of internal account controls and procedures designed to record transactions as reasonably necessary to permit the preparation of its financial statements in conformity with GAAP.

6.7 Capitalization of Purchaser. The authorized capital stock of the Purchaser consists of (i) 300,000,000 shares of Purchaser Common Stock, of which, as of March 31, 2024, 82,132,777 shares are issued and outstanding, as well as (x) shares reserved for issuance pursuant to the Company’s stock option, restricted stock and stock purchase plans, comprised of 3,470,733 shares issuable upon the exercise of outstanding options and stock appreciation rights, and 1,741,741 shares of unvested restricted share units and 2,297,196 remaining shares available for future grants under Purchaser’s various equity plans and (y) 48,885,547 shares issuable upon conversion of Purchaser’s Series A Convertible Preferred Stock, and (ii) 10,000,000 shares of preferred stock, $0.001 par value, of which (x) 24,000 shares are designated as Series A Convertible Preferred Stock, of which, as of March 31, 2024, 21,908 shares are issued and outstanding and (y) 5,610,121 shares are designated as Series B Convertible Preferred Stock, none of which, as of April 30, 2024, are issued and outstanding. No other shares of Purchaser Common Stock, or securities exercisable or exchangeable for, or convertible into, shares of Purchaser Common Stock, are issued or outstanding.

6.8 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.

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Article VII
Covenants

7.1 Conduct of Business Prior to the Closing. During the period from the date of this Agreement to the Closing, except (i) as expressly contemplated or permitted by this Agreement or (ii) as Purchaser shall otherwise consent in writing, Seller shall, and shall cause the Company to, (A) conduct the Business in the Ordinary Course of Business, (B) use Commercially Reasonable Efforts to maintain and preserve intact the Company’s current business, organization, goodwill, relationships with customers, suppliers, independent contractors, lenders, landlords, regulators and others having business dealings with it, retain the services of the Company’s officers and employees, preserve its assets and properties in good repair and condition consistent with past practice, and maintain capital expenditure levels consistent with past practice, and (C) promptly notify Purchaser of and provide to Purchaser a copy of, (1) any notice or other communication Seller or the Company receives from (y) any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions or (z) any Governmental Entity relating to the Business or (2) any change(s) that, individually or in the aggregate, have had or would reasonably be expected to (y) have a Material Adverse Effect or (z) delay or impede the ability of any of the Parties to perform their obligations under any of the Transaction Documents or consummate any of the Contemplated Transactions, and (D) deliver to Purchaser copies of the Company’s monthly financial statements within ten (10) days after the end of each month. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 7.1 of the Seller’s Disclosure Schedule or (iii) as Purchaser shall otherwise consent in writing, Seller shall not, and shall cause the Company not to:

(a) propose or adopt any amendments to the Company’s Organizational Documents;

(b) authorize, adopt or propose (i) a plan of complete or partial liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company with or into any other Person;

(c) acquire in the name or on behalf of the Company, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other Person or business organization or division thereof;

(d) (i) grant to any Employee any increase in, or agree to increase, base compensation or benefits paid or due to, or enter into or amend any employment, change-in-control or severance agreement with any Employee, (ii) grant any bonuses to any Employee, (iii) enter into or adopt any Benefit Plan or amend, terminate or modify in any material respect any existing Benefit Plan, or enter into or adopt any collective bargaining agreement except to the extent required by Law, or (iv) take any action to accelerate the vesting or payment, or in any other way secure the payment, of compensation or benefits under any Benefit Plan;

(e) incur or assume, or modify in any respect the terms of, any Indebtedness or guarantee or otherwise become responsible for any such Indebtedness of another Person, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company;

(f) permit, allow or suffer any of the Acquired Shares or assets of the Company to become subjected to any Encumbrance;

(g) cancel any material Indebtedness payable to Seller (individually or in the aggregate) or waive any claims or rights of material value thereunder;

(h) make in the name or on behalf of the Company any loans, advances or capital contributions to, or investments in, any other Person;

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(i) make with respect to the Company or the Business any change in any method of financial accounting or accounting practice, principle or policy or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, including (i) decreasing the amount of any reserves for doubtful accounts receivable or writing down or writing up the value of any inventory or equipment or other asset, except for decreases or write downs or write ups in the Ordinary Course of Business, and (ii) with respect to the payments of accounts payable and collections of accounts receivable, other than those required by GAAP or Law;

(j) make or incur any capital expenditure in the name or on behalf of the Company that is not currently approved in writing or budgeted which, individually or in the aggregate, is in excess of $25,000;

(k) acquire, lease or dispose of any assets of the Company outside of the Ordinary Course of Business;

(l) form any subsidiary of the Company;

(m) cause to expire or terminate, or fail to renew, any insurance policies of the Company currently in effect;

(n) (i) enter into any Contract that would have been a Material Contract if entered into prior to the date of this Agreement, except to the extent required by Law, or (ii) amend or waive any material right under, terminate, fail to renew or permit the lapse of any Material Contract;

(o) take any action, or omit to take any action, that could result in a material default under any Material Contract;

(p) enter into, amend or terminate any collective bargaining agreement in respect of the Employees;

(q) terminate the employment of any management-level Employee;

(r) enter into any Contract or transaction in the name or on behalf of the Company with Seller or Affiliate of the Company or Seller;

(s) fail to maintain all material Permits of the Company in full force and effect and to timely file all material reports, statements, renewal applications and other filings, and pay all fees and charges in connection therewith, that are required to keep such Permits in full force and effect;

(t) with respect to Company Intellectual Property, (i) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property or (ii) divulge, furnish to or make accessible any trade secrets within any Company Intellectual Property to any Person who is not subject to an enforceable written obligation to maintain the confidentiality of such trade secrets;

(u) disclose any material confidential or proprietary information of the Company or the Business to any Person other than to Purchaser, or Purchaser’s representatives, agents, attorneys and accountants or the Employees or other than in the Ordinary Course of Business subject to a customary nondisclosure agreement;

(v) waive, release, assign, settle or compromise any Proceeding involving the Company or threatened Proceeding involving the Company other than settlements or compromises of such Proceedings that involve solely cash payments where the amount paid by the Company in settlement or compromise does not exceed $10,000 in the aggregate;

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(w) with respect to the Company or the Business, make or change any Tax election, change an annual accounting period, adopt or change any accounting method, amend any Tax Return, fail to file on a timely basis any Tax Return, fail to pay on a timely basis any Tax, enter into any closing or similar agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(x) agree, whether in writing or otherwise, to do any of the foregoing.

7.2 Access to Information. From the date of this Agreement until the Closing, Seller shall, and shall cause the Company and each of their respective representatives to, (a) provide to Purchaser and its representatives reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company, the books and records thereof (including Tax Returns) and the assets of the Company, and (b) furnish as promptly as practicable such information concerning the Company, the Business and the Acquired Shares as Purchaser or their representatives may reasonably request; provided, however, that Seller or the Company may withhold any document or information the disclosure of which would violate any applicable Law (provided that Seller or the Company, as the case may be, shall use Commercially Reasonable Efforts to make appropriate substitute arrangements to permit reasonable disclosure of such document or information in a manner that does not violate any applicable Law, and shall otherwise notify Purchaser of any such disclosure withheld pursuant to this proviso); provided further, however, that any such access or disclosure shall not require Seller or the Company to waive any applicable privilege (including attorney-client privilege) nor to violate any confidentiality obligation. All information exchanged pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement, to which the Purchaser undertakes to abide, until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.

7.3 Reasonable Best Efforts; Third Party Consents.

(a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions in accordance with the terms of the Transaction Documents.

(b) In connection with and without limiting the foregoing, Seller shall cooperate with Purchaser, and use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Contemplated Transactions, including preparing and filing as promptly as practicable all documentation to effect, and obtaining, all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all third parties and Governmental Entities, including those consents and approvals identified in Schedule 8.11(e), so as to enable the Closing to occur as soon as reasonably practicable. To the extent Purchaser reasonably requests Seller or the Company to assist Purchaser in obtaining the financing referred to in Section 9.2(g), Seller shall, and shall cause the Company to, use Commercially Reasonable Efforts to provide such assistance, at Purchaser’s expense.

7.4 Seller’s Disclosure Schedule Updates.

(a) Within seven (7) Business Days following the date of this Agreement, Seller will provide an updated Seller’s Disclosure Schedule to Purchaser. In the event the updated Seller’s Disclosure Schedule or the original Disclosure Schedules delivered on the date hereof identifies any matters that would constitute a Material Adverse Effect on or with respect to the Company or its Business, Purchaser may terminate this Agreement pursuant to Article X by providing written notice of termination of this Agreement to Seller within fourteen (14) Business Days after receipt of the updated Seller’s Disclosure Schedule, or otherwise Purchaser shall be deemed to have waived its right to terminate this Agreement with respect to the matters set forth in the updated Seller’s Disclosure Schedule and the updated Seller’s Disclosure Schedule will be deemed to have modified Seller’s representations and warranties for all purposes under this Agreement. The right of termination set forth this Section 7.4(a) shall be Purchaser’s sole remedy with respect to matters disclosed in the updated Seller’s Disclosure Schedule.

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(b) Thereafter, if necessary, in Seller’s sole discretion, on a periodic basis between the Effective Date and the Closing Date, Seller may supplement or amend Seller’s Disclosure Schedule and deliver such supplemented or amended Seller’s Disclosure Schedule to Purchaser with respect to any fact, occurrence, event, effect, change, circumstance or development occurring after the Effective Date. If any such supplement or amendment gives Purchaser a right to terminate this Agreement pursuant to Article X, Purchaser shall provide notice of termination of this Agreement to Seller within ten (10) Business Days of the receipt of such supplement or amendment, or otherwise Purchaser shall be deemed to have waived its right to terminate this Agreement with respect to the matters set forth in such supplement or amendment and such supplement or amendment will be deemed to have modified Seller’s representations and warranties for all purposes under this Agreement.

7.5 Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company and Seller shall, in accordance with applicable Laws and their respective charter and bylaws, (i) establish a record date for a special meeting of its stockholders to be held solely for the purpose of obtaining the Seller Stockholder Approval (the “Stockholders Meeting”), (ii) give notice of the Stockholders Meeting and mail include such information in an information statement or other proxy materials as determined by the Company and Seller, with Purchaser’s input, (iii) include in such information in an information statement or other proxy materials and use reasonable best efforts to solicit votes or proxies in favor of the adoption of this Agreement, and (iv) hold the Stockholders Meeting; provided, however, that the Company may postpone or adjourn the Stockholders Meeting from its originally noticed date for a reasonable period (but not more than thirty (30) calendar days, individually or in the aggregate) only (A) in order to solicit additional proxies so as to establish a quorum, (B) to allow time for the filing or dissemination of any supplemental or amended disclosure documents which the Seller’s board has determined in good faith is necessary to be filed or disseminated under applicable Law, or (C) to allow additional solicitation of votes in order to obtain the Seller Stockholder Approval; provided, further, that the Stockholders Meeting shall occur at least three (3) Business Days prior to the End Date. Once the Seller has established a record date for the Stockholders Meeting, neither Seller nor the Company shall change such record date or establish a different record date, or cause the same to be changed, for the Stockholders Meeting without the prior written consent of Purchaser not to be unreasonably withheld.

(b) Each of the Company, Seller and Purchaser shall, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any such information in an information statement or other proxy materials. Such information may include, at the reasonable request of Purchaser, such certifications and questionnaires as may be required from the underlying equity holders of Seller for federal and state securities law purposes.

7.6 Tax Matters.

(a) Intended Tax Treatment. The Parties intend for the purchase and sale of the Acquired Shares pursuant to this Agreement to be treated for U.S. federal income Tax purposes as a tax-deferred reorganization pursuant to Section 368(a)(1)(B) of the Code (the “Intended Tax Treatment”) and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall report, act and file their respective Tax Returns consistent with the Intended Tax Treatment, and no Party shall take any position inconsistent with such treatment in any Tax Return or in any audit, examination, or administrative or judicial proceeding, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. From and after the Closing Date, Purchaser shall use reasonable best efforts not to take any action that is reasonably likely to cause the purchase and sale of the Acquired Shares pursuant to this Agreement to fail to qualify as a tax-deferred reorganization pursuant to Section 368(a)(1)(B) of the Code.

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(b) Tax Returns for Periods Ending on or Before the Closing Date. Seller will, at Seller’s expense, timely prepare, or cause to be timely prepared, and timely file, or cause to be timely filed, all Tax Returns, prepared in a manner consistent with past custom and practice of the Company (unless otherwise required by Law or the terms of this Agreement), for the Company for all Tax periods ending on or prior to the Closing Date. Subject to the provisions of this Section 7.6, if such Tax Returns are filed after the Closing Date, Seller will permit Purchaser to review and comment on each of such Tax Returns (i) if such Tax Return in an Income Tax Return, for at least 30 days prior to the due date (with applicable extensions), and (ii) if such Tax Return is not an Income Tax Return, for at least 10 days prior to the due date (with applicable extensions). Purchaser may provide any written comments to Seller not later than 15 days, with respect to an Income Tax Return, or 5 days, with respect to other Tax Returns, after receiving any such Tax Return, and Seller will accept the reasonable comments of Purchaser. If Purchaser does not provide any written comments with the required period, Purchaser will be deemed to have accepted such Tax Return. Seller will pay an amount equal to all Taxes shown due on any such Tax Returns to Purchaser no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, except to the extent and in such amount as such Taxes were taken into account in the calculation of Closing Date Indebtedness, and Purchaser or the Company will timely pay such Taxes to the relevant Tax Authority. The Parties acknowledge and agree that (i) the Company will join Purchaser’s consolidated group for U.S. federal income tax purposes (and as applicable, state or local income tax purposes) effective as of the day after the Closing Date, (ii) the taxable year of the Company will end as of the end of the Closing Date for U.S. federal income tax purposes and, (iii) to the extent applicable Laws in other taxing jurisdictions so permit, the Parties will elect to cause the taxable year of the Company to terminate on the Closing Date. The Company shall allocate all of its items of income, gain, deduction, loss and credit accruing, or otherwise taken into account, on the Closing Date to the tax period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Sections 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).

(c) Straddle Period Tax Returns. Purchaser will timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for the Company for all periods beginning on or before, and ending after the Closing Date (a “Straddle Period”). Subject to the provisions of this Section 7.6, all such Tax Returns will be prepared in a manner consistent with past custom and practice of the Company unless otherwise required by Law or the terms of this Agreement. To the extent any such Tax Returns are not prepared in accordance with past custom and practice, Purchaser will permit Seller the opportunity to review and comment on each of such Tax Returns for at least 10 days prior to the due date (with applicable extensions) and filing of such Tax Returns. Seller may provide any written comments to Purchaser not later than 5 days after receiving any such Tax Return, and Purchaser will accept the reasonable comments of Seller. If Seller does not provide any written comments with 5 days, Seller will be deemed to have accepted such Tax Return. Seller will pay an amount equal to all Taxes shown due on any such Tax Returns that are attributable to a Pre-Closing Straddle Period (as determined in accordance with Section 7.6(d)) to Purchaser no later than five days before the date on which such Taxes are required to be paid to any Tax Authority, except to the extent and in such amount as such Taxes were taken into account in the calculation of Closing Date Indebtedness, and Purchaser or the Company will timely pay such Taxes to the relevant Tax Authority.

(d) For purposes of this Agreement, the Taxes of the Company for any Straddle Period will be apportioned between the portion of the Straddle Period that ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins on the day after the Closing Date (the “Post-Closing Straddle Period”) in accordance with this Section 7.6(d). The portion of any such Tax that is attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code in which the Company owns a beneficial interest shall be deemed to terminate at such time). The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

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(e) Cooperation. Purchaser and Seller will cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns (including amendments thereto), audits, examinations, and administrative or judicial proceedings with respect to Taxes of the Company. Such cooperation includes the retention and (upon such other Party’s request) the provision of books and records and information reasonably relevant to any such Tax Returns and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Purchaser will cause the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period ending on or before the Closing Date until three months after the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority; and (ii) give the other Parties reasonable prior, and in no event less than five Business Days, written notice to transferring, destroying, or discarding any such books and records and, if any such other Parties so request, Purchaser and Seller, as the case may be, will allow such other Parties to take possession of such books and records.

(f) Certain Controversies. This Section 7.6(f) and not Section 11.4 will control any inquiry, assessment, Proceeding, or other similar event relating to any Taxes for a Pre-Closing Tax Period or Straddle Period of any of the Company (a “Tax Matter”). Purchaser will notify Seller as soon as practicable after the commencement of any Tax Matter relating to any Pre-Closing Tax Period (a “Pre-Closing Tax Matter”) or any Straddle Period, provided however, that the right of any person to be indemnified under the terms of this Agreement shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the indemnifying parties are actually and materially prejudiced thereby. Seller will have the right, at the cost and expense of Seller, to represent the interests of the Company before the relevant Governmental Entity with respect to any Tax Matter that is solely a Pre-Closing Tax Matter and has the right to control the defense, compromise or other resolution of any such Pre-Closing Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, however, that (i) Purchaser has the right (but not the duty) to participate in the defense of such Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Seller, and (ii) Seller shall not enter into any settlement of or otherwise compromise any such Pre-Closing Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld, or delayed. With respect to any Tax Matter that is (A) not solely a Pre-Closing Tax Matter, or (B) is solely a Pre-Closing Tax Matter but Seller has not provided Purchaser with written notice of its intent to control such Pre-Closing Tax Matter, then Purchaser will have the right to represent the interests of the Company before the relevant Governmental Entity with respect to such Tax Matter and has the right to control the defense, compromise, or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Seller would be required to indemnify Purchaser, the Company, or any of their Affiliates pursuant to this Agreement with respect to any Tax Matter controlled by Purchaser then: (1) Seller will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Purchaser, and (2) Purchaser shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Seller without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld, or delayed.

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7.7 Expenses; Transfer Taxes.

(a) Whether or not the Closing takes place, except as otherwise specifically provided in this Agreement, all Transaction Expenses will be paid by the Party incurring such expense (and all such expenses incurred pre-Closing by the Company will be expenses of Seller); provided, however, that the fees and expenses of the Accountant, if applicable, will be paid or reimbursed in accordance with Section 2.4(e)(iii) and/or Section 2.5(c).

(b) Provided that the Closing takes place, all transfer, documentary, sales, use, stamp, and registration Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid by Seller when due. At the expense of Seller, Purchaser or the Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, and registration Taxes and fees. If required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.

7.8 Further Assurances; No Avoidance.

(a) From time to time, as and when requested by any Party, each other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably request to consummate the Contemplated Transactions.

(b) Each Party agrees that such Party will not, through reorganization, consolidation, merger, dissolution, or sale or other transfer of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed in any Transaction Document by such Party.

(c) During the 24-month period after the Closing, Seller agrees (i) to cooperate with Purchaser and its Affiliates and counsel, to the extent reasonably requested, in the registration, issuance, protection, perfection, contest, or defense of any Company Intellectual Property owned at Closing, and (ii) to make reasonably available their personnel, to provide any testimony and access to their books and records in connection with, and to provide the Company with such other assistance as the Company may reasonably request, in each case at the sole expense of the Company (except as results from a breach of this Agreement), for the purpose of protecting the Company Intellectual Property owned at Closing. For the avoidance of doubt, nothing in this subsection (c) is intended to require Seller to take any action against his, her, or its self interest in connection with any direct dispute with Purchaser and its Affiliates, including any such dispute under the Transaction Documents or any claim for indemnity under this Agreement.

7.9 Publicity. Each of Purchaser, on the one hand, and the Company and Seller, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation and without considering carefully and in good faith all comments timely received from the other party, except as may be required by applicable Law, court process or rule or regulation of NYSE American in the case of Purchaser.

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7.10 Seller Release.

(a) Seller (i) represents, warrants, and acknowledges that Seller has been fully advised by Seller’s attorney that, under certain statutory or common-law principles applied in certain states, a general release does not extend to claims that a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with the debtor, and (ii) hereby expressly waives the benefits thereof and any rights Seller may have under any statute or common law principle of similar effect in any jurisdiction.

(b) Seller hereby (i) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally, and completely waives and relinquishes, each of the Released Claims, and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any litigation, action, audit, suit, investigation or proceeding of any kind against any Releasee with respect to the Released Claims.

(c) Seller hereby acknowledges and intends that this release will be effective as a bar to each and every one of the Released Claims and expressly consents that this release will be given full force and effect in accordance with every express term or provision, including those (i) relating to any Released Claims, or (ii) relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims).

7.11 Certain Restrictions.

(a) Seller acknowledges and agrees that, in light of (x) Purchaser’s substantial investment in the Company, including its good will, customer relationships, employee relationships, Intellectual Property and other proprietary and/or confidential information, (y) Purchaser’s present intent to expand upon the scope, geographic, industry, types of services and otherwise, of the Business’ relationships with its current and former customers, and (z) the continued employment of certain employees of the Company by the Company or its post-Closing Affiliates following the Closing Date, as a condition precedent to Purchaser’s obligations to enter into and perform its obligations under the Transaction Documents, for a period of two (2) years commencing on the Closing Date, Seller will not, directly or indirectly, either for itself or for any other Person, without the prior written consent of the Purchaser:

(i) own, consult for, provide services to, engage in sales, brokerage, or marketing for, manage, participate in, be employed by, permit its, his, or her name to be used by, or be connected or do any business, or otherwise have any direct or indirect interest in, whether as a manager, officer, director, employee (including of any competitor of the Business), partner, sole proprietor, agent, broker, representative, independent contractor, consultant, franchisor, franchisee, creditor, shareholder, owner, joint venture partner, or otherwise, any Person or business engaged in a business that competes with Purchaser or the Company, including any business that designs, develops, manufactures, markets and/or sells endovascular catheters (any such business, a “Competing Business”), or a type of business planned as of the Closing Date to be entered into by the Company within the 12-month period immediately following the Closing Date, throughout North America, the UK, and the EU; provided, however, that the foregoing does not prohibit: (A) a Seller’s ownership of 2.0% or less of the stock of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange, automated dealer quotation system or in a U.S. or foreign over-the-counter-market; or (B) a Seller’s passive ownership of less than 2.0% of the equity interest in a private equity fund that is not formed specifically to invest in a particular Competing Business;

(ii) (A) induce or solicit, or attempt to induce or solicit, any then-current employee or contractor of any member of Company Group, to terminate or reduce such employee or contractor’s employment or engagement with any member of Company Group, or to accept employment with, provide services to, or partner with another Person, (B) in any way materially interfere with the relationship between any member of Company Group, on the one hand, and any employee or contractor thereof, on the other hand, or (C) hire or attempt to hire any then-current or past (within the preceding 12 months, as applicable to such time) employee or contractor of any member of Company Group; or

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(iii) call on or solicit any customer, client, strategic partner, joint venture partner, breach-coach or other similar referral source, vendor, supplier, consultant, contractor, licensee, licensor, bona fide potential acquisition or investment target or other material business relation (collectively, “Excluded Persons”) of any member of Company Group (including any Excluded Persons of the Company at any time during the 12-month period immediately prior to the Closing Date), in order to induce or attempt to induce such Excluded Person to utilize the services of a Competing Business or cease doing business with any member of Company Group or its Affiliates, or in any way materially interfere with the relationship between any Excluded Person and any member of Company Group or its Affiliates.

Notwithstanding the foregoing, the placement of general advertisement that may be targeted to a particular geographic or technical area, but is not targeted specifically towards employees or contractors of any member of Company Group will not be deemed to breach the non-solicit provisions of Section 7.11(a)(ii); provided that the preceding clause will not limit or otherwise modify the prohibitions against hiring set forth in Section 7.11(a)(ii)(C).

(b) Seller acknowledges and agrees that the covenants set forth in this Section 7.11 (collectively, the “Restrictions”) are reasonably designed to protect Purchaser’s substantial investment in the acquisition of the Company and are reasonable with respect to their duration, geographical area and scope. It is the desire and intent of the Parties that the provisions of this Section 7.11 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought, and each Party hereby consents to the jurisdiction of the state, provincial and federal courts in any such jurisdiction. If any particular provision(s) or portion of this Section 7.11 is adjudicated to be invalid or unenforceable, this Section 7.11 will be deemed amended to delete therefrom such provision(s) or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 7.11 in the particular jurisdiction in which such adjudication is made.

(c) Seller recognizes and affirms that in the event of breach of any of the provisions of this Section 7.8, money damages would be inadequate and that Purchaser would have no adequate remedy at Law. Accordingly, Seller agrees that each member of Company Group and its Affiliates, will be entitled, in addition to any other rights and remedies existing in their favor, to enforce its and Purchaser’s rights and Seller’s obligations under this Section 7.8 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief (without any requirement of notice or to post any bond or deposit) in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7.8 including injunctive relief to restrain the violation of such covenants by Seller or by any person or persons acting for or with Seller in any capacity whatsoever.

7.12 Exclusivity.

(a) Prior to the Closing, or until this Agreement is terminated in accordance with its terms, neither Seller nor the Company shall, and each such Person shall cause its and their respective shareholders, members, officers, employees, directors, managers, agents and representatives not to, directly or indirectly (i) solicit, initiate, knowingly induce, knowingly assist or take any action with the intent to facilitate or encourage (including by way of furnishing information) any inquiries with respect to, or the making of, any inquiry, proposal or offer (whether or not in writing, and including any proposal or offer to Seller) from any Person or group of Persons, other than Purchaser and its Affiliates, that may constitute, or that would reasonably be expected to lead to, an Alternative Transaction; (ii) engage or enter into, continue or otherwise participate in any discussions, negotiations or agreements with any Person or group of Persons, other than Purchaser and its Affiliates, regarding, or intended to result in, or would reasonably be expected to lead to, an Alternative Transaction; (iii) furnish any information relating to the Company or any of its Affiliates, assets or businesses, or afford access to the assets, business, properties, books or records of the Company or any of its Affiliates to any Person or group of Persons, other than Purchaser and its Affiliates, or cooperate in any way with any Person or groups of Persons, in each such case for the purpose of contemplating, knowingly assisting, or knowingly facilitating any proposal that may constitute, or that would reasonably be expected to lead to, an Alternative Transaction; or (iv) enter into an Alternative Transaction or any agreement, arrangement or understanding with respect thereto, including, without limitation, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement, term sheet or other similar document (whether oral or written) regarding, or that is intended to result in, or would reasonably be expected to lead to, an Alternative Transaction.

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(b) Until the Closing or the earlier termination of his Agreement in accordance with its terms, the Company, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller, the Company or any of their respective Affiliates or representatives) advise Purchaser orally and in writing of any proposal of the kind described in this Section 7.12 (including the identity of the proposing party and the proposed terms thereof), any request for information with respect to any such proposal or any inquiry with respect to or which could result in a proposal of the kind described in this Section 7.12.

(c) In addition to any other remedy that may be available to Purchaser at law, in equity or otherwise, Seller acknowledges and agrees that it shall be liable to Purchaser for any breach of the obligations set forth in this Section 7.12 by any of its Affiliates, directors, officers, employees, securityholders, agents, subsidiaries, representatives or members (including those not party hereto). Seller (for itself and on behalf of its Affiliates) acknowledges and agrees that Purchaser’s remedies at law for any breach of Seller’s, the Company’s or their Affiliates’ obligations hereunder would be inadequate, and agree and consent that, in addition to any other relief available to Purchaser at law or in equity, temporary and permanent injunctive relief, including specific performance, may be granted in a proceeding brought to enforce any provision hereof without the necessity of proof of actual damage or the posting of a bond or other security.

7.13 Resale Registration Statement.

(a) Purchaser shall prepare and, within 45 Business Days of the Closing Date, file with the SEC a registration statement on Form S-3, or, if such registration statement is not available, such other form as may provide for a registered resale, under the Securities Act (together with all amendments or supplements thereto, and all information incorporated by reference therein, the “Registration Statement”), covering the resale of the Closing Shares issued and Earnout Shares issuable pursuant to Section 2.5 of this Agreement (“Registrable Securities”). Purchaser will use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as reasonably practicable following the filing of the Registration Statement and shall use its reasonable best efforts to cause the Registration Statement to be maintained effective until the earliest to occur of (i) the sixth anniversary of the date the Registration Statement has first become effective, or (ii) the date that all of the Registrable Securities issued or issuable pursuant to Section 2.5 have actually been sold, or may be sold pursuant to Rule 144 under the Securities Act without any restrictions (including as to volume or manner of sale), including preparing and filing any amendments, post-effective amendments, and prospectus supplements as may be reasonably requested by Seller or required by the rules, regulations or instructions applicable to the registration form used by Purchaser or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold. Purchaser shall, at least three (3) days prior to the filing of the Registration Statement or any amendment or supplement thereto, Purchase shall furnish a copy thereof to Seller.

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(b) For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Purchaser may, by written notice to the Seller, suspend the use of any prospectus included in the Registration Statement if Purchaser’s board of directors or an authorized committee thereof determines in good faith that such suspension is necessary to (x) delay the disclosure of material nonpublic information concerning Purchaser, the disclosure of which Purchaser’s board of directors or such committee reasonably determines to be significantly disadvantageous to the Purchaser and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (and, in the event of a suspension pursuant to clause (y), Purchaser agrees to use reasonable best efforts to complete such amendment or supplement as soon as reasonably practicable). The Company and the Seller shall (a) promptly furnish such information, questionnaires, certificates or other documents as Purchaser may reasonably request in connection with any such Registration Statement and (b) use their reasonable best efforts to cause to be furnished by the appropriate representatives of the Company or by a Seller such information, questionnaires, certificates or other documents as may be reasonably requested by Purchaser in connection with the filing of any such Registration Statement. It shall be a condition precedent to the obligations of Purchaser to take any action pursuant to this Section (c) with respect to Seller that Seller furnish to Purchaser a fully completed questionnaire and such other information in writing regarding itself, the Purchaser Common Stock held by it, and the intended method of disposition of such securities by Seller as Purchaser shall reasonably request. In addition, Seller shall promptly notify Purchaser of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Purchaser Common Stock held by it, of any event relating to Seller that is required under the Securities Act to be set forth in any such Registration Statement. All expenses relating to the preparation, filing and otherwise relating to the preparation and filing of the Registration Statement (but not as to sales costs, fees and commissions relating to any sales of Registrable Securities thereunder) shall be the sole responsibility of Purchaser.

(c) So long as Seller holds Registrable Securities, Purchaser, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all SEC Reports required to be filed by Purchaser after the date hereof and to promptly notify Seller of its filing of all such SEC Reports. Purchaser further covenants that it shall take such further action as Seller may reasonably request, all to the extent required from time to time to enable Seller to sell the shares of Purchaser Common Stock held by Seller without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any customary legal opinions. Upon the request of Seller, Purchaser shall deliver to Seller a written certification of a duly authorized officer as to whether it has complied with such requirements.

7.14 NYSE American Listing. Purchaser shall use its reasonable best efforts to cause the Registrable Securities to be issued in connection with the transactions contemplated hereby to be approved for listing on the NYSE American promptly following the Closing Date.

7.15 Debt Restructuring; Lease Extension.

(a) On or prior to the Closing Date, the Company shall, working with the Seller, use its reasonable best efforts to cause the Company to restructure its Non-Assumed Indebtedness such that Seller shall have the sole obligation to pay or cause the repayment of such Non-Assumed Indebtedness from (i) the Upfront Stock Consideration paid at Closing or the cash proceeds of the sale of such Upfront Stock Consideration and (ii) any Earnout Consideration payable hereunder, and to cause the Company to be fully and unconditionally released from such obligations at Closing, including release of all security interests on the assets or property of the Company thereon (the “Debt Restructuring”). It shall be a condition to the Parties’ respective obligations to consummate the Transactions contemplated hereby, that such Debt Restructuring and Purchaser release be obtained on terms satisfactory to Purchaser in its sole discretion.

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(b) On or prior to the Closing Date, the Company shall use its Commercially Reasonable Efforts to cause the Company to extend the real property lease on the Leased Real Property, (the “Lease Extension”), having the following minimum key terms (unless waived by Purchaser) (i) options to extend the current lease on the Leased Real Property for not less than three successive extension periods of four years at each renewal, (ii) at a rental rate increase for each extension period that does not exceed standard inflation rates, and (iii) an option to expand the leased space when/if additional adjacent space becomes available on commercially similar terms and otherwise on such other commercially reasonable terms as Purchaser may approve. It shall be a condition to Purchaser’s obligation to consummate the Transactions contemplated hereby, that such Lease Extension be obtained on terms satisfactory to Purchase in its sole discretion.

7.16 Insurance Tail Policies. Prior to the Closing Date, the Company and Seller, with Purchaser’s cooperation, will use the Commercially Reasonable Efforts to obtain and maintain in effect, for a reasonable period after the Closing Date, a pre-paid tail policy of errors and omissions liability insurance, general liability insurance and any other insurance that would cover pre-Closing Liabilities of the Company (the “Tail Policies”) providing coverage and amounts and containing terms and conditions comparable to such existing policies for all Persons and Entities that are currently covered by any such policies of the Company, with respect to claims arising from facts or events that occurred at or prior to the Closing Date. The cost of any such Tail Policies shall be the responsibility of Seller.

7.17 Director and Officer Indemnification. Until the sixth anniversary of the Closing Date, Purchaser will cause the Company to maintain in effect provisions in the Organizational Documents of the Company (or in such documents of any successor to the Business) regarding exculpation and elimination of Liability of and indemnification in favor of each present and former director, manager, officer, or employee of the Company, in each case that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the Closing. The obligations of Purchaser under this Section 7.17 may not be terminated or modified in such a manner as to materially, disproportionately and adversely affect any Person to whom this Section 7.17 applies.

7.18 Alterra Matter. Prior to the Closing, the Company will assign to Seller all of the Company’s rights to collect on the jury verdict and judgment it obtained against Alterra with respect to the Alterra litigation described in in Section 5.14(a) of Seller’s Disclosure Schedule (the “Alterra Matter”). Additionally, the Company will assign the right to defend the Company in the Alterra Matter to Seller. To the extent that the Company cannot assign the Alterra Matter to Seller, Purchaser and Steve Berhow will enter into an agreement pursuant to which Steve Berhow, individually, will agree to indemnify and hold harmless Purchaser for any Liability the Company may suffer with respect to the Alterra Matter that Seller is unable to fully satisfy.

Article VIII
Closing Deliverables

8.1 Seller’s Closing Deliveries. Seller will deliver or cause to be delivered the following to Purchaser at the Closing, each of which will, unless otherwise indicated, be dated as of the Closing Date:

(a) the applicable brokerage account and related information requirement by the Purchaser’s Transfer Agent to transfer the Upfront Stock Consideration;

(b) evidence reasonably satisfactory to Purchaser that all Seller Transaction Expenses have been paid in full;

(c) documentation in form and substance reasonably acceptable to Purchaser relating to the Debt Restructuring and related release of the Company by the Lenders with respect to the Indebtedness as of the Closing Date, including authorization to file UCC termination statements in connection therewith (if applicable), and such other documents as Purchaser may reasonably require to evidence the termination and release in full of all associated Encumbrances relating to such Indebtedness on or promptly after the Closing Date;

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(d) evidence satisfactory to Purchaser that all approvals and actions of or by, and all notices to, all Governmental Entities have been obtained or taken place;

(e) the Third-Party Consents set forth in Schedule 8.1(e);

(f) documents necessary to terminate all shareholders and similar agreements affecting the Company, in form and substance reasonably acceptable to Purchaser;

(g) a termination agreement between the Company and each Person that has an employment agreement, offer letter or equity agreement with the Company, in form and substance reasonably acceptable to Purchaser, terminating any such existing employment agreements, offer letters or equity agreements between the Company and such Person, executed by such Person (or assigning such to the Seller, in the case of equity agreements);

(h) any real estate related documents, to the extent necessary, e.g., an estoppel certificate from landlord, SNDA, waivers, etc.

(i) a duly executed IRS Form W-9 from Seller;

(j) a certificate of the president of the Company dated as of the Closing Date, certifying as to (i) the incumbency and signatures of the officers of the Company executing each of the Transaction Documents, (ii) copies of the Company’s Organizational Documents, each as in effect on the Closing Date, (iii) copies of all resolutions adopted by the Company’s board of directors or similar governing body relating to the Contemplated Transactions and attached to such certificate, and (iv) copies of all resolutions adopted by the Company’s shareholders relating to the Contemplated Transactions and attached to such certificate;

(k) a certificate of good standing or equivalent for the Company, issued as of a date not more than 10 days before the Closing Date by the Secretary of State or similar official of the jurisdiction of its organization or formation and each other jurisdiction where it is qualified to do business as a foreign corporation or other Entity;

(l) to the extent specified by Purchaser prior to Closing, resignations, effective as of the Closing Date, of each director and officer of the Company from all positions held by such Person;

(m) evidence satisfactory to Purchaser that all amounts outstanding with respect to loans and advances, if any, made by the Company to any Representative of the Company have been repaid in full;

(n) evidence satisfactory to Purchaser that the Tail Policies have been obtained;

(o) the original minute books, stock ledger, and option or similar ledger (if any) of the Company;

(p) an electronic copy of the full contents of the virtual Data Room or file hosting service used in connection with the Contemplated Transactions; and

(q) all other documents, instruments, or certificates as may be reasonably requested by Purchaser or the Lenders.

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8.2 Purchaser Closing Deliveries. Purchaser will deliver or cause to be delivered, the following to Seller at the Closing, each of which (if a document) will, unless otherwise indicated, be dated as of the Closing Date:

(a) the Upfront Stock Consideration, issued in accordance with and to the recipients referenced in Section 3.3;

(b) a certificate of the secretary of Purchaser dated as of the Closing Date, certifying as to (i) the incumbency and signatures of the officers of Purchaser executing each of the Transaction Documents, (ii) copies of Purchaser’s Organizational Documents, each as in effect on the Closing Date and attached to such certificate, and (iii) copies of all resolutions adopted by Purchaser’s board of directors or similar governing body relating to the Contemplated Transactions and attached to such certificate; and

(c) for Purchaser, a certificate of good standing or equivalent issued as of a date not more than 30 days before the Closing Date by the Secretary of State or similar official of the state of its organization or formation.

Article IX

Conditions Precedent

9.1 Conditions to Obligations of All Parties. The obligation of each party to consummate the Contemplated Transactions is subject to the satisfaction at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Law or Proceeding shall be in effect against or involving any Purchaser, the Company or Seller that would prevent the consummation of the Contemplated Transactions.

9.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Purchaser in writing, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Seller Representations, the Fundamental Company Representations and the representation and warranty of Seller set forth in Section 5.7(z) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in the case of clause (ii), where such failure would not have a Material Adverse Effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. During the period from the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect.

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(d) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and executed by Seller, certifying to the fulfillment of the conditions specified in Sections 9.2(a)-(c).

(e) Closing Deliveries. Purchaser shall have received all deliverables in accordance with Section 8.1.

(f) Debt Restructuring. Seller and Company shall have completed the Debt Restructuring (and obtained Purchaser release therefrom) in a manner acceptable to Purchaser.

(g) Lease Extension. The Company shall have completed the Lease Extension on terms acceptable to Purchaser in its reasonable discretion.

(h) Voting and Support Agreements. The Voting and Support Agreements shall not have been withdrawn and the shareholders of the Seller shall have performed in all material respects all obligations required to be performed by Seller under Voting and Support Agreements at or prior to the Closing Date.

(i) Seller Stockholder Approval. The Seller Reorganization shall have occurred and the Stockholder Approval shall have been obtained.

(j) Tail Policies. The Company shall have obtained the Tail Policies.

9.3 Conditions to Obligations of Seller

. The obligation of Seller to consummate the Contemplated Transactions is subject to the satisfaction, or waiver by Seller in writing, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Purchaser Representations shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in the case of clause (ii), where such failure would not have a material adverse effect on Purchaser.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and executed by a duly authorized executive officer of Purchaser, certifying to the fulfillment of the conditions specified in Sections 9.3(a)-(b).

(d) Closing Deliveries. Purchaser shall have completed all deliverables in accordance with Section 8.2.

(e) Debt Restructuring. Seller and Company shall have completed the Debt Restructuring (and obtained Purchaser release therefrom) in a manner acceptable to Seller.

(f) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

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9.4 Frustration of Closing Conditions. With respect to its obligation to effectuate the Closing and any right to terminate this Agreement pursuant to Section 10.1, no Party may rely on the failure of any condition set forth in Sections 9.19.2 or 9.3, as the case may be, to be satisfied if such failure was caused by the failure of such Party or any of its Affiliates to use its reasonable best efforts to consummate the Contemplated Transactions.

Article X
Termination

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted;

(c) by either Purchaser or Seller if the Closing shall not have been consummated on or before December 31, 2024 (the “End Date”); provided, however, that no Party may terminate this Agreement pursuant to this Section 10.1(c) if such Party’s breach of its obligation under this Agreement resulted in or was a primary cause of the failure of the Closing to occur on or before the End Date;

(d) by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.2; provided, however, that if such breach is curable by Seller and Seller cures such breach within thirty (30) days following the Purchaser’s delivery of written notice thereof to Seller, Purchaser may not terminate this Agreement under this Section 10.1(d) due to such breach; provided further, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to Seller’s right to terminate this Agreement pursuant to Section 10.1(e); or

(e) by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.3; provided, however, that if such breach is curable by Purchaser and Purchaser cures such breach within thirty (30) days following Seller’s delivery of written notice thereof to Purchaser, Seller may not terminate this Agreement under this Section 10.1(e) due to such breach, failure to perform or inaccuracy; provided further, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if Seller is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to Purchaser’s right to terminate this Agreement pursuant to Section 10.1(d).

10.2  Effect of Termination.

(a) In the event of termination of this Agreement by either Purchaser or Seller, or both, in accordance with Section 10.1, (a) written notice thereof shall forthwith be given to the other Parties and (b) this Agreement shall forthwith become void and have no effect, and none of the Parties nor any of their respective subsidiaries or Affiliates or any of the officers, directors or managers of any of the foregoing shall have any Liability of any nature whatsoever under this Agreement or any other Transaction Document or in connection with the Contemplated Transactions, except that Section 7.7(a), Article VIII and this Article X shall survive any termination of this Agreement.

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(b) Breakup Fee. In the event that this Agreement is terminated by Purchaser pursuant to Section 10.1(d) as a result of a breach of Section 7.12 hereof, and Seller closes on an Alternative Transaction within 12 months thereafter) then the Seller and the Company shall, on a joint and several liability basis, pay Purchaser a break-up fee of $1,000,000.00 (the “Break-Up Fee”) in cash by wire transfer of same-day U.S. dollars to the applicable account or accounts designated in writing to the Company by Purchaser within three (3) Business Days after such termination. In the event that Purchaser shall receive full payment pursuant to this Section 10.2(b), the receipt of the Breakup Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Purchaser or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser, its Affiliates or any other Person shall be entitled to bring or maintain any proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Breakup Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, that (A) nothing in this Section 10.2(b) shall relieve the Company from any liabilities or damages resulting from any fraud or willful breach committed by the Company prior to such termination and (B) if the Company fails to pay the Breakup Fee in accordance with this Section 10.2(b) and Purchaser commences a suit which results in a final, non-appealable judgment against the Company for the Breakup Fee or any portion thereof, then the Company shall pay Purchaser it costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Breakup Fee from and including the date payment of such amount was due through the date of payment, at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made plus two percent (2%) (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding). The Breakup Fee is non-refundable and shall not be offset by or credited against any other payment. Each of the parties acknowledges and agrees that the agreements contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. Notwithstanding the foregoing, nothing in this Section 10.2(b) shall require Seller to close the Contemplated Transactions, to waive the conditions to Seller’s obligations in Sections 9.1 or 9.3 or to pay the Break-Up Fee in the conditions to Purchaser’s obligations in Section 9.2 are not satisfied in full.

(c) Reverse Break-Up Fee. In the event that this Agreement is terminated by Seller pursuant to Section 10.1(e) then Purchaser shall pay Seller a reverse break-up fee equal to $1,000,000.00 (the “Reverse Break-Up Fee”) in cash by wire transfer of same-day U.S. dollars to the applicable account or accounts designated in writing to Purchaser by Seller within three (3) Business Days after such termination, provided that Purchaser shall have the option to deliver such Reverse Break-Up Fee in Purchaser Common Stock having a value of the Reverse Break-Up Fee using the closing price of Purchaser Common Stock on the date that is two Business Days prior to such payment being made, and Seller shall cooperate with Seller to accept such delivery of Purchaser Common Stock. In the event that Seller shall receive full payment pursuant to this Section 10.2(c), the receipt of the Reverse Breakup Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Seller, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, Purchaser shall have no further liability, whether pursuant to a claim at law or in equity, to Seller, Company oir any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Seller, Seller, their respective Affiliates or any other Person shall be entitled to bring or maintain any proceeding against Purchaser or any of its subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Reverse Breakup Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. Each of the parties acknowledges and agrees that the agreements contained in this Section 10.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement. Notwithstanding the foregoing, nothing in this Section 10.2(c) shall require Purchaser to close the Contemplated Transactions, to waive the conditions to Purchaser’s obligations in Section 9.2 or to pay the Reverse Break-Up Fee in the conditions to Purchaser’s obligations in Section 9.2 are not satisfied in full.

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Article XI
Survival; Indemnification

11.1 Survival.

(a) Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the expiration of its Applicable Limitation Date as set forth, and each Party shall be entitled to recover for any Loss related thereto pursuant to Section 11.2(a)(i) or Section 11.3(a)(i), as applicable, if written notice of a claim thereof complying with the terms of this Agreement is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” means (i) with respect to Fundamental Representations, indefinitely, (ii) with respect to SOL Representations, 60 days after the date upon which the applicable statute of limitations expires, and (iii) with respect to representations or warranties other than Fundamental Representations and the SOL Representations, the date that is eighteen (18) months following the Closing Date.

(b) Survival of Covenants. All of the covenants or other agreements contained in this Agreement will survive the Closing Date until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the Party entitled to such performance.

(c) Claims for indemnification related to Fraud may be brought at any time following the Closing.

(d) Any Claims pending on the expiration of the survival period for which notice has been given in accordance with this Article XI on or before such expiration may continue to be asserted and indemnified against until finally resolved (each, a “Pending Claim”). Any Claim that is not pending as of the expiration of the survival period will be forfeited by the holder of such Claim vis-à-vis the Indemnifying Person.

11.2 Indemnification by Seller and Other Seller Indemnifying Party.

(a) Seller’s Indemnification. From and after the Closing and subject to any applicable limitation set forth in this Article XI, Seller and Steven Berhow (the “Other Indemnifying Party” and together with Seller, the “Seller Indemnifying Parties”) will indemnify, defend, and hold harmless Purchaser and each of its Representatives and Affiliates (including the Company) (each, a “Purchaser Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Purchaser Indemnitees and arising out of the following (each, a “Seller Indemnifiable Matter”):

(i) any inaccuracy in or breach of any of the representations or warranties made by Seller contained in this Agreement or any other Transaction Document to which it is a party;

(ii) any breach of any covenant of Seller in this Agreement or any other Transaction Document to which Seller is a party;

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(iii) any liability or obligation related to any Closing Date Indebtedness or unpaid Seller Transaction Expenses;

(iv) any Indemnified Taxes;

(v) any claims, actions, or disputes between or between Seller and the other Seller Indemnifying Party or among Seller and the equity holders of Seller, including without limitation any claims, actions, or disputes relating to the organization of Seller prior to the date hereof;

(vi) any claims by Seller, or other Person asserting any legal interest in the Company, Seller or Seller’s assets, against Purchaser or the Company in connection with the allocation or disbursement by Seller of the Purchase Price, provided that Purchaser has complied with all of its obligations under this Agreement in connection with the payment of the Purchase Price;

(vii) any matter referred to, or required to be referred to, in Section 5.14(a) of Seller’s Disclosure Schedule;

(viii) any amounts payable by Seller to Purchaser pursuant to Section 2.4(f);

(ix) any matter arising prior to the Indemnity Expiration Date but related to the ownership or operation of the Company prior to the Closing Date and that would have been required to be listed on in Section 5.14(a) of Seller’s Disclosure Schedule if such matter had arisen or been know prior to the Closing Date; or

(x) any Fraud on the part of the Company, Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction.

(b) Limitations. All obligations of Seller Indemnifying Parties under this Section 11.2 are subject to each applicable limitation below:

(i) In no event will: (A) the aggregate amount of indemnification paid by Seller for all Seller Indemnifiable Matters owed to Purchaser Indemnitees exceed the Purchase Price; (B) the aggregate amount of indemnification paid by the Other Seller Indemnifying Party for all Seller Indemnifiable Matters owed to Purchaser Indemnitees exceed $500,000 in the aggregate and the survival period therefor set forth in Section 11.1(a)(iii) above shall be twelve (12) months instead of eighteen (18) months; and (C) any payment for Seller Indemnifiable Matters under Section 9.2(a)(i) (other than with respect to Fundamental Seller Representations and SOL Representations) be made to any Purchaser Indemnitee unless and until the aggregate amount of all such payments owed by Seller with respect to all such Claims equals at least $50,000, after which all such Claims shall be paid from the first dollar; provided, however, that (x) as to Seller only, in no event will any of the Limitations apply to any Losses arising out of or relating to any Fraud the part of the Company, Seller, or any Representative of any of the foregoing in connection with this Agreement, any Transaction Document, or any Contemplated Transaction and (y) as to the Other Indemnifying Party only, in no event will any of the Limitations apply to any Losses arising out of or relating to the Other Indemnifying Party’s Fraud in connection with this Agreement, any Transaction Document, or any Contemplated Transactions, or such Other Indemnifying Party’s Fraud or gross negligence prior to the Effective Time.

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(ii) Subject to the Limitations and to the obligation to use Commercially Reasonable Efforts to seek recovery under available insurance pursuant to Section 11.8 below, all indemnification payments required to be made to any Purchaser Indemnitee in respect of Seller Indemnifiable Matters by Seller Indemnifying Parties will be: first, to the full extent available, offset against the Earnout Consideration, if any, which shall serve as the first source of recovery for any Seller Indemnifiable Matters, payable and deliverable to Seller in the chronological order of such payments, provided that, second, if no such Earnout Consideration has been earned, Purchaser shall have direct recourse against Seller; provided that, third, if no amount is recoverable as to the first, second and third above, in cash by Seller, provided that, fourth if no amount is recoverable as to the first, second and third above (or in the case of any intentional misconduct, intentional misrepresentation or gross negligence claimed within 12 months after the Effective Time, as provided in Section 11.2(b)(i)(y) above), in cash by the other Seller Indemnifying Party.

(iii) For purposes of calculating the amount of Losses to which an Indemnified Person is entitled under this Article XI for Seller Indemnifiable Matters and for purposes of determining whether a Seller representation or warranty is inaccurate or has been breached, the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded; provided, however, that the foregoing materiality scrape will not (A) affect any “knowledge” qualifiers, or (B) apply to limit any list within representations and warranties calling for scheduling of “material” items.

11.3 Indemnification by Purchaser.

(a) Purchaser Indemnification. From and after the Closing and subject to any applicable limitation set forth in this Article XI, Purchaser will indemnify, defend, and hold harmless Seller and each of its Representatives, Affiliates (excluding the Company), and equityholders (each, a “Seller Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Seller Indemnitees, directly or indirectly, and arising out of any of the following (each, a “Purchaser Indemnifiable Matter”):

(i) any inaccuracy in or breach of any of the representations or warranties made by Purchaser contained in this Agreement or any other Transaction Document to which it is a party;

(ii) any breach of any covenant of Purchaser in this Agreement or any other Transaction Document to which Purchaser is a party; or

(iii) any Fraud on the part of Purchaser, or any Representative of Purchaser in connection with this Agreement, any Transaction Document, or any Contemplated Transactions.

(b) Limitations. Other than in respect of any Fraud, Purchaser’s obligations to indemnify Seller Indemnitees pursuant to a Purchaser Indemnifiable Matter are subject to the following limitation: in no event will Purchaser’s aggregate Liability under any claims of any inaccuracy in or breach of any Purchaser representation or warranty exceed an amount in the aggregate equal to the Purchase Price (other than, for the avoidance of doubt, Purchaser’s obligation to pay the Purchase Price).

11.4 Claim Notice.

(a) Notice of Direct Claims. As soon as is reasonably practicable after any Purchaser Indemnitee or any Seller Indemnitee (each, as applicable, an “Indemnified Person”) or any Party becomes aware of any event or condition that would reasonably be expected to result in a Loss with respect to which Purchaser or any Seller Indemnifying Party (in each case as the case may be, an “Indemnifying Person”) may become obligated to indemnify, defend, hold harmless, compensate, or reimburse any Indemnified Person pursuant to this Article XI (a “Claim”), such Person will give notice of such Claim (a “Direct Claim Notice”) (i) if such Person is Purchaser or a Purchaser Indemnitee, to Seller and Seller Indemnifying Party, or (ii) if such Person is any Seller Indemnitee, to Purchaser. A Direct Claim Notice (A) must describe the Claim in reasonable detail; (B) on an informal and non-binding basis, reserving all future rights, identify whether such Claim pertains to a representation or warranty, or Fraud; and (C) must in good faith indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may reasonably be expected to be suffered by the Indemnified Person (the “Claimed Amount”).

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(b) Notice of Third-Party Claims. In the event of the assertion of any Claim by any third-party Person with respect to which an Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article XI, or the commencement by any third-party Person of any Proceeding (whether against a Party or any other Indemnified Person) with respect to which any Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article XI (each, a “Third-Party Claim”), the Indemnified Person or Indemnifying Person, as the case may be, if having notice of such Third-Party Claim, will provide the other party with prompt written notice (providing the same information as a Direct Claim Notice) of such Third-Party Claim (together with a Direct Claim Notice, a “Claim Notice”) together with copies of all documents (including court pleadings) received by the notifying Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Person.

(c) Failure to Deliver Notice. The delay or failure to provide such Claim Notice to the Indemnifying Person will not affect the rights or remedies of any Indemnified Person to receive indemnification for Losses or alter or relieve the Indemnifying Person of its obligations to indemnify for Losses, unless (i) such Claim Notice is delivered after the expiration of the applicable survival period (in which case the Indemnifying Person has no obligation to indemnify), or (ii) as a result of a material delay, the Indemnifying Person is materially prejudiced.

(d) Response to Claim Notice. During the 30-day period commencing upon the delivery to the Indemnifying Person of a Direct Claim Notice (the “Dispute Period”), the Indemnifying Person will deliver to the Indemnified Person a written response (the “Response Notice”) in which the Indemnifying Person: (i) agrees that the full Claimed Amount is owed to the Indemnified Person; (ii) agrees, with specificity as to the reasons and amount, that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Person; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Person. Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Person to be owing to the Indemnified Person pursuant to the Response Notice will be referred to as the “Contested Amount.” If a Response Notice is not timely received by the Indemnified Person prior to 5:00 p.m. Central Time on the 30th day of the Dispute Period, then the Indemnifying Person will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Person.

(e) Payment of Full Claimed Amount. If (i) the Indemnifying Person delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Person, or (ii) the Indemnifying Person does not deliver a timely Response Notice during the Dispute Period, then, subject to the limitations of this Article XI, (A) if a Purchaser Indemnitee is the Indemnified Person, the Seller Indemnifying Parties will pay such Indemnified Person any amount of the Claimed Amount that remains unpaid; or (B) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay to such Indemnified Person cash in an amount equal to the Claimed Amount.

(f) Payment of Less Than Full Claimed Amount. If the Indemnifying Person delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Person, then, subject to the limitations of this Article XI, (i) if a Purchaser Indemnitee is the Indemnified Person, Seller Indemnifying Parties will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay to such Indemnified Person cash in an amount equal to the Agreed Amount.

(g) Settlement of Contested Amount. If the Indemnifying Person delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Person and the Indemnified Person will attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnifying Person and the Indemnified Person resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an “Agreed Amount”), then the Indemnifying Person and the Indemnified Person will execute a written settlement agreement, and then, subject to the limitations of this Article XI, (i) if a Purchaser Indemnitee is the Indemnified Person, Seller Indemnifying Parties will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid, or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay to such Indemnified Person cash in an amount equal to the Agreed Amount.

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(h) Failure to Settle Contested Amount. If the Indemnifying Person and the Indemnified Person are unable to resolve any part of the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either the Indemnified Person or the Indemnifying Person (with Purchaser or Seller as the sole authorized agents of the Parties, as the case may be) may submit the dispute to a court of competent jurisdiction within one year following the delivery of the Response Notice, and the remaining Contested Amount will only be payable upon the earlier of the agreement of the parties or entry of a final, non-appealable Order concerning the matter issued by a court of competent jurisdiction (a “Final Award”), and, subject to the limitations of this Article XI, (i) if a Purchaser Indemnitee is the Indemnified Person, Seller Indemnifying Parties will pay to such Indemnified Person any amount of the Final Award that remains unpaid after such reduction; or (ii) if a Seller Indemnitee is the Indemnified Person, Purchaser will pay cash to such Indemnified Person in an amount equal to the amount of the Final Award. If neither the Indemnified Person nor the Indemnifying Person submit the dispute to a court of competent jurisdiction within such one-year period following delivery of the Response Notice, such dispute will be deemed resolved in favor of the Person delivering the Response Notice.

(i) Defense of Third-Party Claims. The Indemnifying Person will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in this Section 11.4(i), provided that (A) the Indemnifying Person promptly notifies the Indemnified Person in writing (but, in any event, within 10 Business Days following the delivery of the Third-Party Claim Notice) of the Indemnifying Person’s intent to conduct such defense, and (B) if any of Purchaser or its Affiliates are the Indemnified Person under this Agreement with respect to such Third-Party Claim, such Third-Party Claim (I) has not been brought by then-current customers or vendors of Purchaser or its Affiliates, and (II) is not otherwise disruptive to the Company if not defended directly by Purchaser, the Company or any of their respective Affiliates. Subject to the foregoing, the Indemnified Person will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 11.4(i)(iii), provided that the Indemnifying Person has not elected to conduct the defense pursuant to the preceding sentence.

(i) If the Indemnifying Person does deliver such written notice of its intent to conduct the defense of such Third-Party Claim in accordance with this Section 9.4(i), the Indemnifying Person will assume the defense of such Third-Party Claim; except that: (A) the Indemnifying Person must provide the Indemnified Person with an affidavit attesting that the Indemnifying Person has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (B) the Third-Party Claim must seek (and continue to seek) solely monetary damages and may not involve any criminal proceeding, action, investigation or allegations; (C) the Indemnifying Person must expressly agree in writing that as between the Indemnifying Person and the Indemnified Person, the Indemnifying Person may only satisfy and discharge the Third-Party Claim in accordance with the limits set forth in this Agreement; (D) counsel selected by the Indemnifying Person must be reasonably acceptable to the Indemnified Person; (E) the Indemnifying Person expressly agrees in writing that it will be liable for any Loss incurred by the Indemnified Person, subject only to the limitations set forth in this Article XI; and (F) the Indemnified Person has not been advised in writing by counsel that (I) a reasonable likelihood exists of a material conflict of interest between the Indemnifying Person and the Indemnified Person with respect to the defense of such Third-Party Claim, or (II) the Indemnified Person has one or more defenses not available to, and not otherwise being covered by counsel to, the Indemnifying Person (the conditions set forth in clauses (A) through (F) of this paragraph are, collectively, the “Litigation Conditions”).

(ii) Subject to continued fulfillment of the Litigation Conditions:

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(A) the Indemnifying Person will proceed to defend such Third-Party Claim in a diligent manner with counsel reasonably satisfactory to the Indemnified Person at the sole expense of the Indemnifying Person, subject to any applicable limitations in this Article XI;

(B) the Indemnifying Person will keep the Indemnified Person reasonably informed of all material developments and events relating to such Third-Party Claim;

(C) the Indemnified Person will cooperate in connection with the defense, compromise or settlement of any Third-Party Claim and will furnish such non-privileged records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by, and at the cost of, the Indemnifying Person in connection therewith;

(D) the Indemnified Person will have the right to participate (but not control), at its sole cost and expense, in the defense of such Third-Party Claim; except that, if (A) any of the Litigation Conditions cease to be met, or (B) the Indemnifying Person fails to take reasonable steps necessary to defend diligently such Third-Party Claim, and, in either case, the Indemnified Person provides notice and the Indemnifying Person fails to cure within 10 days, then the Indemnified Person may assume and control the defense of the Third-Party Claim; and

(E) the Indemnifying Person may not settle, adjust, or compromise such Third-Party Claim without the prior written consent of the Indemnified Person, unless such settlement or compromise includes only the payment of funds satisfied entirely by the Indemnifying Person.

(iii) If the Indemnified Person proceeds with the defense of any Third-Party Claim pursuant to this Section 9.4:

(A) all reasonable expenses relating to the defense of such Third-Party Claim (whether or not incurred by the Indemnified Person) to the extent they are indemnifiable Losses pursuant to this Article XI will be borne and paid exclusively by the Indemnifying Person, subject to any applicable limitations in this Article XI;

(B) the Indemnified Person will proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner;

(C) the Indemnifying Person will make available to the Indemnified Person any documents and materials (other than privileged documents or materials) in the possession or control of the Indemnifying Person that may be necessary to the defense, compromise or settlement of such Third-Party Claim and will furnish such information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnified Person in connection therewith;

(D) the Indemnified Person will keep the Indemnifying Person reasonably informed of all material developments and events relating to such Third-Party Claim; and

(E) the Indemnified Person may not settle, adjust or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person, which consent may not be unreasonably withheld, delayed or denied.

(iv) Additionally, the Indemnifying Person will lose its right to contest, defend, litigate and settle the Third-Party Claim if it fails to accept a tender of the defense of the Third-Party Claim. In such event, the Indemnified Person will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third-Party Claim; provided, however, that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Person.

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11.5 Exclusive Remedy; No Double Recovery. Other than Fraud and the equitable remedies described in this Agreement, the exclusive remedy of any Party or other Person entitled to indemnification under this Article XI for Losses arising out of or relating to any Purchaser Indemnifiable Matter or Seller Indemnifiable Matter will be indemnification under this Article XI. No Indemnified Person will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Person had already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

11.6 Specific Performance. Each Party hereby acknowledges that the rights of each Party with respect to such matter are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties will be entitled to: (a) subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) seek any other equitable relief.

11.7 Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Article XI will be enforceable regardless of whether (a) the Liability is based upon past, present, or future acts, claims, or Laws (including any past, present, or future bulk sales Law, Environmental Law, fraudulent transfer act, products liability, securities, or other Law) and (b) any Person (including any Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

11.8 Determination of Losses. Losses payable to or received by an Indemnified Person under this Article IX will be reduced by the amount of any (a) insurance proceeds with respect to such Losses, net of any increase in premiums or other out-of-pocket costs of the Indemnified Person as a result of such insurance claims; and (b) indemnification payments, contribution payments, collections, or reimbursements with respect to such Losses (collectively, “Third-Party Recovery Proceeds”), in each case, actually received by any Indemnified Person, it being understood that in no event will any indemnification payment under this Article IX be delayed in anticipation of the receipt of any Third-Party Recovery Proceeds nor will any Indemnified Person be obligated to make any insurance or other claim, or to initiate any Proceeding, against any third party, provided that any Indemnified Party shall use Commercially Reasonable Efforts (but shall not be required to institute legal proceedings) to pursuant insurance claims that may reduce any indemnified Losses hereunder. The representations, warranties, covenants, and obligations of Seller, and the rights and remedies that may be exercised by the Purchaser Indemnitees, will survive Purchaser’s investigation and not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Purchaser Indemnitees or any of their respective agents or representatives.

11.9 Treatment of Indemnity Payments for Tax Purposes. All amounts payable by Seller to or for the benefit of a Purchaser Indemnitee under this Article XI will, for Tax purposes, be treated as an adjustment to the Purchase Price payable by Purchaser to Seller, unless otherwise required by applicable Law.

11.10 Payment or Reimbursement of Losses. Subject to the limitations of this Article XI, payment or reimbursement for Losses incurred by an Indemnified Person will be made by or on behalf of the Indemnifying Person within 15 Business Days of the final resolution of any related claim for indemnification under the terms of this Agreement. Any offset against the Earnout Consideration by the Purchaser with respect to a claim for indemnification by any Purchaser Indemnitee under this Article XI will be deemed a payment by Seller to such Purchaser Indemnitee.

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Article XII
[Reserved]

Article XIII
General Provisions

13.1 Seller’s Disclosure Schedule. The information in Seller’s Disclosure Schedule constitute (a) exceptions to particular representations and warranties of Seller in this Agreement, or (b) descriptions or lists of Equity Securities, assets, Liabilities, and other items referred to in particular representations and warranties of Seller in this Agreement. The statements in Seller’s Disclosure Schedule relate to the specific sections of this Agreement to which they refer and shall be deemed disclosed in all other sections of the Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other Section of this Agreement to which such information is responsive.

13.2 Assignment. This Agreement is binding upon, and inures to the benefit of, each Party to this Agreement and such Party’s successors and assigns (if any). No Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent; provided, however, that Purchaser may, with notice to but without the consent of the other Parties, assign all (but not less than all) of its rights and obligations under this Agreement to any lenders of Purchaser or the Company or any Affiliate of either as collateral security.

13.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement. Without limiting the generality of the foregoing, (a) no employee or former employee (including any beneficiary or dependent thereof) of the Company or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, will have any rights under this Agreement or under any of the Transaction Documents to which he, she, or it is not personally a party, and (b) other than as an express party to this Agreement or the Transaction Documents, if applicable, no creditor of any of the Parties will have any rights under this Agreement or any of the Transaction Documents. Nothing in this Agreement may be deemed or construed to affect any change or amendment to any Benefit Plans, and nothing in this Agreement modifies or will be deemed to modify the ability of any Benefit Plan to be amended or terminated in accordance with its terms.

13.4 Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, sent by electronic mail, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return-receipt requested), postage prepaid, to the Parties at the addresses set forth in Appendix B or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 13.4, which will not constitute an amendment for the purpose of Section 13.7. Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date sent if confirmation of receipt is received; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

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13.5 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will be an original, and all of which when executed will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic image scan transmission in .pdf will be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by electronic image scan transmission in .pdf will, upon the request of a Party, promptly thereafter deliver a manually executed counterpart signature page to such Party; provided, however, that the failure to do so will not affect the validity, enforceability, or binding effect of this Agreement.

13.6 Entire Agreement; Exclusivity of Agreement. This Agreement and the other Transaction Documents, along with the Exhibits, Schedules, and Seller’s Disclosure Schedule to this Agreement and thereto, contain the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior agreements and understandings relating to such subject matter. The representations, warranties, and covenants in this Agreement are intended to be part of the bargain among the Parties. Except in the case of Fraud arising from any breach of any representations, warranties, or covenants made in this Agreement or the Transaction Documents, respectively, none of the Parties will be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth in this Agreement and the Transaction Documents. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction.

13.7 Amendments. This Agreement may not be amended except pursuant to the written agreement of Purchaser and Seller and any attempted amendment to the contrary will be void ab initio.

13.8 Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision will be fully severable from this Agreement and the other provisions of this Agreement will remain in full force and effect in such jurisdiction and the remaining provisions of this Agreement will be liberally construed to carry out the provisions and intent of this Agreement; provided, if any one or more of the provisions contained in this Agreement will be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision will be deemed amended by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction, nor will the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person. To the extent not prohibited by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

13.9 Governing Law; Venue; Waiver of Jury Trial.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed solely by the internal laws of the State of Delaware , without regard to the conflict-of-law principles thereof.

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(b) Venue and Jurisdiction. Except as provided in Section 7.11(c) or Section 11.6, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state or federal court located in St. Louis, Missouri. Each Party:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in St. Louis, Missouri (and each appellate court located in the State of Missouri) in connection with any such Proceeding;

(ii) agrees that each state and federal court located in the Eastern District of Missouri, will be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the Eastern District of Missouri, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT TO THIS AGREEMENT. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) MAKES THIS WAIVER VOLUNTARILY; AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.9(c).

13.10 Waiver in Writing. No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

13.11 Attorneys’ Fees and Expenses. In the event of any legal action or other legal proceeding among the Parties relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing Party will be entitled to payment by the non-prevailing Party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing Party.

13.12 Construction.

(a) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party may not be applied in the construction or interpretation of this Agreement.

(b) The Parties intend that each representation, warranty, and covenant contained in this Agreement have independent significance.

[The remainder of page intentionally left blank.]

69

The Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

STEREOTAXIS, INC.

By:	/s/ David Fischel
Name:	David Fischel
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

COMPANY:

Access Point Technologies EP, Inc.

By:	/s/ Steven Berhow
Name:	Steven Berhow
Title:	Chief Executive Officer

SELLER:

APT HOLDING COMPANY, INC.

By:	/s/ Steven Berhow
Name:	Steven Berhow
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

Appendix A

Definitions

Capitalized terms and other terms used in this Agreement have the following respective meanings:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Accountant” means a firm of independent accountants having no material relationship with any party to this Agreement and reasonably acceptable to both Purchaser and Seller.

“Accounts Payable” means the bona fide trade accounts payable of the Company as determined in accordance with GAAP.

“Accounts Receivable” means all bona fide trade accounts receivable of the Company representing amounts receivable in respect of goods shipped/provided or services rendered in connection with the Business as determined in accordance with GAAP.

“Accrued Liabilities” means all expenses or losses incurred by the Company that have not yet been paid or recorded elsewhere in the Company’s financial statements, including all expenses and losses in respect of returned or rejected goods.

“Acquired Shares” is defined in the Preliminary Statements to this Agreement.

“Affiliate” means (a) with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and (b) with respect to a natural person, also any Related Party of such natural person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise; provided, that any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities will be deemed to control such other Person.

“Agreed Amount” is defined in Section 11.4(d).

“Agreement” is defined in the opening paragraph of this Agreement.

“Aggregate Consideration” is defined in Section 7.3(e)(ii).

“Alternative Transaction” shall mean any transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the potential sale of capital stock or Equity Securities of, or merger, consolidation, combination, sale or license of assets (other than in the ordinary course or sale or replacement of any immaterial operating assets of the Company in the ordinary course), reorganization, or other similar transaction involving, the Company, other than the transactions contemplated by this Agreement.

“Annual Financial Statements” is defined in Section 5.5(a).

“Applicable Limitation Date” is defined in Section 11.1(a).

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other benefit, retirement, pension, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, golden parachute, profit sharing, bonus, change in control, severance, salary continuation, vacation, disability, medical, hospitalization, cafeteria, dental, life, sick leave, health-care reimbursement, dependent-care assistance, paid time off, and fringe-benefit agreement, plan, policy, fund, arrangement, and program, whether or not reduced to writing, and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of one or more current or former employees, directors, shareholders, consultants, or independent contractors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any member of the Controlled Group, or under which the Company, or any member of the Controlled Group has or reasonably could have any liability.

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“Break-Up Fee” is defined in Section 10.2(b).

“Business” means the business of designing, developing, manufacturing, marketing and/or selling endovascular catheters.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York are authorized or obligated to close.

“Cash” means unrestricted cash and cash equivalents (including marketable securities) of the Company, as of the Effective Time, determined in accordance with GAAP, but less all Liabilities of the Company under outstanding checks, money orders, or similar instruments of, or issued or sent by, the Company (except to the extent such amount is included in the calculation of Indebtedness of the Company).

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of capital stock representing more than 50% of the aggregate voting power represented by the issued and outstanding capital of Purchaser or the Company; (b) any sale, lease, or transfer or series of sales, leases, or transfers of all or substantially all of the assets of Purchaser or the Company; (c) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by Purchaser or the Company or the holders of common stock (or other voting stock of Purchaser or the Company) that results in the inability of the holders of common stock (or other voting stock of Purchaser or the Company) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of Purchaser or the Company, as the case may be; or (d) any merger, consolidation, recapitalization, or reorganization of Purchaser or the Company with or into another Person (whether or not Purchaser or the Company is the surviving corporation) that results in the inability of the holders of common stock (or other voting stock of Purchaser or the Company, as the case may be) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Claim” is defined in Section 11.4(a).

“Claim Notice” is defined in Section 11.4(b).

“Claimed Amount” is defined in Section 11.4(a).

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” is defined in Section 2.4(b).

“Closing Date” is defined in Section 3.1.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company at Closing, but shall not include the Non-Assumed Indebtedness that will be assumed by Seller in connection with the Debt Restructuring.

“Closing Working Capital Amount” is defined in Section 2.4(b).

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“Closing Working Capital Notice” is defined in Section 2.4(b).

“COC Notice” is defined in Section 2.5(g).

“COC Value” is defined in Section 2.5(g).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible; provided, however, that a Person required to use its Commercially Reasonable Efforts may not be required to take actions that would result in a material adverse change in the benefits to such Person under the Transaction Documents and the Contemplated Transactions, commence any litigation, or offer or grant any material accommodation (financial or otherwise) to any third-party.

“Company” is defined in the opening paragraph of this Agreement.

“Company Group” means Purchaser together with each of its direct and indirect Subsidiaries (including Company).

“Company Intellectual Property” is defined in Section 5.11(a).

“Company Licensed Intellectual Property” is defined in Section 5.11(a).

“Competing Business” is defined in Section 7.11(a)(i).

“Confidentiality Agreement” means that certain confidentiality agreement, dated March 1, 2023, between Purchaser and the Company.

“Consent” means, with respect to a Person, any (a) consent, novation, approval, qualification, license, Permit, order, or authorization of any other Person; (b) obligation of such Person under any Law, Order, or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract, or Permit, including the waiver of a breach, default, or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Contemplated Transactions; or (d) release that such Person is required to obtain of any Encumbrance, in each case of the foregoing, without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contemplated Transactions” means the purchase and sale of the Acquired Shares and the other transactions and obligations contemplated by or provided for by this Agreement and the other Transaction Documents.

“Contested Amount” is defined in Section 11.4(d).

“Contract” means, with respect to any Person, any written, oral, implied, or other agreement, contract, instrument, note, mortgage, bond, loan, indenture, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, sale or purchase order, work order, insurance policy, lease, license, commitment, covenant, or legally binding arrangement to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have any current or future Liability (notwithstanding the Statute of Frauds requirement that any such oral agreement be in writing if in excess of a certain amount in order to be binding).

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“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning Section 4001(b)(1) of ERISA with the Company, or (b) that together with the Company is treated as a single employer under Section 414(t) of the Code.

“Data Room” means the virtual data room Drop Box established by the Company in connection with the Contemplated Transactions and accessible to Purchaser and its Representatives.

“Deposit” is defined in Section 5.9.

“Direct Claim Notice” is defined in Section 11.4(a).

“Dispute Notice” is defined in Section 2.5(c)(ii).

“Dispute Period” is defined in Section 11.4(d).

“Earnout Consideration” means any Global Revenue Earnout Consideration, any US Revenue Earnout Consideration and any Regulatory Milestone Payments, as the case may be.

“Revenue Earnout Measurement” is defined in Section 2.5(c)(i).

“Earnout Stock Consideration Value” means, for Purchaser Common Stock issued in the case of payment of any Global Revenue Earnout, US Revenue Earnout or Regulatory Milestone Payment, the applicable amount of such payments calculated in accordance with this Agreement, rounded down to the nearest whole share.

“Effective Time” is defined in Section 3.1.

“Employee” means any individual who, as of the Closing Date, (a) is actively employed by the Company, or (b) but for the fact that such individual is on Leave, would otherwise be actively employed by the Company.

“Encumbrances” means any mortgage, assessment, deed of trust, security interest, charge, easement, servitude, right of way, pledge, negative pledge, proxy, voting trust or agreement, claim, lien (for Taxes or any other Indebtedness or matter), adverse interest, levy, preference, option, warrant to purchase, right of possession or use, lease, sublease, tenancy, license, community or other marital property interest, condition, equitable interest, encroachment, right of first option, right of first refusal or offer, preemptive right or similar restriction, defect, exception, reservation, limitation, impairment, imperfection of title, or encumbrance of any kind, including any conditional sales Contract, title retention Contract, or other Contract to give any of the foregoing, restriction on voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or financing statement under the Law of any jurisdiction.

“Entity” means any firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, organization, or other entity.

“Entity Representative” means, with respect to a Person, such Person’s directors, managers, partners, members, trustees, officers, employees, equity holders, and agents.

“Environment” means soil, land surface, or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking-water supply, stream sediments, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any requirement under any Law that relates to (a) the protection of the Environment or human health and safety, (b) pollution, protection of the environment, or (c) generation, storage, handling, labeling, transport, disposal or Release of any Hazardous Material, including the Globally Harmonized System of Classification and Labeling of Chemicals (as implemented under applicable Law), the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act; the Federal Water Pollution Control Act; the Clean Air Act; the Clean Water Act; the Asbestos Hazard Emergency Response Act; the Safe Drinking Water and Enforcement Act of 1986; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act of 1970; the Oil Pollution Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Resource Conservation and Recovery Act of 1976; each as amended and including regulations promulgated thereunder and their state counterparts.

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“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“EU” means the European Union, together with, as of the date in question, all of its then-current constituent member-countries.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Person” is defined in Section 7.11(a)(iii).

“Final Award” is defined in Section 11.4(h).

“Final Closing Working Capital Amount” is defined in Section 2.4(c).

“Financial Statements” is defined in Section 5.5(a).

“Fraud” means an act committed by a Person, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article 3 or Article 4 hereof, as applicable (in each case, as modified or supplemented by the Disclosure Schedules), which constitutes actual common law fraud in the state of Delaware.

“Fundamental Company Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Equity Securities; Capitalization), Section 5.3 (Authority; Execution and Delivery; Enforceability), Section 5.10 (Title to Assets; Real Property), Section 5.22 (Brokers) and Section 5.25 (Certain Payments).

“Fundamental Purchaser Representations” means the representations contained in Section 6.1 (Organization; Good Standing; Authority), Section 6.5 (Purchaser Common Stock), Section 6.7 (Capitalization of Purchaser) and Section 6.8 (Brokers).

“Fundamental Representations” means the Fundamental Company Representations, the Fundamental Purchaser Representations, and the Fundamental Seller Representations.

“Fundamental Seller Representations” means the representations and warranties contained in Section 4.1 (Standing), Section 4.2 (Title to Acquired Shares), Section 4.3 (Authority; Execution and Delivery; Enforceability) and Section 4.5 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date, applied in a manner consistent with the Financial Statements and past practice of the Company.

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“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, municipal, local or foreign, or any agency, authority (including transit authority), contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity).

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; or (b) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic substance,” “toxic chemical” or any other substance or material of similar import or regulatory effect under any Environmental Law.

“Holdback Amount” is defined in Section 2.3(a).

“Income Tax” means any Tax based on or measured by reference to net income or gross income (excluding any Tax based solely on gross receipts), including any interest, penalty, or addition thereto, whether or not disputed.

“Income Tax Return” means any Tax Return filed or required to be filed with respect to Income Taxes.

“Indebtedness” of any Person means, without duplication, (a) all Liabilities of such Person created, issued, or incurred for borrowed money (including the current portion thereof); (b) all obligations of such Person to pay the deferred purchase price or acquisition price of property or services, or similar payment, to the extent constituting a Liability (other than accrued expenses and trade accounts payable incurred in the Ordinary Course of Business of such Person that are not more than 60 days past due), including any “earnout” or similar payments or any non-compete payments; (c) all Liabilities of such Person evidenced by a note, bond, debenture, or similar Contract (including a purchase money obligation); (d) the then-drawable stated amount of and, without duplication, all reimbursement obligations of such Person under letters of credit, bankers’ acceptance, note purchase facility, or similar instruments issued or accepted by banks and other financial institutions; (e) all accumulated dividends or distributions of such Person, whether or not declared; (f) all Liabilities of such Person for severance, bonus, commissions (including origination commissions related to the pre-Closing period), incentive, or similar arrangements (including bonuses and commissions for Sellers or employees and any bonuses or commissions that are overdue), including the employer portion of any related employment, payroll, unemployment, withholding, or similar Taxes; (g) any accrued severance and paid-time-off, sick day, or vacation obligations owed by such Person that are included on the Interim Balance Sheet, in each case, including the employer portion of any related employment, payroll, unemployment, withholding, or similar Taxes; (h) Liabilities for any accrued Taxes (i) the principal amount of all Liabilities under or in respect of leases required to be capitalized under GAAP; (j) all Liabilities of such Person under any interest rate swap, hedging, or similar agreements; (k) all Liabilities of such Person for any credit card payables with respect to charges having a transaction date of 45 days past due or related to non-business related activities; (l) all Liabilities in respect of any off-balance sheet transactions; (m) obligations to any Affiliate of Seller; (n) all Liabilities for the Company funded 401(k) distributions and profit sharing or deferred compensation obligations of such Person; (o) all Liabilities for prepaid deferred revenue, third-party deposits or escrows for crypto currency purchases, and customer incentive or rebate programs or payments; and (p) all obligations of another Person of the types listed in clauses (a) through (o) above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to liens, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), such Person. “Indebtedness” includes (i) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities, and fees or expenses; (ii) all “cut” but uncashed checks; (iii) cash, book, or bank account overdrafts; and (iv) any and all amounts owed to any Affiliates of such Person, including any equity holders of such Person. For purposes of clarity, the Parties agree that Indebtedness does not include any Liabilities included in the calculation of Net Working Capital.

“Indemnified Person” is defined in Section 11.4(a).

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“Indemnified Taxes” means (without duplication) any of the following Taxes:

(a) all Taxes of Seller;

(b) (i) all Taxes of the Company (or Taxes imposed on the Purchaser or its Affiliates with respect to the Company) for any Tax period ending on or before the Closing Date, or attributable to the portion of any Straddle Period ending on the Closing Date; or (ii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(c) all Taxes resulting from a breach of a representation or warranty contained in Section 5.16 (Taxes);

(d) all Taxes resulting from a breach of any covenant set forth in Section 7.6;

(e) any Taxes set forth in Section 7.7(b).; and

(f) all Taxes related to or arising out of the Debt Restructuring.

“Indemnifying Person” is defined in Section 11.4(a).

“Information Systems” means all computer hardware, databases and data storage systems, computers, data, databases, and communications networks (other than the Internet), architecture, interfaces and firewalls (whether for data, voice, video or other media access, transmission, or reception), and other apparatus used to create, store, transmit, exchange, or receive information in any form.

“Insolvency” or “Insolvent” means, with respect to a Person, any transaction, event, or occurrence or series of transactions, events, or occurrences resulting in (a) the inability of such Person to meet its debt obligations as they fall due and avoid default; (b) such Person having negative net assets such that liabilities exceed assets; (c) such Person voluntarily commencing any case, proceeding, or other action seeking to adjudicate such Person as a bankrupt or insolvent, or seek liquidation or dissolution under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seek appointment of a receiver, trustee, custodian, or other similar fiduciary, with respect to material parts of such Person’s businesses; or (d) commencement against such Person any case, proceeding or other action of a nature referred to in clause (c) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of 90 days.

“Insurance Policies” is defined in Section 5.13.

“Intellectual Property” means all intellectual property and other proprietary rights worldwide including: (a) all patents and patent and industrial design applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, re-examinations, and extensions thereof, and all industrial designs (including utility model rights, design rights and industrial property rights); (b) all registered and unregistered trademarks, trademark applications, services marks, trade dress, trade names, brand names, logos and corporate names, slogans and all other indicia of origin, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights and works of authorship, whether registered or unregistered, mask works, moral rights and database rights, and all applications and registrations in connection therewith including the right to make derivative works and all other associated statutory rights; (d) all Trade Secrets; and (e) all Internet domain names.

“Interim Balance Sheet Date” is defined in Section 5.5(a).

“Interim Balance Sheets” is defined in Section 5.5(a).

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“Interim Financial Statements” is defined in Section 5.5(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge of Steve Berhow, Desmond Lewis, Lukas Peine, and Lisa Rathbun, or the knowledge they should have after reasonable inquiry into the fact or matter represented or warranted.

“Law” means any federal, state, provincial, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, common law or principle thereof, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, directive, requirement, specification, executive decree, or Order or interpretation that is issued, enacted, promulgated, or otherwise put into effect, by or under the authority of any Governmental Entity.

“Lease Extension” is defined in Section 7.15(b).

“Leased Real Property” is defined in Section 5.10(c).

“Leave” means the absence from active employment as of the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability leave, medical leave, long-term disability leave, administrative leave, military leave, or any other type of leave that entitles the individual to reinstatement upon the completion of the applicable leave based on the policies of the employing Company.

“Lenders” means each of (i) First Western Bank & Trust, (ii) State of North Dakota, d/b/a The Bank of North Dakota for the benefit of the Innovation Loan Fund to Support Technology Advancement (the “Bank of North Dakota”), (iii) the City of Rogers, Minnesota and (iv) the Rogers Economic Development Authority, and each individually, a “Lender”.

“Liability” means, with respect to any Person, any liability, debt, or obligation of such Person of any kind, character, description, or nature, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or indeterminable in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be reflected on the financial statements of such Person, including all costs and expenses relating thereto and any liability for Taxes.

“Limitations” means the limitations set forth in clauses (A), (B) and (C) of Section 11.3(b)(i)(i).

“Litigation Conditions” is defined in Section 11.4(i)(i).

“Litigation Indemnity Expiration Date” means the date that all matters described on Section 5.14(a) of Seller’s Disclosure Schedule are settled pursuant to a full, final and conclusive settlement agreement, or a Final Award has been entered with respect thereto.

“Lock-up and Voting Agreement” is defined in Section 8.1(l).

“Loss” means, with respect to any Person at the time of determination, any damage, injury, decline in value, lost opportunity, lost profit, lost Tax deduction or benefit, Liability, claim, action, deficiency, demand, settlement, Order, award, payment, recovery, fine, penalty, insurance premium increase, Tax, loss of the value of amortization or depreciation deductions resulting from a breach of Sections 5.16 (Taxes), Encumbrance, assessment, fee (including any legal fee, expert fee, accounting fee, or advisory fee), charge, disbursement, remediation, cost, interest, expense (including any cost of investigation, penalty, fee, disbursement of counsel or expense of any nature) or other loss suffered or incurred by such Person, including consequential damages (i.e., any loss or damage resulting from a breach of contract that does not directly and naturally result in the ordinary course of events but instead arises from special circumstances not ordinarily predictable or in the contemplation of the Parties as of the date of this Agreement) but excluding punitive damages (except to the extent that any such damages are part of any Order against the Indemnified Person in connection with a Third-Party Claim).

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“Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in the definitive agreement), is or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, or assets of the Company, including without limitation, the inability to extend existing European CE Mark Regulatory Approvals with respect to current APT Products prior to the after the date of this Agreement; provided, however, that “Material Adverse Effect” will not include any event, change or occurrence, directly or indirectly, arising from (a) general economic or industry-wide conditions, (b) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment of personnel of the United States, or (c) actions or omissions taken with the prior written consent of Purchaser or expressly required by this Agreement, except with respect to clauses (a) through (b) above, to the extent that the effects of such change are disproportionately adverse to the business, results of operations, or financial condition of the Company, taken as a whole, as compared to other companies in the industries in which the Company operates.

“Material Clients” is defined in Section 5.20.

“Material Contracts” is defined in Section 5.12(a).

“Material Vendors” is defined in Section 5.21.

“Non-Assumed Indebtedness” means that certain third-party Indebtedness to each of the Lenders, as follows: (i) all loans from First Western Bank & Trust to the Company, and all guarantees by the Company in favor of First Western Bank, the Company; (ii) all loans from the Bank of North Dakota to the Company; (iii) that certain loan from the City of the Rogers Economic Development Authority to the Company; and (iv) that certain loan from Rogers, Minnesota to the Company.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Objection Notice” is defined in Section 2.4(d).

“Open Source License” means, without limitation, any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), or any other license for Software where the license includes terms that require as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into it, derived from, or distributed with such Software (a) be disclosed or distributed in Source Code form, (b) be licensed to authorize modifications to, or derivative works of, the Source Code for the Software, (c) be redistributable at no or minimal charge, or (d) be licensed to authorize the distribution of modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Entity or any arbitrator or arbitration panel (in each case, whether preliminary or final); or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person: (a) consistent in nature, scope, and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person; (b) not requiring authorization by the shareholders, members, or other equity owners of such Person, the board of directors or managers of such Person, or any committee of the board of directors or managers of such Person (or by any Person or group of Persons exercising similar authority) nor requiring any other separate or special authorization of any nature; (c) taken in accordance with sound and prudent business practices; (d) not resulting from, arising out of, relating to, in the nature of, or caused by any breach of Contract, tort, infringement, or violation of Law; and (e) not related to any acquisition of, or investment in, the debt or equity of any Person.

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“Organizational Documents” means, with respect at a Person, the following documents that are presently in effect, including any amendments, modifications, or supplements thereto: (a) the articles or certificate of incorporation, formation, organization, or association; (b) general or limited partnership agreement; (c) limited liability company or operating agreement; (d) trust agreement; (e) bylaws; and (f) other agreements, documents, or instruments relating to the organization, management, or operation of such Person that is an Entity or relating to the rights, duties, and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, or similar agreements.

“Other Seller Indemnifying Person” is defined in Section 11.2(a).

“Party” and “Parties” are defined in the opening paragraph of this Agreement.

“Permit” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, or (b) right under any Contract with any Governmental Entity.

“Permitted Encumbrances” means (a) with respect to any asset, property, or right, (i) Encumbrances for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves according to GAAP have been established, and (ii) liens arising in the Ordinary Course of Business by operation of Law, including mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s and other similar liens to the extent not incurred in connection with the borrowing of money, that are not material to the business, operations, and financial condition of the applicable Person’s property so encumbered and that are not delinquent or resulting from a breach, default, or violation by such Person of any Contract or Law; (b) purchase money security interests and Encumbrances securing rental payments; (c) Real Estate Encumbrances; (d) Permitted Equity Encumbrances; and (e) Encumbrances set forth in Section 1.1 of Seller’s Disclosure Schedule.

“Permitted Equity Encumbrances” means, with respect to any Equity Securities of the Company, (a) the provisions of the Company’s Organizational Documents, and (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities laws.

“Person” means any individual and any Entity.

“Post-Closing Straddle Period” is defined in Section 7.6(d).

“Post-Closing Tax Period” is defined in Section 5.16(j).

“Pre-Closing Straddle Period” is defined in Section 7.6(d).

“Pre-Closing Tax Matter” is defined in Section 7.6(f).

“Pre-Closing Tax Period” is defined in Section 5.16(j).

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“Proceeding” means any action, claim, demand, charge, complaint, arbitration, proceeding, prosecution, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Prohibited Person” is defined in Section 5.25.

“Proposed Revenue Earnout Measurement” is defined in Section 2.5(c)(i).

“Purchaser Common Stock” means the common stock, $0.001 par value, of Stereotaxis, Inc.

“Purchase Price” means an amount up to $27,000,000.00 (inclusive of the Upfront Stock Consideration and the maximum Earnout Consideration, if any), as adjusted pursuant to Article II.

“Purchaser” is defined in the opening paragraph of this Agreement.

“Purchaser Financial Statements” is defined in Section 6.6.

“Purchaser Indemnifiable Matter” is defined in Section 11.3(a).

“Purchaser Indemnitee” is defined in Section 11.3(a).

“R&D Sponsor” is defined in Section 5.11(n).

“Real Estate Encumbrances” means any (a) easement, covenant, right-of-way, and other similar matters of record, which does not materially interfere with the operation of the Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby; (b) zoning and building restrictions; and (c) the provisions of any Law (including but not limited to statutory liens of landlords, zoning, entitlement, building and other land use regulations), which does not materially interfere with the operation of the Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby.

“Real Property” means, collectively, any owned real property (if any) and the Leased Real Property.

“Real Property Lease” is defined in Section 5.10(c).

“Related Party” means, with respect to a Person, (a) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities or other voting interests in such Person; (b) any member, manager, general partner, director, officer, trustee, executor, receiver, guardian, or personal representative of such Person or Person described in clause (a) above or the estate of such Person or any Person described in clause (a) above; (c) that is an individual, (i) any individual living with such Person, (ii) any other individual who is related (by blood, marriage, or adoption) to the individual, (iii) the individual’s spouse, or (iv) any Person related to (A) such Persons within the second degree or (B) any Person described in clauses (a) and (b) above; and (d) any trust, family partnership, family limited partnership, family limited liability company, or other Entity established for the benefit of such Person or any Person described in any of clauses (a) through (c) above.

“Release” is defined in Section 5.19(b).

“Released Claims” means each and all past and present disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature against the Releasees, including: (a) any unknown, unsuspected, or undisclosed claim; (b) any claim or right that may be asserted or exercised by Seller in its capacity as an equity holder of the Company or in any other capacity; and (c) any claim, right, or cause of action based upon any breach of any express, implied, oral, or written contract or agreement that (i) Seller may have had in the past, or may now have, and (ii) has arisen or arises, directly or indirectly, out of, or relates, directly or indirectly, to, any circumstance, agreement, activity, action, omission, event, or matter occurring or existing on or prior to the Effective Date; provided, however, that “Released Claims” shall exclude any claim of the nature described in this definition that Seller may have against any of the Releasees that arises under this Agreement or any Transaction Document or in connection with the transactions contemplated hereby or thereby.

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“Releasees” means: (a) Purchaser and each of its Affiliates; (b) the Company; and (c) each of the predecessors, successors, Purchasers, Subsidiaries, divisions, and past, present, and future assigns, successors, beneficiaries, heirs, assigns, attorneys, and Representatives of each Person identified or otherwise referred to in clauses (a) and (b) above.

“Remedies Exception” means, with respect to enforceability of a Contract against a Person, such Contract is enforceable against such Person in accordance with such Contract’s terms, except to the extent that its enforceability may be subject to applicable bankruptcy, Insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

“Representative” means, with respect to a Person, such Person’s Entity Representatives and independent contractors.

“Resolution Period” is defined in Section 2.5(c)(iv).

“Response Notice” is defined in Section 11.4(d).

“Restrictions” is defined in Section 7.11(b).

“Revenue Earnout Measurement” is defined in Section 2.5(c)(i).

“Revenue Earnout Notice Date” is defined in Section 2.5(c)(i).

“Revenue Earnout Period” means the five 12-month periods beginning initially from the first day of the Company’s next fiscal quarter following Closing to the last day of the fourth fiscal quarter following closing. By way of example, if the Closing Date is July 15, 2024, then “Revenue Earnout Period 1” means October 1, 2024 through September 30, 2025; “Revenue Earnout Period 2” means October 1, 2025 through September 30, 2026; “Revenue Earnout Period 3” means October 1, 2026 through September 30, 2027; “Revenue Earnout Period 4” means October 1, 2027 through September 30, 2028; and “Revenue Earnout Period 5” means October 1, 2028 through September 30, 2029.

“Review Period” is defined in Section 2.4(b).

“Rule 144” is defined in Section 4.8(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 6.4.

“Securities Act” means the Securities Act of 1933.

“Securities Assignment” is defined in Section 3.2.

“Seller” and “Sellers” are defined in the opening paragraph of this Agreement.

“Seller Indemnitee” is defined in Section 11.3(a).

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“Seller Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by the Company or Seller, whether incurred in connection with the Transaction Documents, the Contemplated Transactions or otherwise.

“Seller’s Disclosure Schedule” means the schedule attached to this Agreement and referred to in this Agreement as “Seller’s Disclosure Schedule” that are referenced in Seller’s representations and warranties set forth in this Agreement.

“Seller Indemnifiable Matter” is defined in Section 11.3(a).

“Share Cap” means 19.9% of the total number of shares of Purchaser Common Stock issued and outstanding immediately prior to the Closing.

“Software” means all computer software and code and firmware, including assemblers, applets, compilers, data files, schematics, application programming interfaces, computerized databases, Source Code, Object Code, development tools, design tools, user interfaces and data, and other related know-how, processes, formula, design, specifications, and documentation related to the foregoing, in any form or format, however fixed.

“SOL Representations” means the representations and warranties contained in Section 5.16 (Taxes), Section 5.17 (Employee Benefit Matters) and Section 5.19 (Environmental Matters).

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented, or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” is defined in Section 7.6(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” (and with correlative meaning, “Taxable,” “Taxing,” and “Taxation”) means: (a) all forms of taxation or duties imposed, or required to be collected or withheld, including any United States federal, state, or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, goods and services, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, profits, license, environmental, ad valorem, escheat, unclaimed or abandoned property, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, employment disability, payroll, employee, workers’ compensation, deductions at source, or other tax, similar levy, similar governmental fee, similar assessment, or similar charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Law or Tax Authority, whether disputed or not; (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group; (c) any liability for the payment of any amounts as a result of being a party to any tax indemnity, sharing or allocation agreements with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person; and (d) any liability for the payment of any of the foregoing types as a successor, transferee, or otherwise.

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“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Matter” is defined in Section 7.6(f).

“Tax Return” means any return, form, statement, election, declaration, report, claim for refund, information return or other document filed or required to be filed with a Governmental Authority in connection with the determination, assessment, collection, or imposition of any Tax or the administration of any Law relating to any Tax, including any schedule, supplement or attachment thereto and any amendment thereof.

“Third-Party Claim” is defined in Section 11.4(b).

“Third-Party Consent” means any Consent of any Person other than a Governmental Entity.

“Third-Party Recovery Proceeds” is defined in Section 11.8.

“Trade Secret” means all trade secrets, and, without limitation, all other inventions (whether patentable or not), Software, industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier lists, pricing and cost information, business and marketing plans, and proposals, and the moral and economic rights of authors and inventors in any of the foregoing.

“Transaction Documents” means this Agreement, the Securities Assignment, the and the Voting & Support Agreements, together with such other agreements, certificates, and documents, and any exhibits, annexes, schedules, or other attachments thereto, delivered or caused to be delivered incident to or in connection with the Contemplated Transactions.

“Transaction Expenses” means, with respect to any Person, all fees, costs, and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, and all fees and expenses of any audit firm, accountants, consultants, and tax advisors) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person and its Affiliates.

“Transfer” means a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation, or operation of Law.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.

“UK” means the United Kingdom, together with, as of the date in question, all of its then-current constituent member-countries.

“Voting Debt” is defined in Section 5.2(b).

“WARN Act” is defined in Section 5.18(j).

“Working Capital” means, with respect to the Company, at the time of determination, the amount, as of the Closing Date, as finally determined in accordance with Section 2.4, equal to its current assets (including Cash) minus its current liabilities, all as determined in accordance with GAAP. For avoidance of doubt, Working Capital shall be calculated as follows: (a) current assets will exclude all Related Party payables and receivables, third-party escrow or other deposits in respect of cryptocurrency purchases, Cash, and all current Tax assets, but will include (without double counting) (i) Cash and Cash Equivalent Securities, (ii) Accounts Receivable, (iii) unbilled work in progress, (iv) undeposited funds, (v) prepaid insurance, (vi) prepaid dues and subscriptions, (vii) prepaid other, (viii) prepaid equipment, (ix) employee advances, (x) prepaid rent, (xi) prepaid services – retainers, and (xii) prepaid general liabilities; and (b) current liabilities will include (i) all Indebtedness of the Company (but not any Non-Assumed Indebtedness), (ii) all current Tax Liabilities, (iii) all payroll liabilities, (iv) all Related Party payables, (v) profit sharing, (vi) accrued interest, (vii) accrued bonus, (viii) accrued commission, and (ix) Seller Transaction Expenses, (x) Accounts Payable, (xi) 401(k) plan and 401(k) loan, (xii) accrued expenses, (xiii) business insurance liability, (xiv) PTO Liability, (xv) credit cards payable, (xvi) accrued travel costs, (xvii) accrued sick leave, (xviii) accrued 401(k) Liability, (xix) health insurance payable, (xx) life insurance, (xxii) dental and vision, (xxiii) state and local sales taxes payable, (xxiv) franchise taxes payable, and (xxv) personal or business property taxes payable.

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Appendix B

Notice Addresses

(i)	if to Purchaser, to:

Stereotaxis, Inc.
710 North Tucker Boulevard, Suite 110
St. Louis, Missouri 63101
Attention: David Fischel (david.fischel@stereotaxis.com)
Kimberly Peery (kim.peery@stereotaxis.com)
Laura Spencer Garth (laura.garth@stereotaxis.com)

With a copy to (which will not constitute notice):

Bryan Cave Leighton Paisner LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: Robert J. Endicott
Email: rob.endicott@bclplaw.com

(ii)	if to Seller, to:

Access Point Technologies EP, Inc.
12560 Fletcher Lane, Ste. 300
Rogers, MN 55374
Attention: Steve Berhow, President
Email: Steve.Berhow@apt-inc.us

With a copy to (which will not constitute notice):

Donohue McKenney Ltd.
11222 86th Ave. N.
Maple Grove, MN 55369
Attention: Chad McKenney, Esq.
Email: chad@dmlawltd.com

B-1

Exhibit A

Form of Securities Assignment

FOR VALUE RECEIVED, the undersigned, APT Holding Company, Inc., a Minnesota corporation (the “Assignor”), hereby sells, assigns and transfers unto Stereotaxis, Inc., a Delaware corporation, [(i) 1,000 shares of Common Shares, par value $0.01 per share, and (ii) 1,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share,] of Access Point Technologies EP, Inc., a Minnesota corporation (the “Company”), standing in the name of the undersigned on the books of the Corporation and represented by Certificate Nos. ___ and ___, respectively, dated as of May 10, 2024, which comprise 100% of the capital stock of the Company standing in the Assignor’s name on the books of the Company; and does hereby irrevocably constitute and appoint an officer of the Company as attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises

Dated: _____________, 2024

ASSIGNOR:

APT HOLDING COMPANY, INC.

By:
Name:
Title

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Exhibit B

Form of Voting and Support Agreement

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2024, by and among Stereotaxis, Inc., a Delaware corporation (“Stereotaxis”), and the stockholders of Access Point Technologies EP, Inc., a Minnesota corporation (the “Company”), set forth on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”). Stereotaxis and the Stockholders are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

BACKGROUND

A. Concurrently with the execution and delivery of this Agreement, Stereotaxis and the Company and APT Holding Company, a Minnesota corporation (“NewCo”), are entering into that certain Share Purchase Agreement, dated as of the date of this Agreement (as the same may be amended or supplemented, the “Purchase Agreement”), which provides (subject to the terms and conditions set forth therein) for the sale of all of the outstanding equity capital stock of the Company to Stereotaxis (the “Transaction”) (capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement).

B. As of the date hereof, each Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) and Series A Convertible Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Common Company Common Stock and Company Series A Preferred Stock collectively, the “Shares”).

C. The Parties acknowledge that, substantially concurrently with entering into this Agreement, NewCo will be the sole Seller of Company Common Stock under the Purchase Agreement, following the reorganization of the Company into a holding company structure under Minnesota law, wherein NewCo does or will own all of the outstanding shares of capital stock of the Company and the former stockholders, including the Stockholders, will own all of the equity voting interests in NewCo in the same number and proportion as the current ownership of the Company (the “NewCo Shares”), and accordingly, all New Interests held by the Stockholders will be deemed to be “Shares” for all purposes of this Agreement even if not expressly set forth herein.

D. As a condition and material inducement to Stereotaxis entering into the Purchase Agreement, Stereotaxis have requested that the Stockholders agree, and, in order to induce Stereotaxis to enter into the Purchase Agreement, the Stockholders are willing to agree, to the matters set forth herein.

In consideration of the foregoing and the representations, warranties, covenants, agreements, obligations, and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I AGREEMENT TO VOTE; GRANT AND APPOINTMENT OF PROXY

1.1 Agreement to Vote. From and after the date hereof until the earlier to occur of (a) the Effective Time and (b) the termination of the Purchase Agreement pursuant to and in compliance with the terms therein (such earlier date, the “Expiration Date”), each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the Company’s stockholders or of voting equity holders of NewCo, as the case may be, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Company’s stockholders, each Stockholder shall, in each case to the fullest extent that Stockholder’s Shares or NewCo Shares are entitled to vote thereon: (i) appear at each such meeting or otherwise cause all of its Shares or NewCo Shares, as the case may be, to be counted as present thereat for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares or NewCo Shares, as the case may be, (A) in favor of (1) the Purchase Agreement and the Transaction and the other transactions contemplated by the Purchase Agreement, (2) the formation of NewCo and NewCo’s participation in the Transaction and (3) any proposal to adjourn or postpone such meeting of stockholders of the Company or the voting equity holders of NewCo to a later date if there are not sufficient votes to approve the Transaction, (B) against any material change in the capitalization of the Company or of NewCo (except for its initial formation), or the corporate structure of the Company or of NewCo, as the case may be, and (C) against any action, proposal, transaction or agreement that is intended, or would reasonably be likely to prevent, materially impede, materially delay or otherwise materially and adversely affect the Company’s, NewCo’s or Stereotaxis’s ability to timely consummate the transactions contemplated by the Purchase Agreement, including the Transaction (clauses (A) through (C), the “Required Votes”).

1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

From and after the date hereof until the Expiration Date, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Stereotaxis and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution) in accordance with the Minnesota Business Corporation Act (“MBCA”) (or other applicable state law for the NewCo Shares), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable), the Shares and/or NewCo Shares, as the case may be, owned by such Stockholder as of the applicable record date in accordance with the Required Votes; provided, that each Stockholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares or NewCo Shares of such Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Stereotaxis or its designee to vote on the matters specified by Section 1.1(ii), and each Stockholder shall retain the authority to vote on all other matters.

Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies,, and shall file any such revocation and appointment hereunder in accordance with any applicable provisions of the MBCA.

Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The Parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. The proxy granted by the Stockholder herein shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the Expiration Date, to vote, or to cause the holder of record on any applicable record date to vote, the Shares and/or NewCo Shares, as the case may be, in accordance with the Required Votes. The Parties agree that the foregoing is a voting agreement.

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1.3 Restrictions on Transfers.

Except as otherwise provided in Section 1.3(b), absent the prior written consent of Stereotaxis (which consent may be granted or withheld in Stereotaxis’s sole discretion), each Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of applicable Law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares or NewCo Shares (or any rights attached thereto, or any economic interests therein), (ii) deposit any Shares or NewCo Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, or (iii) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (i) or (ii). Any purported Transfer of Shares or NewCo Shares inconsistent with this Section 1.3 shall be null and void. For the avoidance of doubt, nothing herein shall be deemed to restrict the ability of Stockholder to exercise, prior to the end of the Expiration Date, any Company Stock Options and Other Rights held by Stockholder.

The restrictions set forth in Section 1.3(a) shall not apply to any Transfer of Shares or NewCo Shares by Stockholder (i) for the net settlement of such Stockholder’s Company Stock Options and Other Rights (defined below) (to pay the exercise price thereof and any Tax withholding obligations), (ii) for the exercise of such Stockholder’s Company Stock Options and Other Rights and the sale of a sufficient number of such Shares acquired upon exercise of such Company Stock Options and Other Rights as would generate sale proceeds sufficient to pay to the Company the aggregate applicable exercise price of shares then exercised under such Company Stock Options and Other Rights and any Tax withholding obligations of the Company arising as a result of such exercise, (iii) in the case of any Stockholder that is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder or (iv) in the case of any Stockholder that is a trust, a transfer to a beneficiary; provided, that in each case, the transferee shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Stereotaxis agreeing to be a “Stockholder” hereunder if such transferee is not already a party to this Agreement, and to perform all obligations as a Stockholder pursuant to this Agreement with respect to the Shares; provided, further, that such Stockholder shall remain liable for the breaches by any of such transferee of the terms hereof.

1.4 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares and (b) shall not grant, at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares.

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Article II

No SOLICITATION

2.1 No Solicitation.

Prior to the Expiration Date, each Stockholder (in its capacity as a stockholder of the Company) shall not, and shall cause (if applicable) each of its Affiliates and its and their respective directors, officers or employees not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly (other than with respect to Stereotaxis), (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, a proposal for an Alternative Transaction, as defined in the Purchase Agreement (an “Acquisition Proposal”), (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an Acquisition Proposal or an Alternative Transaction or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or an Alternative Transaction, or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of the Company, in each case in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or an Alternative Transaction, or for the purpose of encouraging or facilitating an Acquisition Proposal or an Alternative Transaction, (iii) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or an Alternative Transaction (as such terms are defined in the Purchase Agreement) or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Purchase Agreement, (iv) approve, support, adopt or recommend any Acquisition Proposal or an Alternative Transaction, or (v) resolve or agree to do any of the foregoing. From and after the execution of this Agreement, each Stockholder shall, and shall cause (if applicable) each of its Affiliates and direct its and their respective Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted heretofore with respect to any Acquisition Proposal or any inquiry, proposal, offer that could reasonably be expected to lead to an Acquisition Proposal.

For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Purchase Agreement; provided, that, for the avoidance of doubt, the Company shall not be deemed to be an Affiliate of any of the Stockholders.

Article III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to Stereotaxis as follows:

(a) (i) such Stockholder has full legal right, power and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other company actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iii) assuming due execution by Stereotaxis, this Agreement constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); provided that if such Stockholder is married, and any of the Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms;

(b) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, to the Stockholder’s knowledge, conflict with or violate any applicable Law or agreement binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Stockholder or as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect;

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(c) (i) such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Shares and/or the NewCo Shares set forth on Schedule A hereto, and (ii) such Stockholder (A) owns, beneficially and of record, or controls all of such Shares and/or NewCo Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws), (B) has sole voting power, sole power of disposition, sole power to demand dissenters’ rights and sole power to agree to all of the matters set forth in this Agreement, each with respect to all of such Stockholder’s Shares and/or the NewCo Shares, (C) does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares set forth on Schedule A hereto, and (D) no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of such Shares and/or NewCo Shares; provided, however, that each Stockholder may be deemed to share voting power and the power of disposition over its Shares with each other Stockholder;

(d) as of the date hereof, Stockholder does not own any options or other equity-based awards of the Company or NewCo, warrants and other rights to acquire, directly or indirectly, shares of the Company Common Stock or Company Series A Preferred Stock (collectively, the “Company Stock Options and Other Rights”); and

(e) as of the date hereof, to the knowledge of such Stockholder, there is no action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) (each, an “Action”) pending or threatened against such Stockholder before or by any Governmental Entity, except, as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

3.2 Representations and Warranties of Stereotaxis. Stereotaxis represents and warrants to each Stockholder as follows:

(a) (i) Stereotaxis has full legal right, power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (ii) this Agreement has been duly executed and delivered by Stereotaxis and the execution, delivery and performance of this Agreement by Stereotaxis and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stereotaxis and no other company actions or proceedings on the part of Stereotaxis are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and (iii) assuming due execution by the Stockholders, this Agreement constitute the legal, valid and binding agreement of Stereotaxis, enforceable against Stereotaxis in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); and

(b) the execution and delivery of this Agreement by Stereotaxis does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any applicable Law or agreement binding upon Stereotaxis, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by Stereotaxis or as would not impact such Stereotaxis’s ability to perform or comply with its obligations under this Agreement in any material respect.

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3.3 Covenants. Each Stockholder hereby:

(a) irrevocably waives, and agrees not to exercise, any dissenters’ rights that such Stockholder may have with respect to the Shares pursuant to the MBCA or other applicable state law relative to the Company or NewCo;

(b) if and to the extent Stereotaxis reasonably deems necessary or advisable, agrees to permit Stereotaxis to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Purchase Agreement, this Agreement and the Stockholders’ identity and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, provided that to the extent practicable, the Stockholders shall have a reasonable opportunity to review and approve such disclosure prior to any such announcement or disclosure;

(c) acknowledges that such Stockholder has received and reviewed a copy of the Purchase Agreement and that Stereotaxis is entering into the Purchase Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement;

(d) agrees (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained in this Agreement inaccurate in any respect as of any time during the term of the Agreement and (ii) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any time;

(e) agrees and acknowledges that, upon the reasonable request of Stereotaxis, such Stockholder shall execute and deliver any additional documents and take, or cause to be taken, all actions, and to do, or cause to be done, all things as may reasonably be deemed by Stereotaxis to be necessary or desirable to fulfill such Stockholder’s obligations under this Agreement;

(f) shall and does authorize Stereotaxis or its counsel to notify the Company’s or NewCo’s transfer agent that there is a stop transfer order with respect to all of the Shares and/or NewCo Shares (and that this Agreement places limits on the voting and transfer of the Shares and NewCo Shares); provided that if Stereotaxis or its counsel gives such notification, Stereotaxis or its counsel shall on the Expiration Date further notify the Company’s or NewCo (or their respective transfer agents, as the case may be) that the stop transfer order (and all other restrictions) have terminated as of such date;

(g) agrees that all Shares that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership of, after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company or NewCo affecting the Shares or the NewCo Shares, the terms of this Agreement shall apply to the resulting securities and such securities shall be deemed to be “Shares” for all purposes of this Agreement; and

(h) agrees that such Stockholder shall not bring, commence, institute, maintain, prosecute, join or voluntarily aid any Action in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Purchase Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with any other voting agreements and proxies to be delivered in connection with the execution of the Purchase Agreement, or the approval of the Purchase Agreement by the Board of Directors of the Company, breaches any fiduciary duty of the Board of Directors of the Company or any member thereof.

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Article IV

TERMINATION

4.1 Termination. This Agreement shall terminate without any further action by any Party and be of no further force or effect on the Expiration Date, and no Party shall have any rights or obligations hereunder following the Expiration Date. Notwithstanding the preceding sentence, this Section Article IV and Section Article V shall survive any termination of this Agreement. Nothing in this Section 4 shall relieve or otherwise limit any Party of liability of any Willful Breach of this Agreement prior to the termination hereof.

Article V

MISCELLANEOUS PROVISIONS

5.1 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a beneficial owner of such Stockholder’s Shares and/or NewCo Shares, (ii) nothing in this Agreement shall be construed to limit or affect any Stockholder’s rights and obligations as a director or officer of the Company, and (iii) no Stockholder shall have any liability to Stereotaxis or any of their Affiliates under this Agreement as a result of any action or inaction by such Stockholder acting in his or her capacity as a director or officer of the Company.

5.2 Expenses. Whether or not the Transaction is consummated, all costs, expenses and fees (including attorneys’ fees, if any) incurred in connection with the preparation, execution and delivery of this Agreement and compliance herewith, shall be paid by the Party incurring or required to incur such expenses.

5.3 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares and/or NewCo Shares shall remain vested in and belong to such Stockholder and (b) Stereotaxis shall not have authority to exercise any power or authority to direct or control the voting or disposition of any Shares and/or NewCo Shares or direct such Stockholder in the performance of its duties or responsibilities as a stockholder of the Company.

5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day or on a day that is not a Business Day, on the first Business Day thereafter, or (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Stereotaxis, to:

710 North Tucker Boulevard, Suite 110

St. Louis, Missouri 63101

Attention:	David Fischel (david.fischel@stereotaxis.com)
Kimberly Peery (kim.peery@stereotaxis.com)
Laura Spencer Garth (laura.garth@stereotaxis.com)

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with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: Robert J. Endicott
Phone: (314) 259-2447
Email: rob.endicott@bclplaw.com

If to Stockholder to:

The address set forth on Schedule A

5.5 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Stereotaxis and each Stockholder, and (b) in the case of a waiver, by the Party (or Parties) against whom the waiver is to be effective. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated (including by sale of stock, operation of applicable Law in connection with a merger or sale of substantially all the assets) by any of the parties hereto without the prior written consent of the other parties, except that Stereotaxis may assign, in its sole discretion, all or any of the rights, interests or obligations hereunder to any of its Affiliates. Any purported assignment inconsistent with this Section 5.6 shall be null and void.

5.7 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

5.8 Entire Agreement. This Agreement (including Schedule A hereto), the proxy granted in Section 1.2, and, to the extent referenced herein, the Purchase Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

5.9 No Third-Party Beneficiaries. Each Stockholder and Stereotaxis agree that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of Stereotaxis (in the case of a Stockholder) or each Stockholder (in the case of Stereotaxis), in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

5.10 Governing Law; Waiver of Jury Trial. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Minnesota.

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Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

5.11 Specific Performance; Remedies. Each of the Stockholders agrees and acknowledges that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Stockholders accordingly agrees that, without posting bond or other undertaking, Stereotaxis shall be entitled to seek injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Stockholder will allege, and each Stockholder hereby waives the defense or counterclaim, that there is an adequate remedy at law.

5.12 Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

5.13 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

5.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party hereto has received a counterpart hereof signed by each other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

5.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is unenforceable and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

5.16 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties hereto unless and until the Purchase Agreement is executed by all Parties thereto.

(The remainder of this page is intentionally left blank; signature pages follow)

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IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

STEREOTAXIS:

STEREOTAXIS, INC.

By:
Name:	David Fischel
Title:	Chief Executive Officer

[Stereotaxis Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDERS:

Name: Steven Berhow

Name: Corey L. Teigen

Name: Timothy S. Hanson